Exhibit 2.3

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the years ended December 31, 2023 and 2022

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Aimia Inc. (together with its direct and indirect subsidiaries, where the context requires, “Aimia” or the “Corporation”) was incorporated on May 5, 2008 under the laws of Canada.
The following management's discussion and analysis of financial condition and results of operations (the “MD&A”) presents a discussion of the financial condition and results of operations for Aimia. The MD&A is prepared as at March 25, 2024 and should be read in conjunction with the audited consolidated financial statements of Aimia for the year ended December 31, 2023 and the notes thereto, and the Annual Information Form dated March 15, 2023. The earnings and cash flows of Aimia are affected by certain risks. For a description of those risks, please refer to the Risks and uncertainties affecting the business section.

CAUTION REGARDING FORWARD-LOOKING INFORMATION

This MD&A contains statements that constitute "forward-looking information" within the meaning of Canadian securities laws ("forward-looking statements"), which are based upon our current expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute forward-looking statements. Forward-looking statements are typically identified by the use of terms or phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, “would” and “should”, and similar terms and phrases, including references to assumptions.

Forward-looking statements in this MD&A include, but are not limited to, statements with respect to Aimia's current and future strategic initiatives, investment opportunities and use of cash; Aimia’s ability to source and execute on acquisitions on terms acceptable to it; the relationship with Paladin, including the Paladin’s options and crystallization events; the Bozzetto related financing (including any drawdowns under the credit facilities); the put option granted to Bozzetto’s management; the growth of Bozzetto in the Americas; Cortland International plans to expand its operations globally; Cortland International and Bozzetto plans to mitigate the cost associated with the Red Sea crisis; Kognitiv potential earn-out for its divested business; the series of initiatives undertaken by Kognitiv to reduce costs and drive efficiency; Kognitiv’s growth initiatives; the ability of Kognitiv to secure additional sources of financing as necessary; the value of Aimia’s investment in Clear Media; the potential partial repayment of TRADE X convertible note and the result of the liquidation process; the ability of Capital A to comply with any part of its obligations to regularize its Practice Note 17 condition within the timeframes permitted by Bursa Securities, including the submission of its regularization plan to address its financial condition; the PLM potential earn-out; the future developments regarding the wind down of Mittleman Investment Management (and of Precog Capital Partners L.P.); Aimia’s annualized holding company cash expenses, cash requirements for preferred dividends and associated Part
VI.1 tax going forward; the outcome of the contested matters with the CRA and Revenu Québec and other litigated matters.

Forward-looking statements, by their nature, are based on assumptions and are subject to known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the forward-looking statement will not occur. The forward-looking statements in this MD&A speak only as of the date hereof and reflect several material factors, expectations and assumptions. While Aimia considers these factors, expectations and assumptions to be reasonable, actual events or results could differ materially from the results, predictions, forecasts, conclusions or projections expressed or implied in the forward-looking statements. Undue reliance should not be placed on any

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
predictions or forward-looking statements as these may be affected by, among other things, changing external events and general uncertainties of the business. A discussion of the material risks applicable to us can be found in the section entitled Risks and uncertainties affecting the business of this MD&A. Aimia cautions that the list of risk factors included in this Management Discussion and Analysis is not exhaustive. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and we disclaim any intention and assume no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THIS MD&A CONTAINS THE FOLLOWING SECTIONS:

OVERVIEW	4
SUBSIDIARIES AND INVESTMENTS IN PRIVATE EQUITY INSTRUMENTS, ASSOCIATES AND JOINT ARRANGEMENTS	6
Q4 2023 HIGHLIGHTS	7
OTHER 2023 HIGHLIGHTS	11
PERFORMANCE INDICATORS (INCLUDING CERTAIN NON-GAAP FINANCIAL MEASURES)	21
OPERATING AND FINANCIAL RESULTS	22
SELECTED ANNUAL CONSOLIDATED OPERATING RESULTS	22
SELECTED QUARTERLY CONSOLIDATED OPERATING RESULTS	24
SEGMENTED OPERATING RESULTS	26
SUMMARY OF QUARTERLY RESULTS	50
LIQUIDITY AND CAPITAL RESOURCES	52
SUMMARY OF CONTRACTUAL OBLIGATIONS	58
CONTINGENT LIABILITIES AND GUARANTEES	59
CAPITAL STOCK	62
DIVIDENDS	64
EARNINGS (LOSS) PER COMMON SHARE	65
RELATED PARTIES TRANSACTIONS	65
FINANCIAL RISK MANAGEMENT	68
CHANGES IN ACCOUNTING POLICIES	73
CRITICAL ACCOUNTING ESTIMATES	76
FUTURE ACCOUNTING CHANGES	79
CONTROLS AND PROCEDURES	80
RISKS AND UNCERTAINTIES AFFECTING THE BUSINESS	82
NON-GAAP FINANCIAL MEASURES FOR INVESTMENTS	102
GLOSSARY	103
ADDITIONAL INFORMATION	103

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW

Aimia was incorporated on May 5, 2008 under the Canada Business Corporations Act. The registered and head office of Aimia is located at 1 University Avenue, Floor 3, Toronto, Ontario, M5J 2P1.

The Corporation is a holding company that makes long-term investments in public and private companies, through controlling or minority stakes.The Corporation targets companies with durable economic advantages evidenced by a track record of substantial free cash flow generation over complete business cycles, strong growth prospects, and guided by strong, experienced management teams. Headquartered in Toronto, Canada, Aimia is positioned to invest in any sector, wherever a suitable opportunity can be identified worldwide. In addition, Aimia seeks investments that may efficiently utilize the Corporation’s operating and capital loss carry-forwards to further enhance stakeholder value.

The company owns a portfolio of investments which include: 94.1% interest in Giovanni Bozzetto S.p.A. (“Bozzetto”) which was acquired on May 9, 2023, a provider of specialty sustainable chemicals, offering sustainable textile, water and dispersion chemical solutions with applications in several end-markets including the textile, home and personal care, plasterboard and agrochemical markets, 100% ownership of Cortland International, which is comprised of: (1) Tufropes, which was acquired on March 17, 2023, a global leader in the manufacturing of high-performance synthetic fiber ropes and netting solutions for maritime and other various industrial customers, and (2) Cortland Industrial LLC ("Cortland"), which was acquired on July 11, 2023, a leading global designer, manufacturer, and supplier of technology advanced synthetic ropes, slings and tethers to the aerospace & defense, marine, renewables, and other diversified industrial end markets.

On January 3, 2024, Aimia announced the closing of the acquisition, by Bozzetto, of 65% of StarChem S.A. ("StarChem"), a manufacturer of auxiliary chemical solutions primarily involved in the preparation, dyeing, and finishing processes for large, multi-national customers within the textile industry.

In addition, the Corporation owns a 10.85% stake in Clear Media Limited, an outdoor advertising firm in China, a 48.5% equity stake in Kognitiv Corporation ("Kognitiv"), a B2B global SaaS company inspiring customer loyalty through data-driven personalization as well as a minority equity stake in TRADE X, a global B2B cross-border automotive trading platform. Starting December 22, 2023, TRADE X has been placed under receivership pursuant to an order granted by the Ontario Superior Court of Justice.

The Corporation also held a wholly owned investment advisory business, Mittleman Investment Management, LLC ("MIM"). The Corporation started to wind down the operations of MIM on April 14, 2023 and the business was no longer in operations as of December 31, 2023.

Segmented Information

Aimia, through its own operations and those of its subsidiaries, operates three reportable and operating segments, namely, Bozzetto, Cortland International and Holdings. Following the Bozzetto, Tufropes and Cortland acquisitions and the decision to wind-down the operations of MIM starting April 14, 2023, the Corporation now reports the results of MIM, which were previously reported as a separate segment in the previous year, under the Holdings segment. As a result of those changes, the comparative information has been restated to conform with the new segmentation.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW (continued)

Bozzetto

The Bozzetto segment includes the results of Bozzetto from its acquisition on May 9, 2023, as well as other expenses that relate to its acquisition, including transaction costs, the Paladin option expense and the Paladin carried interest expense.

Cortland International

The Cortland International segment (previously reported under the Tufropes segment name) includes the results of Tufropes and Cortland from their respective acquisitions on March 17, 2023 and July 11, 2023, as well as other expenses that relate to these acquisitions, including transaction costs, the Paladin option expense and the Paladin carried interest expense.

Holdings

The Holdings segment includes Aimia's investments in Clear Media Limited, Kognitiv, TRADE X, MIM as well as minority investments in various public company securities and limited partnerships. Holdings also includes corporate operating costs, including costs related to public company disclosure and Board costs, executive leadership, legal, finance and administration. Prior to its disposal on July 15, 2022, the results associated with Aimia's 48.9% investment in PLM were included in the Holdings segment.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SUBSIDIARIES AND INVESTMENTS IN PRIVATE EQUITY INSTRUMENTS, ASSOCIATES AND JOINT ARRANGEMENTS

The table below summarizes Aimia's main subsidiaries and investments in private equity instruments, associates and joint arrangements at December 31, 2023:

Name	Nature of business	Nature of investment	Reporting segment	Place of business	% of Ownership interest	Measurement method
Bozzetto	Specialty sustainable chemicals	Subsidiaries	Bozzetto	Worldwide	94.1 (a)	Consolidation
Tufropes	Synthetic fiber ropes and netting solutions	Subsidiaries	Cortland International	Worldwide	100 (b)	Consolidation
Cortland	Synthetic ropes, slings and tethers	Subsidiaries	Cortland International	Worldwide	100 (b)	Consolidation
Kognitiv	B2B Loyalty	Associate	Holdings	Worldwide	48.5	Equity (d)
Clear Media Limited (c)	Outdoor advertising	Equity instrument	Holdings	China	10.85	Fair value
TRADE X	B2B automotive cross- border trading platform	Equity instruments and convertible note	Holdings	Worldwide	11.9 (e)	Fair value

(a)
Bozzetto's executive management owns 5.9% of Bozzetto. Moreover, Paladin collaborated with Aimia on this acquisition. Within one year of closing, Paladin has the option to purchase a minimum of 10.0% and a maximum of 19.9% of Aimia's investment in Bozzetto. Paladin is also entitled to a carried interest of up to 20% after a 8% preferred return to Aimia. Refer to the Other 2023 Highlights section for more details.

(b)
Paladin collaborated with Aimia on this acquisition. Within one year of the Bozzetto acquisition closing date (originally the Tufropes acquisition closing date), Paladin has the option to purchase a minimum of 10.0% and a maximum of 19.9% of Cortland International. Paladin is also entitled to a carried interest of up to 20% after a 8% preferred return to Aimia. Refer to the Other 2023 Highlights section for more details.

(c)
Following the acceptance of the share alternative by the Corporation and the privatization of Clear Media Limited, Aimia has a 10.85% stake in Ever Harmonic Global Limited., which wholly-owns Clear Media.

(d)	The Corporation also has an investment in warrants of Kognitiv. The investment in the Kognitiv warrants is measured at fair value.
(e)	Starting December 22, 2023, TRADE X has been placed under receivership pursuant to an order granted by the Ontario Superior Court of Justice.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Q4 2023 HIGHLIGHTS

PRIVATE PLACEMENT AND NEW DIRECTORS APPOINTMENT

On October 21, 2023, Aimia announced the closing of a Private Placement by strategic investors of 10,475,000 common shares together with 10,475,000 common share purchase warrants for total gross proceeds of $32.5 million, of which $23.4 million was allocated to the common shares and $9.1 million to the warrants.

The issue price of each common share and accompanying warrant was $3.10, with a $3.70 warrant exercise price. The warrants are subject to customary anti-dilution provisions, are exercisable immediately and expire five years from the date of issuance. The warrants include a cashless exercise option for the holders and, as such, the warrants do not meet the 'fixed for fixed' requirement under IAS 32. Therefore, the warrants are classified as a liability and are measured at fair value through profit and loss at each reporting period. The initial fair value of the warrants was estimated using a binomial option pricing model and the residual amount was allocated to the common shares.

Aimia incurred transaction costs of $2.7 million in connection with this private placement, of which $2.0 million was allocated to the common shares and recognized in equity, with the remaining $0.7 million being allocated to the warrants and recorded in Selling, general and administrative expenses in the consolidated statements of operations.

The common shares issued on closing of the Private Placement and the common shares issuable on exercise of the warrants are subject to a six-month lock-up period from the date of closing of the Private Placement, with customary carve-outs including the ability to tender to a bona fide takeover bid.

Concurrent with this transaction, Aimia has strengthened its Board of Directors with the appointment of Thomas Finke and Yannis Skoufalos, with Mr. Finke also named Chairman of the Board. Mr. Finke has over three decades of experience in the financial services industry where he most notably served as Chairman and CEO of Barings LLC, a global investment management firm. Mr. Skoufalos had a distinguished 35-year international career at Procter & Gamble, where he led a vast Supply Network encompassing procurement, manufacturing, customer service, distribution, quality assurance, engineering, and innovation program management.

Management and Board of Director changes subsequent to December 31, 2023

Subsequent to the year ended December 31, 2023, following the departure of Aimia's CEO, Philip Mittleman, and President, Michael Lehmann, Mr. Finke has been named Executive Chairman, effective January 11, 2024. With Mr. Finke’s appointment as Executive Chairman, Karen Basian, a member of Aimia’s Board since February 2020 and currently Chair of the Audit, Finance and Risk Committee, has been named as Lead Independent Director. Ms. Basian will work closely with Mr. Finke and provide oversight and guidance to Aimia’s independent directors. Aimia’s Board has also launched a search for a a new CEO.

On February 29, 2024, following the departure of a board member due to new professional commitments, Aimia appointed Robert Feingold, a finance and asset management professional with more than 30 years of industry and academic experience. Mr. Feingold has been a Senior Lecturer of Finance at the Isenberg School of Management at the University of Massachusetts Amherst since 2016. Previously, he served in a number of executive roles with asset management and financial services organizations, including Fleet Bank, Wellington Management, Triumph Capital Group, and Barings LLC.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Q4 2023 HIGHLIGHTS (continued)

PLM EARN-OUT
In relation to the divestiture of PLM, an earn-out in an amount of $36.4 million (US$27.5 million), is payable to Aimia in cash should the PLM loyalty program achieve 100% of targeted annual gross billings amounts in either of the years 2022, 2023 or 2024 (the "earn-out years"). The earn-out that could be payable to Aimia is subject to an adjustment based on the actual gross billings achieved by PLM compared to the target and could vary from $16.6 million (US$12.5 million) based on 97.5% of the target, up to $49.7 million (US$37.5 million) based on 115% of the target. Aimia is only entitled to receive an earn-out amount once in respect of the earn-out years and, accordingly, to the extent that PLM’s annual gross billings for any of the earn-out years are equal to or more than 97.5% of the target, Aimia shall receive such earn-out amount for that earn-out year. Once an earn-out amount is received, Aimia will not be entitled to receive an additional earn-out amount in respect of any subsequent earn-out year.

The Corporation was informed by PLM that the company had achieved 99.4% of the targeted annual gross billings amount for the year ended December 31, 2023, and thus, that Aimia would be entitled to an earn-out. As of December 31, 2023, the fair value of the earn-out has been estimated at $31.9 million (US$24.1 million), which resulted in a gain of $19.3 million during the year ended December 31, 2023. The estimated earn-out is still subject to the finalization of the audit of PLM's financial statements. Aimia expects to receive payment of the earn-out before the end of the second quarter in 2024 and has therefore presented the earn-out in other current assets on the consolidated statement of financial position.

APPOINTMENT OF SENIOR LEADERSHIP TEAM AT CORTLAND INTERNATIONAL

On November 1, 2023, Aimia announced the appointment of Mr. Stuart Janke as Chief Executive Officer and Mr. Brian Pettipas as Chief Financial Officer of Cortland International. This follows the planned transitions of interim CEO and CFO appointees into advisory roles after the integration of the combined business.

Mr. Janke brings over 35 years of global experience in the synthetic rope industry, occupying senior leadership and management roles across various business development and operational roles at Cortland. Mr. Janke has led Cortland through several  transformational ownership changes and overseen the implementation of Cortland’s innovative manufacturing technologies and branded synthetic rope, tether, and sling products. Having resided in Asia Pacific and Australia and led partnerships in China, India, and Southeast Asia, Mr. Janke brings a diverse geographical business experience to lead Cortland’s continued global expansion.

Mr. Pettipas is a seasoned finance professional, CPA and CBV, with over 20 years of experience. Mr. Pettipas began his career in public accounting at Grant Thornton, where he became a partner, and has since been a senior executive and finance leader across companies in numerous industries. With deep experience in Mergers and Acquisitions, he has demonstrated an exceptional ability to guide companies through both high-growth phases as well as challenging periods, notably during the 2008 financial crisis and the recent COVID-19 pandemic.

Q4 2023 PERFORMANCE

The three months ended December 31, 2023 marks the first quarter without any partial period results from either of its Bozzetto and Cortland International businesses. The financial and operating results of these subsidiaries were

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Q4 2023 HIGHLIGHTS (continued)

however impacted by geopolitical and macroeconomic developments, notably the Red Sea crisis and the slowdown of the global economy.

Aimia's holding costs were also significantly impacted by legal and advisory fees incurred in relation to shareholder activism, including litigation settlement agreements.

For the three months period ended December 31, 2023, the Corporation reported consolidated revenues of $100.1 million, net loss of $59.0 million and negative Adjusted EBITDA of $4.0 million. Refer to the Segmented Operating Results section for additional details.

SUBSEQUENT EVENT - ACQUISITION OF STARCHEM

On January 3, 2024, Aimia announced the closing of the acquisition, by Bozzetto, of 65% of StarChem S.A. ("StarChem"). StarChem, headquartered in San Pedro Sula, Honduras, is a manufacturer of specialty chemical solutions used primarily in preparation, dyeing, and finishing processes by its large, multi-national textile industry customers. StarChem has two production facilities, Merril and StarChem Honduras. Bozzetto’s acquisition of StarChem will expand its geographical presence and advance Aimia’s stated plan to enter the Americas through mergers and acquisitions.

The purchase price for the acquisition amounted to $24.1 million (US$18.2 million), with a potential earn-out of up to $12.1 million (US$9.1 million) based on EBITDA targets to be met over the next two years, subject to customary adjustments related to net debt and working capital at closing. Bozzetto incurred transaction costs of $1.0 million, of which $0.6 million were incurred in 2023. The purchase price was funded entirely from Bozzetto’s existing capex credit facility and Bozzetto’s cash on hand, with 90% of purchase price funded at closing and the remaining balance to be released upon the finalization of the adjustments related to net debt and working capital. The executive management team of StarChem, retains a collective minority stake of 35% in the company.

A put option has been granted to Starchem's executive management in order to enable them to sell a portion of their ownership to Bozzetto at each of the fifth and 10th anniversary of the transaction. The purchase price to be paid by Bozzetto upon the exercise of the option will be based on the fair value of Starchem at that time (based on same formula than the 65% initial acquisition).

Given the timing of the closing of the acquisition of Starchem, the initial accounting for the business combination is incomplete at this time. As permitted under IFRS 3, a provisional estimate of the purchase price allocation and fair values of tangible and intangible assets as well as goodwill was performed and is presented below. At this time, management is still reviewing the earn-out estimated fair value and impact it will have on its net consideration to allocate and, as such, has been excluded from the table below.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Q4 2023 HIGHLIGHTS (continued)

Purchase price
(in millions of Canadian dollars)
Base purchase price	24.1
Preliminary net debt and working capital adjustments	1.6
Net consideration to allocate	25.7
Provisional recognized amounts of identifiable assets acquired and liabilities assumed
Current assets	33.3
Non-current assets	1.7
Current liabilities	(13.4)
Non-current liabilities	(0.6)
Total provisional identifiable net assets (liabilities)	21.0
Provisional non-controlling interests (a)	(7.3)
Provisional goodwill and intangible assets	12.0
Total	25.7

(a)	The Corporation has presented the provisional non-controlling interests based on 35% of the identifiable net assets.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OTHER 2023 HIGHLIGHTS

ACQUISITION OF BOZZETTO

On March 6, 2023, Aimia announced that it had signed a definitive agreement to acquire substantially all of the issued and outstanding shares of Giovanni Bozzetto S.p.A. ("Bozzetto") from Chequers Capital and other minority shareholders. Bozzetto is a provider of specialty chemicals, manufacturing proprietary chemicals to service its core textile, water solutions, and dispersion end markets.

The transaction closed on May 9, 2023. The purchase consideration for the 93.94% equity stake acquired by Aimia was approximately $257.8 million (€175.5 million) payable at closing in cash. Bozzetto’s executive management team purchased the remaining equity stake, representing 6.06%, for $16.6 million (€11.3 million). Pursuant to the terms and conditions of Bozzetto’s previous senior facilities agreement, the carrying out of the acquisition by the Corporation was determined to constitute a change of control of Bozzetto and, consequently, Bozzetto was required to repay to the lenders any outstanding amount of the loan granted under these senior facilities agreement. The repayment amounted to $83.9 million (€57.1 million) as of the acquisition date.

The Corporation financed the purchase consideration on the acquisition closing date as well as the transaction costs of $12.7 million (€8.6 million) and the repayment of Bozzetto’s previous senior debt using a combination of cash on hand and an amount drawn from a new financing at the subsidiary level in the amount of $139.5 million (€95.0 million). The transaction costs paid are recorded in selling, general and administrative expenses in the consolidated statements of operations. The use of Bozzetto's cash on hand as well as the excess funds resulting from the new financing, net of the repayment of the previous senior facilities, reduced the cash contribution required from both Aimia and Bozzetto's executive management team to purchase Bozzetto, which resulted in the reduction of the contribution from Bozzetto's executive management team (non-controlling interest) from $16.6 million to $13.3 million.

During the year ended December 31, 2023, the Corporation repurchased 0.16% of equity from a management team member, increasing its total equity stake to 94.1%.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OTHER 2023 HIGHLIGHTS (continued)

Purchase price allocation

As permitted under IFRS 3, a provisional estimate of the purchase price allocation and fair values of tangible and intangible assets as well as goodwill was initially performed. The final allocation was completed during the fourth quarter of 2023.

Purchase price	As initially reported	Adjustments	Final allocation
(in millions of Canadian dollars)
Total Consideration fair value to allocate	257.8	—	257.8
Identifiable assets acquired and liabilities assumed
Cash and cash equivalents	38.4	(1.2)	37.2
Restricted cash	1.8	—	1.8
Accounts receivable	77.7	(0.9)	76.8
Income tax receivable	0.7	1.2	1.9
Inventories	43.0	5.4	48.4
Prepaid expenses	1.5	(0.3)	1.2
Other current assets	2.6	(1.8)	0.8
Equity-accounted investments	3.4	0.1	3.5
Property, Plant and Equipment	69.7	16.1	85.8
Customer relationships	—	101.6	101.6
Trade names	—	45.4	45.4
Technology assets & other	—	3.7	3.7
Deferred tax assets	—	10.0	10.0
Other non-current assets	7.6	(6.4)	1.2
Accounts payable and accrued liabilities	(60.3)	1.1	(59.2)
Income tax payable	(3.5)	(0.2)	(3.7)
Lease liabilities	(6.9)	0.7	(6.2)
Current portion of long-term debt	(14.1)	1.2	(12.9)
Long-term debt	(69.2)	(1.1)	(70.3)
Other borrowings	—	(8.6)	(8.6)
Post-employment benefit plan	(10.9)	0.1	(10.8)
Deferred tax liabilities	—	(53.9)	(53.9)
Other non-current liabilities	(18.3)	16.7	(1.6)
Total identifiable net assets (liabilities)	63.2	128.9	192.1
Non-controlling interests (a)	(3.8)	(8.1)	(11.9)
Goodwill	198.4	(120.8)	77.6
Total	257.8	—	257.8
(a)	The Corporation has recorded the non-controlling interests based on 6.06% of the identifiable net assets.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OTHER 2023 HIGHLIGHTS (continued)

External financing - Senior Loans

Aimia completed the Bozzetto related financing at the subsidiary level in the amount of $139.5 million (€95.0 million) at closing. The interest rate on the new senior facilities is based on the Euribor 6 months ("E6M") plus a margin which can vary between 3.25% and 4.75% based on Bozzetto’s leverage ratio, as defined in the senior facilities agreement, and depending on how the facilities are drawn. The new financing was also subject to upfront financing fees of $6.8 million (€4.6 million) paid at closing, which were recorded as a reduction of the debt balance at inception and are amortized into earnings using the effective interest rate method. At closing of the acquisition, the cash proceeds drawn from this debt financing net of the financing costs were $132.7 million (€90.4 million). Other financing costs paid to third parties amounted to $1.3 million (€0.9 million) and were recorded as deferred financing costs.

Bozzetto management investment

Bozzetto's executive management invested in the new investment structure an amount initially representing a minority equity position of 6.06%. Included in the Bozzetto executive management share structure, is a class of shares, which will provide enhanced returns to their holders should the value of the business achieve specified valuation thresholds in an exit scenario. The minimum threshold for Bozzetto's management to earn enhanced returns in such exit scenario represents a multiple of invested capital of 1.8x. During the third quarter of 2023, the Corporation repurchased 0.16% of equity from a management team member, increasing its total equity stake to 94.1%.

Liquidity option
A put option has been granted to Bozzetto's management in order to enable them to sell a portion of their ownership to Aimia at each of the fifth, eighth and 11th anniversary of the transaction if no exit scenario has occurred by those dates. The purchase price to be paid by Aimia upon the exercise of the option will be based on the fair value of Bozzetto at that time and shall be payable in cash.
The redemption value of the ownership has therefore been accounted as a liability with the offset in Retained earnings (Deficit). The redemption value has been discounted using a discount rate of 8.1%. If the option ends up not being exercised, the amount presented as a liability will be reclassified back to Retained earnings (Deficit) in equity. At transaction date, a value of $6.9 million has been recorded for this liability and is presented in Other non-current liabilities. The exercise of this option by Bozzetto's management does not impact their entitlement to the enhanced returns described above. As of December 31, 2023, the liability amounted to $7.2 million.

Agreements with Paladin

Paladin Private Equity LLC ("Paladin") collaborated with Aimia on this transaction. In connection thereto, upon closing of the transaction, Aimia and Paladin have entered into certain agreements on customary terms and conditions and providing for, among other things, minority governance rights, preferred return for Aimia, certain carry related rights to the benefit of Paladin, and an option for Paladin to acquire a minority equity position of Bozzetto within one year of closing.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OTHER 2023 HIGHLIGHTS (continued)

Option to acquire minority equity in Bozzetto

Within one year of closing, Paladin will have the option, through an investment fund to be established and managed by Paladin, to purchase a minimum of 10% and a maximum of 19.9% of Aimia's equity in Bozzetto at its fully-loaded cost (i.e. Aimia's invested capital inclusive of pro-rata share of all aggregate transaction costs) plus an 8% per annum cost of capital charge.
The Corporation has recognized a non-cash expense of $4.3 million in regard to this option based on the fair value of the option at issuance. The expense has been recorded in the caption "Income (expenses) related to carried interest, call option and fair value gain (loss) on contingent consideration'' in the consolidated statements of operations and is reported as non-controlling interest in the consolidated statement of equity. In the event that Paladin does not exercise its option, the carrying amount of the option will be reclassified from non-controlling interest to "Retained earnings (deficit)".

Carried Interest - Upon Crystallization

In the event that Aimia disposes of Bozzetto or a carried interest crystallization event occurs, for a period of 10 years after the closing date, Paladin will be entitled to certain carried interest distributions, in addition to any rights it would have under its equity ownership in the event that it exercised the Paladin Option described above. These distribution rights will commence only if and when Aimia has earned an 8% annual compound return on its investment. More specifically, in the event of a disposal or carried interest crystallization event, distribution of the proceeds attributable to Aimia and Paladin, which would be net of the Bozzetto's executive management enhanced returns described above, would be as follows:
i.	Aimia is entitled to receive its initial investment at its fully-loaded cost (inclusive of all aggregate transaction costs);
ii.	Next, Aimia is entitled to an 8% preferred return over its initial investments at its fully-loaded cost, compounded annually;
iii.	Next, Paladin would receive each additional dollar until it received 25% of the preferred return received by Aimia (under ii above);
iv.	Thereafter, any remaining funds shall accrue and be allocated 80% to Aimia and 20% to Paladin.

Carried Interest - Crystallization events

In each of year three to year five post-closing, Paladin shall have the right to require (during a specified period in each such year) that Aimia pay out Paladin’s carried interest. In such case, Aimia shall either pay out in cash Paladin's carried interest based on the fair value of Bozzetto at such date or choose to trigger a sale process, provided that such sale process results in a minimum proceeds of 1.5x of Aimia's invested capital. If the sale process does not result in a transaction generating proceeds of 1.5x of Aimia's invested capital, then Aimia shall have no obligation to pay out Paladin's carried interest or complete the sale process for such year. In each of year six to year ten post- closing, Paladin shall have the right to require the payout of its carried interest following the same procedure described above, except that there shall be no minimum multiple of Aimia's invested capital threshold.

In each of year three to ten, Aimia shall have the right (during a specified period in each such year) to crystallize Paladin's carried interest based on the fair value of Bozzetto at such date, subject to a minimum valuation of 1.5x of

15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OTHER 2023 HIGHLIGHTS (continued)

Aimia's invested capital. In such case, Paladin can choose to receive either i) cash or ii) ownership interest in Bozzetto, but in case of ii), only to the extent the issuance of such ownership interest does not result in Aimia holding less than 80.1% of all of the issued and outstanding common shares of Bozzetto. After year ten, in the event the carry calculation does not result in a payout per the thresholds described above, Paladin shall no longer be entitled to any carried interest.

Aimia has recognized a non-cash expense of $12.6 million related to the carried interest based on the fair value of the carried interest during the year ended December 31, 2023. The expense has been recorded in the caption "Income (expenses) related to carried interest, call option and fair value gain (loss) on contingent consideration'' in the consolidated statements of operations and is reported as other long-term liability in the consolidated statement of financial position. The fair value has been estimated by considering the carried interest as a yearly-activable option (Bermuda call), using Monte Carlo simulations and linear regressions. This valuation technique involves generating multiple potential future price paths and then estimating the option value based on those paths. The valuation also factored Aimia's right to crystallize the carried interest. The valuation technique requires the use of certain key unobservable assumptions, which includes:
•	Volatility of 35%
•	Credit spread of 3.5%.
•	The estimated fair value of Bozzetto's equity as of December 31, 2023.

A change in +/- 5% of the volatility would have resulted in a change of $1.5 million / ($1.7) million in the fair value of the carried interest, while a change of +/- 5% in the estimated fair value of Bozzetto's equity as of December 31, 2023 would have resulted in a change of $0.6 million / ($0.6) million.

Advisory services

The Corporation has also entered into an advisory services agreement with Paladin whereas Paladin will provide advisory services, including identifying M&A opportunities, to Bozzetto. The fees for these advisory services are estimated to be approximately $0.5 million per year and will be subject to revision annually based on certain performance criteria.

In the event that Paladin exercises its option to acquire a minority equity position in Bozzetto, the advisory services fees will be reduced based on Paladin's ownership percentage in Bozzetto.

16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OTHER 2023 HIGHLIGHTS (continued)
ACQUISITIONS OF TUFROPES AND CORTLAND INDUSTRIAL

This section presents information about Aimia's acquisition of Tufropes on March 17, 2023 as well as the Corporation's subsequent acquisition, through Tufropes, of Cortland on July 11, 2023. Results of the combined businesses (which were rebranded as "Cortland International" during the year) are presented under the "Cortland International" segment.

The Corporation is currently evaluating external financing options to replace all or substantially all the existing intercompany debt that the parent company currently has with Cortland International, which amounted to $104.3 million (including accrued interest) as of December 31, 2023.

A)	ACQUISITION OF TUFROPES

On January 31, 2023, Aimia announced that it had signed definitive agreements to acquire all of the issued and outstanding shares of Tufropes Pvt Ltd. as well as substantially all the net assets of India Nets (together referred to as "Tufropes").

Tufropes is leading global manufacturer of high-performance synthetic fiber ropes and netting solutions for the maritime sector as well as other diversified industrial end markets. Aquaculture is among the fastest growing sectors within the food industry, and now supplies more than half the world's fish for human consumption. Tufropes boasts a product portfolio of over 35,000 individual SKUs and is uniquely positioned to capture an increasing share of these attractive end markets through its global sales network and its cost-efficient manufacturing facilities across India. Its revenue is geographically diverse, with its products sold in over 70 countries.

The purchase price for the acquisition amounted to $257.0 million (₹15,280.0 million) on a cash-free and debt-free basis, and was subject to customary adjustments related to net debt and working capital at closing. The transaction closed on March 17, 2023, for a purchase consideration of $238.2 million, net of a favorable final working capital adjustment of $18.8 million. Aimia incurred transaction costs of $14.3 million in regard to this transaction, which includes due diligence, stamp duties and other Indian related transfer fees as well as success fees. Of this total, $2.1 million was incurred in the year ended December 31, 2022. The transaction costs are recorded in Selling, general and administrative expenses in the consolidated statements of operations.

Purchase price allocation

As permitted under IFRS 3, a provisional estimate of the purchase price allocation and fair values of tangible and intangible assets as well as goodwill was initially performed, and updated as of September 30, 2023. The final allocation was completed during the fourth quarter of 2023.

17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OTHER 2023 HIGHLIGHTS (continued)

Updated estimate as of September
Purchase price	30, 2023	Adjustments	Final allocation
(in millions of Canadian dollars)
Base Consideration	257.0	—	257.0
Final working capital adjustment	(18.8)	—	(18.8)
Net consideration	238.2	—	238.2
Final cash and marketable securities acquired as well as other net debt adjustment	16.3	—	16.3
Total Consideration fair value to allocate (a)	254.5	—	254.5
Identifiable assets acquired and liabilities assumed
Cash and cash equivalents	0.5	—	0.5
Investment in marketable securities	16.5	—	16.5
Accounts receivable	15.6	—	15.6
Income tax receivable	—	—	—
Inventories	12.4	—	12.4
Other current assets	0.5	—	0.5
Property, Plant and Equipment	48.2	7.7	55.9
Customer relationships	72.3	—	72.3
Trade names	8.1	—	8.1
Accounts payable and accrued liabilities	(2.1)	0.4	(1.7)
Income tax payable	—	(0.6)	(0.6)
Customer deposits	(0.4)	0.4	—
Lease liabilities	—	(0.1)	(0.1)
Deferred tax liabilities	—	(12.2)	(12.2)
Other non-current liabilities	(1.4)	0.4	(1.0)
Total identifiable net assets (liabilities)	170.2	(4.0)	166.2
Goodwill	84.3	4.0	88.3
Total	254.5	—	254.5
(a)	During the third quarter of 2023, an amount of $1.6 million related to the finalization of the working capital and net debt adjustment was received.

B)	ACQUISITION OF CORTLAND INDUSTRIAL

On July 11, 2023, Aimia, through Tufropes, acquired Cortland Industrial, LLC from Enerpac Tool Group Corp. for a base purchase price of $26.6 million (US$20.0 million) on a cash-free and debt-free basis. During the fourth quarter of 2023, an amount of $1.5 million related to the finalization of the working capital and net debt adjustment was received. Cortland is a global designer, manufacturer, and supplier of technologically advanced ropes, slings and tethers to the Aerospace & Defense, Marine, Renewables, and other diversified industrial end markets. The transaction represents a strategic step for Tufropes, and underscores Aimia’s stated plan to expand Tufropes’ global operations. The combined business now operates under the Cortland International name, while retaining both the

18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OTHER 2023 HIGHLIGHTS (continued)

Cortland and Tufropes brands for their respective product portfolios. The transaction combines two companies with distinct product and end market specializations.

The transaction was funded with cash on hand. The Corporation incurred transaction and transition costs of $3.0 million during the year ended December 31, 2023.

Purchase price allocation

As permitted under IFRS 3, a provisional estimate of the purchase price allocation and fair values of tangible and intangible assets as well as goodwill was initially performed. The final allocation was completed during the fourth quarter of 2023.

Purchase price	As initially reported	Adjustments	Final allocation
(in millions of Canadian dollars)
Base consideration	26.6	—	26.6
Final working capital and net debt adjustment	—	(1.5)	(1.5)
Net consideration to allocate	26.6	(1.5)	25.1
Identifiable assets acquired and liabilities assumed
Cash and cash equivalents	—	—	—
Accounts receivable	6.3	—	6.3
Inventories	9.5	0.5	10.0
Prepaid expenses	0.1	—	0.1
Property, Plant and Equipment	6.1	5.6	11.7
Customer relationships	—	1.1	1.1
Trade names	—	1.3	1.3
Accounts payable and accrued liabilities	(2.9)	—	(2.9)
Lease liabilities	(4.0)	(0.9)	(4.9)
Total identifiable net assets (liabilities)	15.1	7.6	22.7
Goodwill	11.5	(9.1)	2.4
Total	26.6	(1.5)	25.1

C)	AGREEMENTS WITH PALADIN

Paladin Private Equity LLC ("Paladin") collaborated with Aimia on this transaction. Concurrently with closing of the Tufropes transaction, Aimia and Paladin entered into certain agreements providing for, among other things, governance rights, preferred return for Aimia, carry related rights to the benefit of Paladin, and an option for Paladin to acquire a minority equity position of Cortland International.

Option to acquire minority equity in Cortland International

Within one year of closing of the Tufropes acquisition, Paladin was granted the option, through an investment fund to be established and managed by Paladin, to purchase a minimum of 10% and a maximum of 19.9% of Cortland

19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OTHER 2023 HIGHLIGHTS (continued)

International's equity at its fully-loaded cost (i.e. Aimia's invested capital, net of debt, inclusive of pro-rata share of all aggregate transaction costs) plus an 8% per annum cost of capital charge.

The Corporation has recognized a non-cash expense of $2.8 million in regard to this option based on the fair value of the option at issuance. The expense has been recorded in the caption "Income (expenses) related to carried interest, call option and fair value gain (loss) on contingent consideration'' in the consolidated statements of operations and is reported as non-controlling interest in the consolidated statement of equity. In the event that Paladin does not exercise its option, the carrying amount of the option will be reclassified from non-controlling interest to "Retained earnings (deficit)". Concurrently with the closing of the Bozzetto acquisition on May 9, 2023, the period to exercise this option was extended to May 9, 2024.

Carried Interest - Upon Crystallization

In the event that Aimia disposes of Cortland International or a carried interest crystallization event occurs, for a period of 10 years after the closing date, Paladin will be entitled to certain carried interest distributions, in addition to any rights it would have under its equity ownership in the event that it exercised the Paladin Option described above. These distribution rights will commence only if and when Aimia has earned an 8% annual compound return on its investment. More specifically, in the event of a disposal or carried interest crystallization event, distribution of the proceeds to Aimia and Paladin would be as follows:
v.	Aimia is entitled to receive its initial investment at its fully-loaded cost (inclusive of all aggregate transaction costs);
vi.	Next, Aimia is entitled to an 8% preferred return over its initial investments at its fully-loaded cost, compounded annually;
vii.	Next, Paladin would receive each additional dollar until it received 25% of the preferred return received by Aimia (under ii above);
viii.	Thereafter, any remaining funds shall accrue and be allocated 80% to Aimia and 20% to Paladin.

Carried Interest - Crystallization events

In each of year three to year five post-closing, Paladin shall have the right to require (during a specified period in each such year) that Aimia pay out Paladin’s carried interest. In such case, Aimia shall either pay out in cash Paladin's carried interest based on the fair value of Cortland International at such date or choose to trigger a sale process, provided that such sale process results in a minimum proceeds of 1.5x of Aimia's invested capital. If the sale process does not result in a transaction generating proceeds of 1.5x of Aimia's invested capital, then Aimia shall have no obligation to pay out Paladin's carried interest or complete the sale process for such year. In each of year six to year ten post-closing, Paladin shall have the right to require the payout of its carried interest following the same procedure described above, except that there shall be no minimum multiple of Aimia's invested capital threshold.

In each of year three to ten, Aimia shall have the right (during a specified period in each such year) to crystallize Paladin's carried interest based on the fair value of Cortland International at such date, subject to a minimum valuation of 1.5x of Aimia's invested capital. In such case, Paladin can choose to receive either i) cash; ii) common shares of Cortland International; or iii) a combination of both, but in case of ii) and iii), only to the extent the issuance of common shares does not result in Aimia holding less than 80.1% of all of the issued and outstanding common

20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OTHER 2023 HIGHLIGHTS (continued)

shares of Cortland International. After year ten, in the event the carry calculation does not result in a payout per the thresholds described above, Paladin shall no longer be entitled to any carried interest.

Aimia has recognized a non-cash expense of $7.4 million related to the carried interest based on the fair value of the carried interest during the year ended December 31, 2023. The expense has been recorded in the caption "Income (expenses) related to carried interest, call option and fair value gain (loss) on contingent consideration'' in the consolidated statements of operations and is reported as other long-term liability in the consolidated statement of financial position. The fair value has been estimated by considering the carried interest as a yearly-activable option (Bermuda call), using Monte Carlo simulations and linear regressions. This valuation technique involves generating multiple potential future price paths and then estimating the option value based on those paths. The valuation also factored Aimia's right to crystallize the carried interest. The valuation technique requires the use of certain key unobservable assumptions, which includes:
•	Volatility of 36%
•	Credit spread of 11.1%.
•	The estimated fair value of Cortland International's equity as of December 31, 2023.

A change in +/- 5% of the volatility would have resulted in a change of $0.9 million / ($0.9) million in the fair value of the carried interest, while a change of +/- 5% in the estimated fair value of Cortland International's equity as of December 31, 2023 would have resulted in a change of $0.4 million / ($0.4) million.

Advisory services

The Corporation has also entered into an advisory services agreement with Paladin whereas Paladin will provide advisory services, including identifying M&A opportunities, to Cortland International. The fees for these advisory services represents 2% of Cortland International's Adjusted EBITDA on an annual basis for an initial period of six years. The advisory services agreement is subject to certain performance related criteria which may reduce or terminate the fees if minimum performance thresholds are not met.

In the event that Paladin exercises its option to acquire a minority equity position in Cortland International, the advisory services fees will be reduced based on Paladin's ownership percentage in Cortland International.

21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
PERFORMANCE INDICATORS (INCLUDING CERTAIN NON-GAAP FINANCIAL MEASURES)
GAAP FINANCIAL MEASURES
To measure performance, the Corporation uses and presents several financial measures in accordance with GAAP, including, but not limited to, gross profit (loss), operating income (loss), Earnings (loss) before income taxes, Net earnings (loss) and Earnings (Loss) by Common Share. Aimia's material accounting policy information is included in Note 2 of the audited consolidated financial statements for the year ended December 31, 2023 dated March 25, 2024. Please refer to the Critical Accounting Estimates section for a discussion on the identified areas that are the most subject to judgments, inherently uncertain and which could change significantly in subsequent periods, as well as the Change in Accounting Policies section for the list of revised accounting standards and accounting policies adopted during the year ended December 31, 2023 and their impacts on the consolidated financial statements.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA
Adjusted EBITDA is not a measurement based on GAAP, is not considered an alternative to net earnings in measuring profitability, does not have a standardized meaning and is not directly comparable to similar measures used by other issuers. Adjusted EBITDA should not be used as an exclusive measure of cash flow because it does not account for the impact of working capital growth, capital expenditures, debt repayments and other sources and uses of cash, which are disclosed in the statements of cash flows. A reconciliation to earnings (losses) before income taxes is provided.
Adjusted EBITDA is used by management to evaluate the performance of its Bozzetto, Cortland International and Holdings segments. Management believes Adjusted EBITDA assists investors in comparing Aimia's performance on a consistent basis excluding depreciation and amortization, impairment charges related to non-financial assets and share-based compensation, which are non-cash in nature and can vary significantly depending on accounting methods as well as non-operating factors such as historical cost. Aimia's management believe that the exclusion of business acquisition and/or disposal related expenses assists investors by excluding expenses that are not representative of the run-rate cost structure of its operations.
Adjusted EBITDA is earnings (losses) before income taxes adjusted to exclude depreciation, amortization, impairment charges related to non-financial assets, cost of sales expense related to inventory fair value step up resulting from purchase price allocation, other investment income, financial expense, increase/decrease in limited partners' capital liability, income/expenses related to call option and carried interest, fair value gain/loss on contingent consideration and Aimia warrants, share-based compensation as well as transaction costs related to business acquisitions. For a reconciliation of Adjusted EBITDA to earnings (loss) before income taxes, please refer to the Bozzetto, Cortland International and Holdings Segmented Operating Results sections.

Non-GAAP for investments in associates

In order to complement the analysis of the financial performance of its investments in associates, certain Non-GAAP measures are presented in this MD&A. A reconciliation to these investments' most comparable GAAP measure can be found in the Non-GAAP Financial Measures for Investments section.

22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OPERATING AND FINANCIAL RESULTS

Certain of the following financial information of Aimia has been derived from, and should be read in conjunction with, the audited consolidated financial statements for the years ended December 31, 2023 and 2022, and the notes thereto. Results of the Corporation are not significantly impacted by seasonality.

SELECTED ANNUAL CONSOLIDATED OPERATING RESULTS

	Years Ended December 31,
(in millions of Canadian dollars, except share and per share information)	2023		2022		2021
Revenue from contracts with customers	291.2		1.5		2.4
Cost of sales	(225.3)		—		—
Gross Profit	65.9		1.5		2.4
Other Income from investments	(83.5)		475.0		10.2
Operating expenses	(119.8)	(b)	(32.1)	(b)	(25.0)
Operating income (loss)	(137.4)		444.4		(12.4)

Net earnings (loss)	(188.6)	(c)	440.1	(c)	(16.4)	(c)
Net earnings (loss) attributable to equity holders of the Corporation	(188.0)		440.1		(16.4)
Weighted average number of common shares - Basic	84,693,929		87,682,533		90,922,527
Weighted average number of common shares - Diluted	84,693,929		88,447,907		90,922,527
Basic earnings (loss) per common share (a)	(2.37)		4.88		(0.32)
Diluted earnings (loss) per common share (a)	(2.37)		4.83		(0.32)
Total assets	963.6		804.0		431.0
Total non-current liabilities	283.5		17.6		16.9
Dividends paid on preferred shares	12.6		12.6		12.6
Included in Cost of sales and Net earnings (loss):
Depreciation and amortization	(21.8)		—		—
Inventory step up costs resulting from purchase price allocation	(7.6)		—		—

Included in Operating expenses and Net earnings (loss):
Share-based compensation	0.2		2.4		(7.3)
Depreciation and amortization	(1.1)		(0.1)		(0.7)
Impairment charge	—		(11.4)		—
Additional information:
Bozzetto Adjusted EBITDA (d)	30.6		—		—
Cortland Adjusted EBITDA (d)	11.3		—		—
Holdings Adjusted EBITDA (d)	(37.0)		(19.4)		(14.6)
Consolidated Adjusted EBITDA (d)	4.9		(19.4)		(14.6)

23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SELECTED ANNUAL CONSOLIDATED OPERATING RESULTS (continued)

(a)	After deducting cumulative preferred shares dividends (whether declared or not).
(b)
The operating expenses include one-time transaction costs related to the acquisitions of Bozzetto and Tufropes/Cortland amounting to $28.5 million and $2.1 million in the years ended December 31, 2023 and 2022, respectively. The operating expenses in the year ended December 31, 2023 also include $15.8 million incurred in relation to shareholders activism, including settlement agreements, and the termination of the employment of a former executive of one of the Corporation's subsidiary, $0.7 million of Private Placement transaction costs attributable to the warrants as well as an expected credit loss of $2.9 million related to the TRADE X bridge loan.

(c)
Net earnings (loss) for the years ended December 31, 2023, 2022 and 2021 include the effect of $11.6 million, $5.2 million and $5.0 million of current income tax expenses, respectively, which include $5.1 million in each year of Part VI.1 tax expense recognized in the Canadian operations. For the year ended December 31, 2023, the remaining current income taxes are primarily related to the Bozzetto and Cortland International businesses, and included a $2.4 million impact related to withholding tax incurred in Cortland International due to excess cash repatriated from India.

(d)
A Non-GAAP measure. For a reconciliation of Adjusted EBITDA to earnings (losses) before income taxes, please refer to the Bozzetto, Cortland International and Holdings Segmented Operating Results sections.

24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SELECTED QUARTERLY CONSOLIDATED OPERATING RESULTS

	Three Months Ended December 31,
(in millions of Canadian dollars, except share and per share information)	2023		2022
Revenue from contracts with customers	100.1		0.3
Cost of sales	(76.3)		—
Gross Profit	23.8		0.3
Other Income from investments	(37.0)		(11.4)
Operating expenses	(37.8)	(b)	(7.4)	(b)
Operating income (loss)	(51.0)		(18.5)

Net earnings (loss)	(59.0)	(c)	(23.3)	(c)
Net earnings (loss) attributable to equity holders of the Corporation	(59.2)		(23.3)
Weighted average number of common shares - Basic	90,910,614		82,713,034
Weighted average number of common shares - Diluted	90,910,614		82,713,034
Basic earnings (loss) per common share (a)	(0.69)		(0.32)
Diluted earnings (loss) per common share (a)	(0.69)		(0.32)
Total assets	963.6		804.0
Total non-current liabilities	283.5		17.6
Dividends paid on preferred shares	3.1		3.1
Included in Cost of sales and Net earnings (loss):
Depreciation and amortization	(8.1)		—
Inventory step up costs resulting from purchase price allocation	(0.3)		—
Included in Operating expenses and Net earnings (loss):
Share-based compensation	(0.2)		(1.3)
Depreciation and amortization	—		—
Additional information:
Bozzetto Adjusted EBITDA (d)	10.4		—
Cortland Adjusted EBITDA (d)	2.5		—
Holdings Adjusted EBITDA (d)	(16.9)		(3.7)
Consolidated Adjusted EBITDA (d)	(4.0)		(3.7)

25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SELECTED QUARTERLY CONSOLIDATED OPERATING RESULTS (continued)

(a)	After deducting cumulative preferred shares dividends (whether declared or not).
(b)
The operating expenses include one-time transaction costs related to the acquisitions of Bozzetto and Tufropes/Cortland amounting to $1.4 million and $2.1 million in the three months ended December 31, 2023 and 2022, respectively. The operating expenses for the three months ended December 31, 2023 also include $9.4 million incurred in relation to shareholders activism, including settlement agreements, and the termination of the employment of a former executive of one of the Corporation's subsidiary, $0.7 million of Private Placement transaction costs attributable to the warrants as well as an expected credit loss of $2.9 million related to the TRADE X bridge loan.

(c)	Net earnings (loss) for the three months ended December 31, 2023 and 2022 include $1.3 million in each period of Part VI.1 tax expense recognized in the Canadian operations.
(d)
A Non-GAAP measure. For a reconciliation of Adjusted EBITDA to earnings (losses) before income taxes, please refer to the Bozzetto, Cortland International and Holdings Segmented Operating Results sections.

26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS

This section provides a discussion of the segmented operating results.

BOZZETTO

The following table presents the results of Bozzetto for the partial period starting May 9, 2023, date of its acquisition by Aimia, to December 31, 2023.

	Three Months Ended December 31,			Years Ended December 31,
(in millions of Canadian dollars)	2023		2022	2023 (a)		2022
Revenue from contracts with customers	70.3		—	192.1		—
Cost of sales	(51.2)		—	(144.1)		—
Gross Profit	19.1		—	48.0		—
Other Income from investments
Interest, dividend and other investment income	0.3		—	0.8		—
Share of net earnings (loss) from equity-accounted investments	0.6		—	0.8		—
	0.9		—	1.6		—
Operating expenses
Selling, general and administrative expenses	(14.7)	(c)	—	(50.1)	(c)	—
Operating income	5.3		—	(0.5)		—
Financial expense, net	(5.1)		—	(12.5)		—
Income (expenses) related to carried interest, call option and fair value gain (loss) on contingent consideration	0.3		—	(16.9)		—
Earning (loss) before income taxes	0.5		—	(29.9)		—
Reconciliation of Adjusted EBITDA (b)
Earnings (loss) before income taxes	0.5		—	(29.9)		—
Depreciation and amortization	5.1		—	13.1		—
Cost of sales expense related to inventory fair value step up resulting from purchase price allocation	—		—	6.3		—
Financial expense, net	5.1		—	12.5		—
Transaction related costs	0.9		—	13.3		—
(Income) expenses related to carried interest, call option and fair value (gain) loss on contingent consideration	(0.3)		—	16.9		—
Other income from investments	(0.9)		—	(1.6)		—
Adjusted EBITDA (b)	10.4		—	30.6		—
Adjusted EBITDA margin	14.8%			15.9%
(a)	Includes results of Bozzetto since its acquisition date on May 9, 2023.
(b)	A Non-GAAP measure.
(c)	Operating expenses include one-time transaction costs related to business acquisitions amounting to $0.9 million and $13.3 million in the three and twelve months ended December 31, 2023, respectively.

27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - BOZZETTO (continued)

Results for the quarter ended December 31, 2023

Bozzetto reported revenues of $70.3 million for the three months ended December 31, 2023 and a gross profit of $19.1 million. Excluding depreciation and amortization expense of $5.1 million included in cost of sales, the gross profit amounted to $24.2 million. The Adjusted EBITDA amounted to $10.4 million, representing a margin of 14.8%.

Bozzetto 2023 quarterly results

The table below presents the quarterly results of the Bozzetto business since its acquisition date.

	Q2 2023 (a)	Q3 2023		Q4 2023
(in millions of Canadian dollars)	Restated (b)	Restated (b)

Revenue from contracts with customers	45.9	75.9		70.3
Cost of sales	(32.2)	(60.7)	(c)	(51.2)
Gross Profit	13.7	15.2		19.1

Other Income
Interest, dividend and other investment income	0.2	0.3		0.3
Share of net earnings (loss) from equity-accounted investments	—	0.2		0.6
	0.2	0.5		0.9
Operating expenses
Selling, general and administrative expenses	(20.5)	(14.9)		(14.7)

Earnings (loss) before the following items:	(6.6)	0.8		5.3

Financial (expenses) income, net	(1.9)	(5.5)		(5.1)
Income (expenses) related to carried interest and call option	(17.2)	—		0.3
Earnings (loss) before income taxes	(25.7)	(4.7)		0.5

Adjusted EBITDA	8.5	11.7		10.4
Adjusted EBITDA margin	18.5%	15.4%		14.8%

(a)	Includes the results of Bozzetto starting from its acquisition date on May 9, 2023, to June 30, 2023.
(b)
Based on the final estimated fair value of the inventory, property, plant and equipment and intangible assets, the Corporation has recalculated Bozzetto's results for the previously reported periods since its acquisition date. Additionally, the Corporation presents the information in the table above in alignment with the presentation format adopted in its annual audited consolidated financial statements in which freight cost and certain fees paid to distributors are presented in selling, general and administrative expenses.

(c)
Cost of sales for the three months ended September 30, 2023 include a one-time $6.3 million non-cash expense related to the inventory fair value step up that was recognized as part of the purchase price allocation process.

28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - BOZZETTO (continued)

Results for the quarter ended December 31, 2023 compared to the quarter ended September 30, 2023

Revenue for the three months ended December 31, 2023 amounted to $70.3 million, representing a decrease of $5.6 million or 7.4% compared to the previous quarter, of which $4.3 million is due to a reduction in volume sold. This reduction is due to a combination of factors reflecting a temporary demand slow down partly caused by disruption in shipping through the Red Sea, which is a key transportation route used to ship products to customers. The remaining $1.3 million decrease is due to a reduction in pricing as a result of a decrease in raw material prices partially passed on to customers. Cost of sales for three months ended December 31, 2023 decreased by $9.5 million or 15.7% compared to the previous quarter, which included a one time $6.3 million non-cash expense related to the inventory fair value step up recognized as part of the purchase price allocation process. Excluding this item, cost of sales decreased by $3.2 million or 5.9%, mostly due to sales volume decrease explained above.

Selling, general and administrative expenses for the three months ended December 31, 2023 included $0.9 million of transaction costs related to business acquisitions. Excluding this item, selling, general and administrative expenses decreased by $1.1 million compared to the previous quarter mainly due a decrease in direct selling costs.

Adjusted EBITDA for the three months ended December 31, 2023 amounted to $10.4 million, representing a margin of 14.8%. The reduction of $1.3 million compared to the previous quarter, which excludes the inventory fair value step up expense recognized in the previous quarter as well as transaction costs related to business acquisitions, is mostly due to reduced gross profit, offset in part by lower selling, general and administrative expenses.

Results for the period starting May 9, 2023 to December 31, 2023

The results for Bozzetto are presented for the period starting May 9, 2023. Bozzetto reported revenues of $192.1 million for the partial period and a gross profit of $48.0 million. Excluding depreciation and amortization expense of $13.1 million included in cost of sales, as well as the one-time $6.3 million non-cash expense related to the inventory fair value step up that was recognized as part of the purchase price allocation process and subsequently expensed during the period, the gross profit amounted to $67.4 million.

Loss before income taxes includes $13.3 million of transaction costs related to business acquisitions, a $12.6 million non-cash expense related to the Paladin Carried Interest in Bozzetto, a $4.3 million one-time non-cash expense related to the Paladin option to purchase up to 19.9% of Aimia's investment in Bozzetto as well as a one-time $6.3 million non-cash expense related to the inventory fair value step up that was recognized as part of the purchase price allocation process and subsequently expensed during the period. The Adjusted EBITDA for the same period amounted to $30.6 million, representing a margin of 15.9%. These results for the partial period are not considered representative of a normal level of activity and should not be extrapolated to a full year basis.

29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - BOZZETTO (continued)

Pro forma results for the year ended December 31, 2023

Had Bozzetto been acquired from January 1, 2023, Bozzetto would have contributed revenue of $296.7 million. The loss before income taxes would have amounted to $25.2 million for the year ended December 31, 2023, which includes transaction costs related to the acquisition of the business and Starchem of $13.3 million, a $12.6 million non-cash expense related to the Paladin Carried Interest in Bozzetto, a $4.3 million non-cash expense related to the Paladin option to purchase up to 19.9% of Aimia's investment in Bozzetto, $14.5 million of interest and other financial expenses as well as $6.3 million related to inventory step-up expense as a result of the purchase price allocation. The pro forma Adjusted EBITDA for the year ended December 31, 2023 would have amounted to $46.1 million, representing a margin of 15.5%, consistent with Bozzetto's historical performance.

30
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS (continued)

CORTLAND INTERNATIONAL

The Cortland International segment (previously reported under the Tufropes segment name) presents the results of Tufropes and Cortland for the partial period starting March 17, 2023 and July 11, 2023, dates of their respective acquisition by Aimia, to December 31, 2023.

	Three Months Ended December 31,			Years Ended December 31,
(in millions of Canadian dollars)	2023		2022	2023 (a)		2022
Revenue from contracts with customers	29.7		—	98.7		—
Cost of sales	(25.1)		—	(81.2)		—
Gross Profit	4.6		—	17.5		—
Other Income from investments
Net change in fair value of investments	—		—	0.3		—
Interest, dividend and other investment income	0.4		—	0.7		—
	0.4		—	1.0		—
Operating expenses
Selling, general and administrative expenses	(5.9)	(c)	—	(31.4)	(c)	—
Operating income (loss)	(0.9)		—	(12.9)		—
Financial income (expense), net	(2.7)		—	(3.2)		—
Income (expenses) related to carried interest, call option and fair value gain (loss) on contingent consideration	0.1		—	(10.2)		—
Intercompany interest income (expense)	(3.0)		—	(8.1)		—
Earning (loss) before income taxes	(6.5)		—	(34.4)		—
Reconciliation of Adjusted EBITDA (b)
Earnings (loss) before income taxes	(6.5)		—	(34.4)		—
Depreciation and amortization	3.0		—	8.7		—
Cost of sales expense related to inventory fair value step up resulting from purchase price allocation	0.3		—	1.3		—
Intercompany interest (income) expense	3.0		—	8.1		—
Transaction related costs	0.5		—	15.2		—
Paladin Option and Carried Interest (income) expense	(0.1)		—	10.2		—
Financial (income) expense, net	2.7		—	3.2		—
Other income from investments	(0.4)		—	(1.0)		—
Adjusted EBITDA (b)	2.5		—	11.3		—
Adjusted EBITDA margin	8.4%			11.4%
(a)	Includes results of Tufropes and Cortland since their acquisition date on March 17, 2023 and July 11, 2023, respectively.
(b)	A Non-GAAP measure.
(c)
Operating expenses include one-time transaction and transition costs related to the acquisition of Tufropes and Cortland amounting to $0.5 million and $15.2 million in the three and twelve months ended December 31, 2023, respectively.

31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - CORTLAND INTERNATIONAL (continued)

Results for the quarter ended December 31, 2023

Cortland International reported revenues of $29.7 million for the three months ended December 31, 2023 and a gross profit of $4.6 million. Excluding depreciation and amortization expense of $3.0 million included in cost of sales, as well as the one-time $0.3 million non-cash expense related to the inventory fair value step up that was recognized as part of the purchase price allocation processes and subsequently expensed during the period, the gross profit amounted to $7.9 million. The loss before income taxes includes $0.5 million of one-time transaction and transition related costs mostly related to the Tufropes and Cortland acquisitions, a $3.0 million intercompany interest expense and a $2.7 million net financial expense (primarily attributable to a foreign exchange loss related to an intercompany loan). The Adjusted EBITDA amounted to $2.5 million, representing a margin of 8.4%.

Cortland International 2023 quarterly results

The table below presents the quarterly results of the Cortland International businesses since its businesses respective acquisition date.

	Q1 2023 (a)	Q2 2023		Q3 2023 (b)		Q4 2023
(in millions of Canadian dollars)	Restated (c)	Restated (c)		Restated (c)
Revenue from contracts with customers	1.7	28.9		38.4		29.7
Cost of sales	(1.9)	(23.5)	(d)	(30.7)	(d)	(25.1)	(d)
Gross Profit	(0.2)	5.4		7.7		4.6
Other Income
Net change in fair value of investments	0.2	0.1		—		—
Interest, dividend and other investment income	0.1	0.2		—		0.4
	0.3	0.3		—		0.4
Operating expenses
Selling, general and administrative expenses	(13.3)	(4.1)		(8.1)		(5.9)
Earnings (loss) before the following items:	(13.2)	1.6		(0.4)		(0.9)
Financial (expenses) income, net	(0.8)	(2.2)		2.5		(2.7)
Income (expenses) related to carried interest
and call option	(10.8)	0.6		(0.1)		0.1
Intercompany interest income (expense)	(0.5)	(2.3)		(2.3)		(3.0)
Loss before income taxes	(25.3)	(2.3)		(0.3)		(6.5)
Adjusted EBITDA	(1.5)	4.6		5.7		2.5
Adjusted EBITDA margin	nm.	15.9%		14.8%		8.4%

(a)	Includes results of Tufropes since its acquisition date on March 17, 2023.
(b)	Includes results of Cortland since its acquisition date on July 11, 2023.
(c)
Based on the final estimated fair value of the inventory, property, plant and equipment and intangible assets, the Corporation has recalculated the Cortland International 's results for the previously reported periods since its

32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - CORTLAND INTERNATIONAL (continued)

businesses respective acquisition date. Additionally, the Corporation presents the information in the table above in alignment with the presentation format adopted in its annual audited consolidated financial statements.
(d)
Cost of sales for the three months ended June 30, September 30 and December 31, 2023 include one-time non- cash expenses of $0.7 million, $0.3 million and $0.3 million, respectively, related to the inventory fair value step up that was recognized as part of the purchase price allocation process.

Results for the quarter ended December 31, 2023 compared to the quarter ended September 30, 2023

Cortland International's revenue amounted to $29.7 million for the three months ended December 31, 2023, representing a decrease of $8.7 million compared to the previous quarter mostly due to a decrease in volumes sold. The decrease in volume sold is attributable to a general demand softness, particularly from Cortland International's larger export customers who held off on additional inventory purchase given economic uncertainty, high inventory levels and ongoing global conflicts. Cortland International also experienced delays in shipping a portion of its order received out of India due to the Red Sea crisis. Shipping companies are re-routing ships from the Suez Canal to transit around the Cape of Good Hope which adds significant time and costs to each container. Cortland International is working with logistics companies as well as its customers to mitigate the cost increase on confirmed orders and pass along the cost on new orders to the customers. The remainder of the decrease in revenues has been as a result of a decline in rate per metric ton sold driven by product mix more heavily geared towards lower priced commodity ropes during the quarter.

Cortland International's Adjusted EBITDA amounted to $2.5 million for the three months ended December 31, 2023, representing a decrease of $3.2 million over the prior quarter. The decrease has been largely driven by the volume shortfall and product mix discussed above.

Results for the partial period starting March 17, 2023 and ended December 31, 2023

The results for the Cortland International segment are presented for the partial period starting March 17, 2023, representing the Tufropes date of acquisition, and includes Cortland results for the period starting July 11, 2023.
Cortland International reported revenues of $98.7 million for the partial period and a gross profit of $17.5 million. Excluding depreciation and amortization expense of $8.7 million included in cost of sales, as well as the one-time $1.3 million non-cash expense related to the inventory fair value step up that was recognized as part of the purchase price allocation processes and subsequently expensed during the period, the gross profit amounted to $27.5 million.
The loss before income taxes includes $15.2 million of transaction and transition costs related to the acquisition of the businesses, a $7.4 million non-cash expense related to the Paladin Carried Interest in Cortland International, a $2.8 million one-time non-cash expense related to the Paladin option to purchase up to 19.9% of Cortland International, one-time $1.3 million non-cash expense related to the inventory fair value step up that was recognized as part of the purchase price allocation processes and subsequently expensed during the period, a $8.1 million intercompany interest expense and a $3.2 million net financial expense (primarily attributable to a foreign exchange loss related to an intercompany loan), as well as executives search costs of $0.3 million.

The Adjusted EBITDA for the same period amounted to $11.3 million, representing a margin of 11.4%. These results are not considered representative of a normal level of activity and should not be extrapolated to a full year basis.

33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - CORTLAND INTERNATIONAL (continued)

The following table presents the results for each business included in the year ended December 31, 2023 since their respective acquisitions.

	Year Ended December 31, 2023
(in millions of Canadian dollars)	Tufropes (a)	Cortland (a)	Total
Revenue from contracts with customers	81.8	16.9	98.7
Cost of sales	(67.4)	(13.8)	(81.2)
Gross Profit	14.4	3.1	17.5
Other Income
Net change in fair value of investments	0.3	—	0.3
Interest, dividend and other investment income	0.7	—	0.7
	1.0	—	1.0
Operating expenses
Selling, general and administrative expenses	(25.7)	(5.7)	(31.4)
Loss before the following items:	(10.3)	(2.6)	(12.9)
Financial (expenses) income, net	(3.0)	(0.2)	(3.2)
Income (expenses) related to carried interest and call option	(10.2)	—	(10.2)
Intercompany interest income (expense)	(7.5)	(0.6)	(8.1)
Loss before income taxes	(31.0)	(3.4)	(34.4)
Adjusted EBITDA	8.9	2.4	11.3
Adjusted EBITDA margin	10.9%	14.2%	11.4%

(a)	Includes the results of Tufropes and Cortland since their acquisition date on March 17, 2023 and July 11, 2023, respectively.

Tufropes Pro forma results for the year ended December 31, 2023

Had Tufropes been acquired from January 1, 2023, Tufropes would have contributed revenue of $104.5 million. The loss before income taxes would have amounted to $28.5 million for the year ended December 31, 2023, which includes transaction costs of $12.2 million, a $7.4 million non-cash expense related to the Paladin Carried Interest in Cortland International, a $2.8 million non-cash expense related to the Paladin option to purchase up to 19.9% of Cortland International, a $9.3 million interest expense and a $3.0 million foreign exchange loss related to an intercompany loan, as well as executives search costs of $0.3 million. Excluding the transaction costs as well as the Paladin carried interest and option expenses, Tufropes' pro forma loss before tax would have amounted to $6.1 million. The Adjusted EBITDA for the year ended December 31, 2023 would have amounted to $14.5 million, representing a margin of 13.9%. These results are lower than originally expected by the Corporation, mainly resulting from headwinds faced by the business during the fourth quarter due to the general demand softness and ongoing global conflicts described above.

34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - CORTLAND INTERNATIONAL (continued)

Cortland Pro forma results for the year ended December 31, 2023

Had Cortland been acquired from January 1, 2023, Cortland would have contributed revenues of $36.0 million. The loss before income taxes would have amounted to $4.6 million for the year ended December 31, 2023, which includes transaction and transition costs of $3.0 million, $0.6 million related to inventory step-up expense as a result of the purchase price allocation as well as a $1.3 million interest expense. The Adjusted EBITDA for the same period would have amounted to $3.9 million, representing a margin of 10.8%.

35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS

HOLDINGS

	Three Months Ended December 31,		Years Ended December 31,
(in millions of Canadian dollars)	2023	2022	2023	2022
Revenue from contracts with customers	0.1	0.3	0.4	1.5
Cost of sales	—	—	—	—
Gross Profit	0.1	0.3	0.4	1.5
Other Income from investments
Net change in fair value of investments	(54.9)	(10.2)	(98.9)	(39.5)
Interest, dividend and other investment income	1.7	4.2	14.2	11.5 (a)
Share of net earnings (loss) from equity-accounted investments	(4.4)	(5.3)	(20.7)	(27.5)
Gain (loss) on disposal of equity-accounted investments	19.3	(0.1)	19.3	530.5
	(38.3)	(11.4)	(86.1)	475.0
Operating expenses
Selling, general and administrative expenses	(17.2) (b)	(7.4)	(38.3) (b)(c)	(20.7)
Impairment charge	—	—	—	(11.4)
Earnings (loss) before the following items:	(55.4)	(18.5)	(124.0)	444.4
Financial income (expense), net	(1.9)	(3.0)	(1.8)	(3.0)
Income (expenses) related to carried interest, call option and fair value gain (loss) on contingent consideration and Aimia warrants	0.3	(0.2)	1.9	1.0
Intercompany interest income (expense)	3.0	—	8.1	—
Decrease (increase) in limited partners' capital liability	—	(0.3)	(0.5)	2.9
Earnings (loss) before income taxes	(54.0)	(22.0)	(116.3)	445.3
Included in Selling, general and administrative expenses and Net earnings (loss) before income taxes: Share-based compensation (expense) reversal	(0.2)	(1.3)	0.2	2.4
Reconciliation of Adjusted EBITDA (d)
Earnings (loss) before income taxes	(54.0)	(22.0)	(116.3)	445.3
Depreciation and amortization	—	—	1.1	0.1
Impairment charge	—	—	—	11.4
Share-based compensation expense (reversal)	0.2	1.3	(0.2)	(2.4)
Transaction related costs	—	2.1	—	2.1
Intercompany interest (income) expense	(3.0)	—	(8.1)	—
(Income) expenses related to carried interest, call
option and fair value (gain) loss on contingent
consideration and Aimia warrants	(0.3)	0.2	(1.9)	(1.0)
Financial (income) expense, net	1.9	3.0	1.8	3.0
(Decrease) increase in limited partners' capital liability	—	0.3	0.5	(2.9)
Other income from investments	38.3	11.4	86.1	(475.0)
Adjusted EBITDA (d)	(16.9)	(3.7)	(37.0)	(19.4)
(a)
During the year ended December 31, 2022, Aimia received distributions from PLM of $2.9 million (US$2.3 million). The distributions received during the year ended December 31, 2022, were received when the investment was classified as an asset held for sale and, therefore, the distributions were recognized in "Interest, dividend and other investment income" in the consolidated statement of operations.

36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

(b)
Selling, general and administrative expense for the three and twelve months ended December 31, 2023 include $9.4 million and $15.8 million, respectively, incurred in relation to shareholders activism and the termination of the employment of a former executive of one of the Corporation's subsidiary, $0.7 million of Private Placement transaction costs attributable to the warrants as well as an expected credit loss of $2.9 million related to the TRADE X bridge loan.

(c)
Selling, general and administrative expense for the year ended December 31, 2023 include a depreciation and amortization expense of $1.1 million related to the accelerated depreciation of the MIM customer relationships intangible asset due to the decision to wind down the MIM operations.

(d)	A Non-GAAP measure.

SHARE OF NET EARNINGS (LOSS) OF EQUITY-ACCOUNTED INVESTMENTS

The share of net earnings (loss) of equity-accounted investments amounted to $(4.4) million and $(20.7) million for the year ended December 31, 2023, representing positive variances of $0.9 million and $6.8 million compared to the same periods in the prior year, and are mainly due to the underlying performance of the equity-accounted investment in Kognitiv analyzed below.

Share of net earnings (loss) of equity-accounted investments	Three Months Ended December 31,		Years Ended December 31,
(in millions of Canadian dollars)	2023	2022	2023	2022
PLM Premier, S.A.P.I. de C.V.	—	—	—	0.6
Kognitiv	(4.4)	(5.3)	(20.7)	(28.1)
Total	(4.4)	(5.3)	(20.7)	(27.5)

Investment in PLM Premier, S.A.P.I. de C.V.

The share of net earnings of PLM amounted to nil for the year ended December 31, 2023, due to the fact that Aimia completed the divestiture of its investment in PLM on July 15, 2022. During the first quarter of 2022, Aimia recorded its share of net earnings of PLM only for a partial period, after which, the investment in PLM was classified as an asset held for sale and Aimia ceased to account for its investment using the equity method.
PLM paid distributions of US$4.8 million during the year ended December 31, 2022, with Aimia's share being $2.9 million (US$2.3 million). Distributions received during the year ended December 31, 2022 have been received when the investment was classified as an asset held for sale and Aimia had ceased to account for its investment using the equity method, therefore, the distributions were recognized in "Interest, dividend and other investment income" in the consolidated statement of operations.

Investment in Kognitiv

Presented below are the summarized balance sheet and statement of operations for Kognitiv, excluding amounts relating to identifiable assets and goodwill recognized on the date of acquisition. The information reflects the amounts presented in the financial statements of Kognitiv adjusted for differences in accounting policies between the Corporation and Kognitiv.

37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

Discontinued operations

Kognitiv’s core business is focused on advanced loyalty, data activation and partner collaboration. Travel and travel products are important in the context of loyalty, and as such, Kognitiv has travel capabilities and technology. As the company streamlines its operations around its core capabilities, it explored investment and partnership opportunities to optimize these alternative travel assets. During the year ended December 31, 2023, Kognitiv divested two of these businesses. The first one was disposed for a non-cash consideration, which includes potential future royalties should the divested business achieve certain gross revenue thresholds as well as a warrant to re-acquire a 45% equity stake in the divested business for a negligible exercise price.
Kognitiv completed the divestiture of its remaining business held for sale for a consideration that included $9.4 million in upfront proceeds (comprised of $7.8 million of base consideration as well as an earn-out of $1.6 million advanced at closing). Kognitiv is entitled to a potential earn-out should the divested business achieve additional recurring revenues over the next two years with such earn-out being potentially higher than the $1.6 million advanced to the business. The proceeds from the sale were used to repay certain debt obligations of the company. The operations of the alternative assets divested are presented as discontinued operations in Kognitiv’s summarized statement of operations presented below.

Kognitiv's Summarized balance sheet

As at	December 31,	December 31,
(in millions of Canadian dollars)	2023	2022
Cash and cash equivalents	6.0	10.2
Other current assets	34.6	36.9
Total current assets	40.6	47.1
Total non current assets	7.8	2.2
Total assets	48.4	49.3
Total current liabilities	(85.7)	(89.7)
Total non-current liabilities	(9.4)	(3.0)
Total liabilities	(95.1)	(92.7)
Net assets (liabilities)	(46.7)	(43.4)

38
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

Kognitiv's Summarized statement of operations

	Three Months Ended December 31,		Years Ended December 31,
(in millions of Canadian dollars)	2023	2022	2023	2022
Revenue (b)	12.4	12.5	47.1	47.7
Cost of sales and operating expenses (b)	(16.1)	(20.9)	(68.5)	(87.4)
Depreciation and amortization	—	(0.1)	(0.2)	(0.4)
Loss before net financial expense and income tax expense (b)	(3.7)	(8.5)	(21.6)	(40.1)
Net earnings (loss)	0.6	(7.2)	(34.6)	(47.3)
Share of net earnings (loss) of Kognitiv	0.3	(3.5)	(16.8)	(23.2)
Amortization expense related to identifiable assets recognized on acquisition	(0.4)	(0.5)	(1.6)	(1.7)
Cumulative undeclared dividends on preferred shares not owned by Aimia	(0.1)	(0.5)	(1.8)	(2.4)
Loss resulting from equity transactions (shares/warrants issuance and convertible notes conversion)	(4.2)	—	(0.5)	—
Impairment charge related to identifiable assets recognized on acquisition	—	(0.8)	—	(0.8)
Aimia's share of Kognitiv's net loss	(4.4)	(5.3)	(20.7)	(28.1)
Additional financial information
Adjusted EBITDA (a)(b)	(2.6)	(5.9)	(17.5)	(32.3)
Included in Net loss:
Net gain/(loss) from discontinued operations	0.5	(1.2)	(0.4)	(1.4)
(a)	A non-GAAP measure. Please refer to the Non-GAAP Financial Measures for Investments section for additional information on this measure.
(b)	Revenue, cost of sale and operating expenses, loss before net financial expense and income tax expense as well as Adjusted EBITDA, are presented on a continuing operations basis.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

Quarter ended December 31, 2023 compared to quarter ended December 31, 2022

Revenue for the three months ended December 31, 2023 amounted to $12.4 million, a decrease of $0.1 million compared to the revenue for the three months ended December 31, 2022, with the reduction in loyalty platform revenue, mostly due to a customer program winding down, being almost entirely offset by higher contribution from the Air Miles Middle East program.

Cost of sales and operating expenses for the three months ended December 31, 2023 amounted to $16.1 million, an improvement of $4.8 million compared to the three months ended December 31, 2022. This is mainly due to lower restructuring expenses, lower compensation and benefits expenses driven due to reduced headcount, as well as lower technology expenses driven targeted cost saving initiatives.

The net earnings for the three months ended December 31, 2023 amounted to $0.6 million, a favorable variance of $7.8 million compared to the three months ended December 31, 2022, as a result of the improvements noted above, as well as the favorable variance associated with the remeasurement of financial instruments, offset in part by unfavorable variances in foreign exchange and financial expenses.

Kognitiv's Adjusted EBITDA for the three months ended December 31, 2023 amounted to $(2.6) million, an improvement of $3.3 million compared to the same period in the prior year, mainly due to reduced cost of sales and operating expenses driven by lower compensation and benefits expenses as well as reduced technology costs.

Year ended December 31, 2023 compared to year ended December 31, 2022

Revenue for the year ended December 31, 2023 amounted to $47.1 million, a decrease of $0.6 million compared to the revenue for the year ended December 31, 2022, mainly lower loyalty platforms revenue due to customer rolls-off and lower contribution from the Air Miles Middle East program, offset in part by new client revenue.

Cost of sales and operating expenses for the year ended December 31, 2023 amounted to $68.5 million, a significant improvement of $18.9 million compared to the year ended December 31, 2022. This is mainly due to lower compensation and benefits expenses driven by reduced headcount, lower professional fees and technology expenses driven by targeted cost savings initiatives, lower cost of sales as well as lower restructuring expenses.

The net loss for the year ended December 31, 2023 amounted to $34.6 million, a favorable variance of $12.7 million, mainly due to the net improvements noted above, as well as the favourable variance associated with the remeasurement of financial instruments, offset in part by higher interest expense and related financing costs related to convertible notes and secured promissory notes, as well as unfavorable variances in foreign exchange.

Kognitiv's Adjusted EBITDA for the year ended December 31, 2023 amounted to $(17.5) million, an improvement of $14.8 million compared to the prior year, mainly due to reduced cost of sales and operating expenses driven by lower compensation and benefits expenses as well as reduced technology costs, offset in part by lower revenue.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

2023 Financing

During the year ended December 31, 2023, Kognitiv raised $8.4 million of new capital by issuing new senior preferred shares and warrants, with each preferred share issued being accompanied by two or more warrants. Concurrently with this capital raise, $18.6 million of convertible notes were converted into the same senior preferred shares, of which $12.0 million was converted by Aimia. Refer to the Net change in fair value of investments sub-section for more details on this conversion by Aimia.

During the year ended December 31, 2023, Kognitiv also secured new short-term debt financing in the form of secured promissory notes, which included:

•	$13.7 million in the form of secured promissory notes from a U.S. institutional investor.

•
$5.0 million from Aimia under a first secured promissory note agreement (of which $2.0 million was previously advanced to Kognitiv as of December 31, 2022). Aimia was replaced by another institutional investor for this promissory note and thus was fully repaid in March 2023.

•	$4.5 million from Aimia under a second secured promissory note agreement.

An amount of $9.9 million of this new debt financing (including interest and other financing fees) was reimbursed during the year following the disposal of certain alternative assets of Kognitiv.

During the year ended December 31, 2023, Aimia advanced an additional $1.0 million to Kognitiv. Subsequent to December 31, 2023, Aimia advanced $0.5 million. As of this time, Aimia and Kognitiv are still negotiating terms of this $1.5 million advance.

Refer to the Related Parties Transactions section for additional details on the promissory note agreements Aimia entered into with Kognitiv.

Kognitiv continues to undertake a series of initiatives to reduce costs and drive efficiency as it rolls out its commercial offering centered around its AI-driven loyalty platform and to secure additional sources of financing as necessary.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

NET CHANGE IN FAIR VALUE OF INVESTMENTS

As of December 31, 2023, the value of the Holdings segment's investments in marketable securities and other investments accounted for at fair value is detailed below:

		December 31,	December 31,
(in millions of Canadian dollars)	Hierarchy	2023	2022
Investment in marketable securities
Capital A
Capital A - Common shares	Level 1	25.5	21.4
Capital A - RCUIDS	Level 1	—	8.4
Capital A - Warrants	Level 1	2.2	1.2
Cineplex	Level 1	—	5.7
Marketable securities - held through Precog Capital Partners, L.P.	Level 1	—	16.2
Total	27.7		52.9
Investment in private companies and other financial
instruments
Clear Media Limited	Level 3	27.7	54.7
TRADE X
TRADE X - Preferred shares	Level 3	—	40.2
TRADE X - Convertible Note	Level 3	—	35.0
TRADE X - Warrants	Level 3	—	4.0
Kognitiv
Kognitiv - Convertible Note	Level 3	—	9.8
Kognitiv - Warrants	Level 3	0.6	—
Special purpose vehicles	Level 2	—	21.9
Investment funds	Level 2	5.5	4.8
Total	33.8		170.4

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

The net change in fair value of investments for the year ended December 31, 2023 and 2022 is detailed below. A discussion follows on the main events and movements that occurred during these periods.

		Three Months Ended December 31,		Years Ended December 31,
(in millions of Canadian dollars)	Hierarchy	2023	2022	2023	2022
Realized fair value gain (loss)
Cineplex	Level 1	—	—	(2.0)	—
Kognitiv - Convertible Note	Level 3	(0.2)	—	(1.4)	—
Capital A - Common shares	Level 1	(0.5)	—	(0.5)	(0.6)
Capital A - RCUIDS	Level 1	1.8	—	1.8	—
Marketable securities - held through Precog Capital Partners, L.P.	Level 1	(0.3)	(0.3)	(13.1)	(1.6)
Special purpose vehicles	Level 2	4.5	—	4.1	—
Net change in unrealized fair value
Clear Media	Level 3	(27.0)	(7.6)	(27.0)	(13.6)
Capital A
Capital A - Common shares	Level 1	(4.1)	0.7	5.6	(5.1)
Capital A - RCUIDS	Level 1	(3.5)	0.1	(0.2)	(0.6)
Capital A - Warrants	Level 1	(0.1)	—	1.0	(0.1)
TRADE X
TRADE X - Preferred shares	Level 3	—	(7.8)	(40.2)	(4.4)
TRADE X - Convertible Note	Level 3	(20.8)	(3.1)	(38.1)	0.4
TRADE X - Warrants	Level 3	—	4.0	(4.0)	4.0
Cineplex	Level 1	—	(0.7)	2.5	(3.9)
Kognitiv
Kognitiv - Convertible Note	Level 3	0.2	(0.3)	1.3	(1.3)
Kognitiv - Warrants	Level 3	(0.2)	—	(0.2)	—
Marketable securities - held through Precog Capital Partners, L.P.	Level 1	0.3	1.9	12.6	(11.1)
Special purpose vehicles	Level 2	(5.1)	2.5	(1.8)	(1.0)
Investment funds	Level 2	0.1	0.4	0.7	(0.6)
Net change in fair value of investments	(54.9)		(10.2)	(98.9)	(39.5)

Investment in Clear Media

As of December 31, 2023, the fair value of the indirect investment in Clear Media Limited has been estimated at $27.7 million. Aimia recognized unrealized fair value losses of $27.0 million and $27.0 million during the three and twelve months ended December 31, 2023, respectively, due to a slower than expected recovery of the business post- COVID-19 related lockdowns and the current economic weakness in China. To face these challenges, Clear Media continued throughout the year to mitigate these impacts via various cost-saving plans and delays in capital expenditures compared to normal course. Subsequent to December 31, 2023, Clear Media also successfully

43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

restructured its external debt. The amended debt agreement includes reduced interest rate, longer repayment period and the elimination of financial covenants amongst other things.

Refer to section Critical Accounting Estimates of this MD&A for additional details on the main assumptions used in the fair value calculation.

Investments in TRADE X

Due to trade financing challenges previously disclosed and inability to adjust its operating model and reorganize its international auto trading business under Techlantic, starting December 22, 2023, TRADE X has been placed under receivership pursuant to an order granted by the Ontario Superior Court of Justice due to legal actions taken against the company by certain creditors. Since that date, the company has been liquidating its remaining inventory in TRADE X and Techlantic and sold its Wholesale Express subsidiary.

Upon the sale of Wholesale Express, the Corporation could have been entitled to a partial repayment of the A&R Note depending on the proceeds generated from such sale. Based on the proceeds from the sale and the amount of secured debts outstanding that have priority over Aimia's A&R Note, the Corporation expects that the probability to receive any significant reimbursement of the A&R Note is remote at this time.

In light of these events and their impact on the operating cash flows of the company, the Corporation has assessed the fair value of its various investments in TRADE X as nil as of December 31, 2023. Based on this assessment, the Corporation recorded total unrealized fair value losses of $20.8 million and $82.3 million for the three and twelve months ended December 31, 2023, split as follows:

•	Preferred shares: nil and $40.2 million.
•	Convertible note: $20.8 million and $38.1 million.
•	Warrants: nil and $4.0 million.

Bridge loan

During the second quarter of 2023, Aimia made a $2.7 million (US$2.0 million) bridge loan to TRADE X. The loan has a 12% interest rate, was subject to a 5% set-up fee and matures at the earlier of (i) one-year from the date of the loan; and (ii) the date the sale of Wholesale Express is consummated. The Corporation has accrued interest of $0.3 million during the year ended December 31, 2023. The bridge loan matured in January 2024 upon the sale of Wholesale Express. Given the events described above, Aimia considers that the bridge loan is credit impaired. The Corporation has therefore recorded an expected credit loss of $2.9 million in regards to this loan in Selling, general and administrative expenses.

Investments in Capital A Berhad

Common shares

During the year ended December 31, 2023, the Corporation sold 44,173,100 common shares of Capital A for total proceeds of $11.1 million (MYR 38.2 million), which resulted in a realized loss of $0.5 million.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

In December 2023, Aimia converted all of its RCUIDS on a one-to-one basis for common shares of Capital A. At the conversion date, the value of the new common shares of Capital A was $10.1 million (MYR 34.6 million).

As of December 31, 2023, the fair value of the total investment remaining in common shares of Capital A was $25.5 million, and Aimia recognized an unrealized fair value loss of $4.1 million and an unrealized fair value gain of $5.6 million during the three and twelve months ended December 31, 2023, respectively, compared to an unrealized fair value gain of $0.7 million and an unrealized fair value loss of $5.1 million during the year ended December 31, 2022, respectively, for this investment.

During the year ended December 31, 2022, the Corporation sold 10,355,900 common shares of Capital A for total proceeds of $2.1 million (MYR 7.2 million), which resulted in a realized loss of $0.6 million.

RCUIDS and Warrants

As described above, in December 2023, Aimia converted all of its RCUIDS on a one-to-one basis for common shares of Capital A. This resulted in a realized gain of $1.8 million (MYR 7.6 million) on the settlement of the RCUIDS, as well an unrealized fair value loss of $0.2 million during the year ended December 31, 2023. Aimia also recorded dividend income of $0.5 million related to the RCUIDS during the year ended December 31, 2023.

As of December 31, 2023, the fair value of the warrants was $2.2 million, and Aimia recognized an unrealized fair value loss of $0.1 million and an unrealized fair value gain of $1.0 million during the three and twelve months ended December 31, 2023, respectively, for this investment.

Practice Note 17 ("PN 17")

As announced by Capital A in January 2022, Capital A continued to trigger the prescribed criteria pursuant to Paragraph 8.04 and Paragraphs 2.1(a) and 2.1(e) of PN17 of the Main Listing Requirements of Bursa Malaysia Securities Berhad (“Bursa Securities”). The company triggered the prescribed criteria given that (i) its December 31, 2020 audited financial statements included an unqualified audit opinion with material uncertainty relating to going concern from its external auditors, and (ii) Capital A's shareholders' equity on a consolidated basis was 25% or less of its share capital and such equity is less than MYR40.0 million based on the audited financial statements for the year ended December 31, 2020.

In the event Capital A fails to comply with any part of its obligations to regularize its condition within the timeframes permitted by Bursa Securities, Bursa Securities shall (i) suspend the trading of the company’s listed securities on the 6th market day after the date of notification of suspension by Bursa Securities; and (ii) de-list the company subject to the company’s right to appeal against the de-listing which appeal by the company must be submitted to Bursa Securities within 5 market days from the date of notification of de-listing by Bursa Securities.

On January 19, 2024, Capital A announced that Bursa Securities had granted Capital A an extension of time up to June 30, 2024 to submit its regularization plan to the regulatory authorities. As of this date, Capital A is in the midst of formulating a regularization plan to address its financial condition. The regularization plan is not expected to result in a significant change in the business direction or policy of Capital A. Aimia is closely monitoring the developments.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

Investment in equity instruments of Cineplex

During the year ended December 31, 2023, the Corporation disposed of 703,800 of its Cineplex common shares for total proceeds of $6.2 million, resulting in a realized loss of $2.0 million on this investment. The fair value of the investment in equity instruments of Cineplex was based on the quoted market value for its publicly traded equity securities.

During year ended December 31, 2023, Aimia recognized an unrealized fair value gain of $2.5 million for this investment.

Investment in secured subordinated convertible note of Kognitiv

In January 2022, Aimia invested an amount of $10.0 million in a secured subordinated convertible note of Kognitiv. The note had a 12% interest bearing rate (paid-in-kind) and, unless converted as a result of a qualified financing, would mature 18 months after the closing date.

During the third quarter of 2023, Kognitiv raised of $4.4 million of new capital by issuing new senior preferred shares and warrants. While this amount was not considered a qualified financing, Aimia along with certain other convertible note holders, chose to convert their note into the same series of securities issued at a 20% discount to the price at which such securities were issued. Aimia chose to convert $10.1 million of its $12.0 million amount outstanding at that date. For each share issued to Aimia as a result of that conversion, the Corporation also obtained 0.5 warrant. Each warrant enable the Corporation to purchase one senior preferred share at the value of the most recent financing round referred above. The warrants expire on August 31, 2028. At the conversion date, the fair value of the preferred shares and warrants issued was determined to be $8.2 million and $0.7 million, respectively.

For the remaining $1.9 million of convertible note not converted, the note was amended to extend the maturity to July 31, 2024 and increase the interest rate to 15%. During the three months ended December 31, 2023, Kognitiv raised an additional $4.0 million of new capital by issuing new senior preferred shares and warrants. Concurrently with this additional financing, Aimia chose to convert its remaining convertible note and accrued interest into the same series of securities issued at a 20% discount to the price at which such securities were issued. For this second conversion, the Corporation again obtained 0.5 warrant for each share issued. The warrants expire on November 30, 2028. At the conversion date, the fair value of the preferred shares and warrants issued was determined to be $1.6 million and $0.1 million, respectively. The value of the preferred shares issued upon those conversions was recorded as an increase in the carrying amount of Aimia's equity-accounted investment in Kognitiv.

Prior to its entire conversion in preferred shares and warrants of Kognitiv, the Corporation has accrued interest of $0.9 million on the convertible note during the year ended December 31, 2023. In addition, the Corporation has recorded a realized fair value loss of $1.4 million during the year ended December 31, 2023 upon the full conversion of the note mentioned above, as well as an unrealized fair value gain of $1.3 million during the year ended December 31, 2023 for this investment.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

Investment in Precog Capital Partners L.P.

On June 1, 2021, the Corporation invested $25.0 million in Precog Capital Partners L.P. ("Precog"), an investment fund whose general partner is MIM, a wholly-owned subsidiary of the Corporation. As a result of this investment, Aimia concluded it had control over the investment fund per the definition of IFRS 10 and therefore consolidates the fund. Following the Corporation's decision to wind down the operations of MIM starting April 14, 2023, the Precog investment fund was wound down. As a result, Aimia, as well as other limited partners, were entitled to receive either i) a distribution in kind of the underlying marketable securities attributable to their investment in Precog; ii) cash (based on the proceeds from the sale of the fund's investments in marketable securities); or iii) a combination of both.

During the third quarter of 2023, Aimia received distribution in kind of the underlying securities attributable to its investment and subsequently sold substantially all of its portfolio for total proceeds of $12.0 million.

Aimia recognized realized fair value losses of $0.3 million and $13.1 million during the three and twelve months ended December 31, 2023 as well as unrealized fair value gains of $0.3 million and $12.6 million during the three and twelve months ended December 31, 2023, respectively, in regards to the equity instruments held through Precog.

Investment in a Special Purpose Vehicle

Special Purpose Vehicle 1

Starting in 2020, the Corporation invested $6.5 million (US$5.0 million) into a special purpose vehicle created to pursue a leveraged buyout of a target company. Aimia had the option to purchase up to a total of 25% of the potential acquired company in the event the leveraged buyout is consummated. In January 2023, Aimia redeemed all of its investment in the special purpose vehicle for an amount of $6.3 million (US$4.7 million), resulting in a realized fair value loss of $0.4 million (US$0.3 million) during the first quarter ended March 31, 2023.

Aimia recognized an unrealized fair value gain of $0.4 million during the year ended December 31, 2023, compared to an unrealized fair value loss of $2.5 million during the year ended December 31, 2022, for this investment.

Special Purpose Vehicle 2

On November 9, 2021, Aimia invested $12.4 million (US$10.0 million) in a second special purpose vehicle which was created also to pursue a leverage buyout strategy. In November 2023, Aimia redeemed all of its investment in the special purpose vehicle for an amount of $18.2 million (US$13.3 million), resulting in a realized fair value gain of $4.5 million (US$3.3 million). On this amount, $17.3 million (US$12.6 million) was received during the fourth quarter of 2023, and the remaining balance, which was recorded in accounts receivable at December 31, 2023, will be received upon the completion of the audit of the financial statements for the year ended December 31, 2023 of the special purpose vehicle.

Aimia recognized unrealized fair value losses of $5.1 million and $2.2 million during the three and twelve months ended December 31, 2023, respectively, compared to unrealized fair value gains of $2.5 million and $1.5 million during the three and twelve months ended December 31, 2022, respectively, for this investment.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

INTEREST, DIVIDEND AND OTHER INVESTMENT INCOME

	Three Months Ended December 31,		Years Ended December 31,
(in millions of Canadian dollars)	2023	2022	2023	2022
Interest income
Interest on cash and cash equivalents	0.4	0.2	7.0	0.3
Interest on convertible notes and other financial instruments	1.3	1.4	6.5	4.4
Total interest income	1.7	1.6	13.5	4.7
Dividend income
Dividend income from marketable securities	—	0.1	0.6	0.8
Dividend income from marketable securities held through Precog	—	0.1	—	0.1
Distribution from PLM	—	—	—	2.9
Total dividend income	—	0.2	0.6	3.8
Other investment income Other investment income	—	2.4	0.1	3.0
Total other investment income	—	2.4	0.1	3.0

Total interest, dividend and other investment income	1.7	4.2	14.2	11.5

Interest, dividend and other investment income for the three months ended December 31, 2023 amounted to $1.7 million, a decrease of $2.5 million compared to the same period in the prior year, primarily attributable to lower other investment income due to a $2.4 million accrued dividend receivable from Forward Elite recorded in the fourth quarter of 2022.

The increase of $2.7 million in interest, dividend and other investment income for the year ended December 31, 2023 is primarily due to a favorable variance of $6.7 million from interest on cash and cash equivalents due to the Corporation's decision to hold the PLM transaction proceeds in non-interest bearing instruments in 2022 to avoid generating passive income, as well as an increase of $2.1 million in interest income earned on the TRADE X and Kognitiv convertible notes, the unwinding of the discounting of PLM contingent consideration and other financial instruments. The increase in interest income was offset in part by an unfavorable variance of $3.2 million in dividend income, due to the $2.9 million distribution received from PLM in the first quarter of 2022, prior to its disposal on July 15, 2022, as well as a reduction of $2.9 million in other investment income, due to accrued dividends receivable from Forward Elite recorded in the prior year.

GAIN ON DISPOSAL OF EQUITY-ACCOUNTED INVESTMENTS

On July 15, 2022, Aimia completed the divestiture of its investment in PLM. Based on the carrying value of PLM as of the divestiture date, Aimia recognized a gain net of tax on divestiture of approximately $530.5 million in the year ended December 31, 2022, including the reclassification to net earnings of $32.4 million of cumulative translation adjustments ("CTA") related to the PLM investment.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

During the three and twelve months ended December 31, 2023, the Corporation recorded a gain on disposal of equity accounted investments of $19.3 million related to the PLM contingent consideration receivable. Refer to section Q4 2023 Highlights of this MD&A for additional details.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Quarter ended December 31, 2023 compared to quarter ended December 31, 2022

Selling, general and administrative expenses for the three months ended December 31, 2023 amounted to $17.2 million, an increase of $9.8 million compared to the three months ended December 31, 2022, mainly resulting from:

•
$9.4 million of legal and other professional fees incurred in relation to shareholder activism, including litigation settlement agreements, and the termination of the employment of a former executive of one of the Corporation's subsidiary, as well as $0.7 million of Private Placement transaction costs attributable to the warrants;

•	an expected credit loss of $2.9 million related to the TRADE X bridge loan in the current quarter; offset in part by
•	a favorable variance of $1.1 million related to share-based compensation mainly due to a more important share price increase during the three months period ended December 31, 2022; and
•	$2.1 million in transaction costs associated with the Tufropes transaction in the fourth quarter of 2022.

Excluding the items noted above, selling, general and administrative expenses were in line with the same period in the prior year, with higher other professional, advisory and service fees due in part to higher audit fees and other compliance requirements as a result of the Bozzetto and Cortland International acquisitions being offset by lower salary and benefits expense mainly due to short-term incentives accrual reversals recognized in the three months ended December 31, 2023.

Year ended December 31, 2023 compared to Year ended December 31, 2022

Selling, general and administrative expenses for the year ended December 31, 2023 amounted to $38.3 million, an increase of $17.6 million compared to the year ended December 31, 2022, mainly resulting from:

•
$15.8 million of legal and other professional fees incurred in the current year in relation to shareholder activism, including litigation settlement agreements, and the termination of the employment of a former executive of one of the Corporation's subsidiary, as well as $0.7 million of Private Placement transaction costs attributable to the warrants;

•	an expected credit loss of $2.9 million related to the Trade X bridge loan in the current year;
•
an unfavorable variance in share-based compensation of $2.2 million mainly due to the derecognition of $1.9 million of the accrued liability related to unvested DSUs previously granted to a former executive of the Corporation in connection with a change in role effective in the first quarter of 2022. Excluding this impact, share-based compensation had an unfavorable variance of $0.3 million, mainly due to a lesser share price decrease during the current year compared to the prior year, offset in part by lower lower vesting expense of the DSU due to a lower quantity of outstanding DSUs subject to vesting conditions;

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SEGMENTED OPERATING RESULTS - HOLDINGS (continued)

•
a $1.0 million increase in depreciation and amortization expense, due primarily to an amortization expense of $1.1 million related to the accelerated depreciation of the MIM customer relationships intangible asset due to the decision to wind down the MIM operations; offset in part by

•	a $4.0 million provision recognized last year in relation to a litigation with a former executive;
•	$2.1 million in transaction costs associated with the Tufropes transaction in the prior year;
•	a non-recurring payment of $0.7 million to an executive of the Corporation related to the change of role in the first quarter of 2022; and
•	the reversal of an accrued liability for deferred compensation of $0.4 million as a result of to the termination of a former executive of the Corporation in the first quarter of 2023.

Excluding the items noted above, selling, general and administrative expenses increased by $2.2 million, due mostly to higher other professional, advisory and service fees due in part to higher audit fees and other compliance requirements as a result of the Bozzetto and Cortland International acquisitions, offset in part by lower salary and benefits expense mainly due to short-term incentives accrual reversals recognized during the year.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SUMMARY OF QUARTERLY RESULTS

This section includes selected sequential quarterly data for the eight quarters ended December 31, 2023.
	2023				2022
(in millions of Canadian dollars, except per share amounts)	Q4	Q3 (k)(l)	Q2 (i)(l)	Q1 (f)(l)	Q4		Q3	Q2		Q1
Revenue from contracts with customers	100.1	114.3	74.8	2.0	0.3		0.3	0.4		0.5
Cost of sales	(76.3)	(91.4)	(55.7)	(1.9)	—		—	—		—
Gross Profit	23.8	22.9	19.1	0.1	0.3		0.3	0.4		0.5
Other Income from investments	(37.0) (c)(d)	(24.4) (c)	(34.2) (c)	12.1 (c)	(11.4)	(c)(d)	533.6 (c)(d)	(32.4)	(c)	(14.8) (c)
Operating expenses	(37.8) (g)(j)	(30.4) (g)	(31.8) (g)(j)	(19.8) (g)	(7.4)	(g)	(16.7) (e)	(3.9)		(4.1)
Net earnings (loss) attributable to equity holders of the Corporation	(59.2) (j)	(34.2)	(73.9) (j)	(20.7) (h)	(23.3)		517.5	(35.2)		(18.9)
Basic earnings (loss) per common share (a)	(0.69)	(0.45)	(0.93)	(0.29)	(0.32)		5.93	(0.42)		(0.24)
Diluted earnings (loss) per common share (a)	(0.69)	(0.45)	(0.93)	(0.29)	(0.32)		5.89	(0.42)		(0.24)
Adjusted EBITDA - Bozzetto (b)	10.4	11.7	8.5	N/A	N/A		N/A	N/A		N/A
Adjusted EBITDA - Cortland International (b)	2.5	5.7	4.6	(1.5)	N/A		N/A	N/A		N/A
Adjusted EBITDA - Holdings (b)	(16.9)	(7.7)	(7.6)	(4.8)	N/A		N/A	N/A		N/A
Adjusted EBITDA - Consolidated (b)	(4.0)	9.7	5.5	(6.3)	N/A		N/A	N/A		N/A

51
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SUMMARY OF QUARTERLY RESULTS (continued)

(a)
After deducting cumulative preferred shares dividends (whether declared or not) for the period and after adding the excess of preferred shares' assigned value over consideration paid for the repurchase, if any.

(b)
A non-GAAP measure. Please refer to the Performance indicators (including certain Non-GAAP Financial Measures) section for additional information on this measure. Prior to 2023, the Corporation did not have significant consolidated operating subsidiaries and therefore did not report Adjusted EBITDA as a performance indicator.

(c)
Includes net change in fair value of investments of $(54.9) million for the three months ended December 31, ($25.7) million for the three months ended September 30, 2023, ($28.8) million for the three months ended June 30, 2023, $10.8 million for the three months ended March 31, 2023, $(10.2) million for the three months ended December 31, 2022, $7.8 million for the three months ended September 30, 2022, $(25.0) million for the three months ended June 30, 2022 and $(12.1) million for the three months ended March 31, 2022.

(d)
Other Income from investments for the three months ended December 31, 2023, December 31, 2022 and September 30, 2022, includes a gain of $19.3 million, a loss of $0.1 million and a gain of $530.6 million, respectively, on the divestiture of the PLM equity-accounted investment.

(e)	Operating expenses for the three months ended September 30, 2022, includes a goodwill impairment charge of $11.4 million related to Aimia's Holdings CGU.
(f)	The three months ended March 31, 2023, results include the results of Tufropes from March 17 to March 31, 2023.
(g)
Operating expenses for the three months ended December 31, 2023 include transaction costs related to the Tufropes/Cortland acquisitions of $0.5 million, $2.8 million for the three months ended September 30, 2023, $0.3 million for the three months ended June 30, 2023 and $11.6 million for the three months ended March 31, 2023. Operating expenses for the three months ended December 31, 2022, also include $2.1 million of transactions costs related to Tufropes.

(h)
Net loss for the three months ended March 31, 2023 include $2.8 million non-cash expense related to the Paladin option and a $8.0 million non-cash expense related to the Paladin Carried Interest in Cortland International.

(i)	The three months ended June 30, 2023, results include the results of Bozzetto from May 9 to June 30, 2023.
(j)
Operating expenses and Net loss for the three months ended December 31, 2023 include transaction costs of $0.9 million related to the Bozzetto/StarChem acquisitions. Operating expenses and Net loss for the three months ended June 30, 2023 include transaction costs of $12.4 million related to the Bozzetto acquisition. Net loss for the three months ended June 30, 2023 also includes a $4.3 million non-cash expense related to the Paladin option in Bozzetto and a $12.9 million non-cash expense related to the Paladin Carried Interest in Bozzetto.

(k)	The three months ended September 30, 2023, results include the results of Cortland from July 11 to September 30, 2023.
(l)
The previously reported figures for the three months ended September 30, 2023, June 30, 2023 and March 31, 2023 have been restated to reflect the finalization of the purchase price allocations of Bozzetto, Tufropes and Cortland as well as the reclassification of certain expenses in alignment with the presentation format adopted in its annual audited consolidated financial statements in which freight cost and certain fees paid to distributors are presented in selling, general and administrative expenses.

52
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES

The following table provides an overview of Aimia's cash flows for the periods indicated:

	Three Months Ended December 31,		Years Ended December 31,
(in millions of Canadian dollars)	2023	2022	2023	2022
Cash and cash equivalents, beginning of period	42.5	521.0	505.3	34.8
Cash used in operating activities	(6.2)	(6.0)	(12.0)	(17.7)
Cash from (used in) investing activities	22.8	(2.1)	(460.1)	526.0
Cash from (used in) financing activities	52.3	(4.9)	85.1	(49.1)
Translation adjustment related to cash	(2.3)	(2.7)	(9.2)	11.3
Cash and cash equivalents, end of period	109.1	505.3	109.1	505.3

OPERATING ACTIVITIES

Since the acquisitions of Tufropes, Bozzetto and Cortland on March 17, May 9, and July 11, 2023, respectively, cash from (used in) operating activities are now mainly generated by revenues from contract with customers, reduced by cost of sales, operating expenses, interest paid on external financing as well as income taxes paid. Prior to the acquisitions of these businesses, cash from (used in) operating activities was mainly generated from distributions received from equity-accounted investments, proceeds of marketable securities held for trading, revenues from investment management activities as well as interest, dividend and other investment income, and was reduced by operating expenses, purchases of marketable securities held for trading as well as income taxes paid.
Cash flows from (used in) operating activities amounted to $(6.2) million for the three months ended December 31, 2023, compared to $(6.0) million for the three months ended December 31, 2022.

Cash flows from (used in) operating activities for the three months ended December 31, 2023 include $0.7 million of transaction and transition costs related to businesses acquisitions paid in the quarter, $8.7 million of expenses paid during the quarter in relation to shareholder activism, including litigation settlement agreements, and the termination of the employment of a former executive of one of the Corporation’s subsidiary, as well as $0.7 million of Private Placement transaction costs paid in the quarter attributable to the warrants. Cash flows from (used in) operating activities for the three months ended December 31, 2022 include $2.1 million of transaction costs related to the acquisition of the Tufropes business paid in the quarter. Excluding these items, cash flows from operating activities for the three months ended December 31, 2023 amounted to $3.9 million, representing a favorable variance of $7.8 million which is primarily due to:
•	a positive Adjusted EBITDA contribution from Bozzetto of $10.4 million in the current period;
•	a positive Adjusted EBITDA contribution from Cortland International of $2.5 million in the current period;
•	a favorable variance of $5.3 million, which includes the Holdings segment cash costs as well as the change in net operating assets and other; and
•	an increase in interest and dividend received by $0.2 million; offset in part by
•	an increase in interest paid of $7.8 million mainly due to interest paid on Bozzetto's senior loans;
•	an increase in income tax paid of $1.5 million; and
•	a decrease of $1.3 million in proceeds, net of purchases, from the disposal of investments held through Precog.

53
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES (continued)

Cash flows from (used in) operating activities amounted to $(12.0) million for the year ended December 31, 2023, compared to $(17.7) million for the year ended December 31, 2022.

Cash flows from (used in) operating activities for the year ended December 31, 2023 include $27.8 million of transaction and transition costs related to the business acquisitions paid in the current year as well as $14.0 million of expenses paid during the current year in relation to shareholder activism, including litigation settlement agreements, and the termination of the employment of a former executive of one of the Corporation’s subsidiary, as well as $0.7 million of Private Placement transaction costs paid in the current year attributable to the warrants. Cash flows from (used in) operating activities for the year ended December 31, 2022 include $2.1 million of transaction costs related to the acquisition of the Tufropes business paid in the year. Excluding these items, cash flows from operating activities for the year ended December 31, 2023 amounted to $30.5 million, representing a favorable variance of $46.1 million which is primarily due to:
•	a positive Adjusted EBITDA contribution from Bozzetto of $30.6 million in the current year;
•	a positive Adjusted EBITDA contribution from Cortland International of $11.3 million in the current year;
•	a decrease of $7.1 million in purchases of marketable securities held for trading through Precog;
•	an increase of $5.2 million in proceeds from the disposal of investments held through Precog;
•	an increase in interest and dividend received by $4.0 million, due to higher interest received in the current year, offset in part lower distributions received from PLM of $2.9 million;
•	a favorable variance of $2.6 million, which includes the Holdings segment cash costs as well as the change in net operating assets and other; offset in part by
•	an increase in interest paid of $7.8 million mainly due to interest paid on Bozzetto's senior loans; and
•	an increase in income tax paid of $6.9 million mainly due to income tax paid in Bozzetto and Cortland International, offset in part by lower Part VI.1 tax paid due to timing of payments.

INVESTING ACTIVITIES

Cash from (used in) investing activities for the three months ended December 31, 2023 amounted to $22.8 million and included the following:
•	$17.3 million of proceeds from the redemption of an investment in a special purpose vehicle;
•	$11.1 million of proceeds from the disposal of 44,173,100 Capital A common shares; and
•	$1.5 received related to the final working capital and net debt adjustment related to the Cortland acquisition; offset in part by
•	$6.1 million of additions to property plant and equipment and intangible assets; and
•	$1.0 million advanced to Kognitiv.

Cash from (used in) investing activities for the year ended December 31, 2023 amounted to $(460.1) million and included the additional following items which occurred during the nine months ended September 30 2023:

•	$254.0 million, net of cash acquired, paid for the acquisition Tufropes;
•	$220.6 million, net of cash acquired, paid for the acquisition of 93.94% equity stake of Bozzetto;
•	$26.6 million paid at closing for the acquisition of Cortland;

54
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES (continued)

•	$3.0 million loaned to Kognitiv, representing the final portion of the $5.0 million secured promissory note, and $4.5 million loaned to Kognitiv under a new secured promissory note agreement;
•	$2.7 million loaned to TRADE X under a bridge loan agreement;
•	$5.1 million of additions to property, plant and equipment and intangible assets; offset in part by
•	$16.1 million of proceeds from disposal of the money market fund held though Tufropes;
•	$6.3 million of proceeds from the redemption of an investment in a special purpose vehicle;
•	$6.2 million of proceeds from the disposal of 703,800 common shares of Cineplex; and
•	$5.0 million of proceeds from the repayment of a secured promissory note by Kognitiv.

Cash from (used in) investing activities for the three months ended December 31, 2022 amounted to $(2.1) million and included the following:

•	$2.0 million loaned to Kognitiv, representing the initial portion of the $5.0 million secured promissory note;
•	$0.1 million of transaction costs on the divestiture of Aimia's 48.9% investment in PLM.

Cash from (used in) investing activities for the year ended December 31, 2022 amounted to $526.0 million and included the additional following items which occurred during the nine months ended September 30, 2022:

•	$537.3 million net cash proceeds from the divestiture of Aimia's 48.9% investment in PLM;
•	$2.1 million of proceeds from the disposal of 10,355,900 Capital A common shares; offset in part by
•	$10.0 million invested in convertible notes of Kognitiv;
•	$1.3 million loan granted to a related party.

FINANCING ACTIVITIES

Cash from financing activities for the three and twelve months ended December 31, 2023 reflect the net proceeds of $30.5 million from the Private Placement as well as net new borrowings of $26.1 million drawn on the Bozzetto's Senior Loans capex facilities to fund the upcoming acquisition of StarChem, which closed subsequent to December 31, 2023.

Cash from financing activities for the three and twelve months ended December 31, 2023 also reflect the payment of $3.1 million and $12.6 million, respectively, related to preferred shares dividends. In addition, cash from financing activities for the three and twelve months ended December 31, 2023 reflect the principal elements of lease payments of $0.7 million and $1.7 million as well as the reimbursement of other borrowings of $0.5 million and $1.2 million, respectively.

Cash from financing activities for the year ended December 31, 2023 reflects net proceeds from a new financing in Bozzetto put in place at closing of the acquisition for an amount of $131.4 million, representing gross proceeds of $139.5 million, net of upfront financing fees of $6.8 million and other financing costs paid to third parties of $1.3 million, which was used in part for the repayment of Bozzetto's previous senior debt of $83.9 million. Cash from financing activities for the year ended December 31, 2023 also reflect the payment of $0.2 million related to the purchase of a minority shareholder in Bozzetto, as well as an amount of $3.3 million, representing the net portion of the new financing put in place at closing attributable to Bozzetto's executive management team (non-controlling interest).

55
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES (continued)

Cash used in financing activities for the three and twelve months ended December 31, 2022 reflect the payment of $3.1 million and $12.6 million, respectively, related to preferred shares dividends, as well as payments of $1.8 million and $36.5 million, respectively, for the repurchase of common shares through the normal course issuer bid.

LIQUIDITY

The following table presents an overview of Aimia's liquidity as of December 31, 2023.

As at	December 31,
(in millions of Canadian dollars)	2023
Cash and cash equivalents	109.1
Investments in marketable securities	27.8
Liquidity position	136.9

Of the $109.1 million cash and cash equivalents balance presented above, $48.7 million is held in Bozzetto, $11.3 million in Cortland International and $49.1 million in the Holdings segments, respectively.

Excluding any investing activities, Aimia anticipates having an annualized holding company cash expenses of approximately $13.0 million going forward. In addition, cash outflows associated with the January 2024 management change (including payments of DSUs) as well as additional legal and professional fees related to shareholder activism (including litigation settlement agreements) and remaining expenses associated with the MIM wind-down are currently estimated to amount to $18.6 million.

Aimia also estimates cash requirements for preferred shares dividends of $14.8 million (based on the most recent rate reset of the Series 3 and Series 4 preferred shares), if and when declared and paid, and up to $8.9 million of associated Part VI.1 tax (which includes $3.0 million of Part VI.1 tax related to preferred dividends paid in 2023).

These cash requirements are expected to be met from the Corporation’s source of capital listed above.

Subsequent to December 31, 2023, Bozzetto closed the transaction to acquire 65% of StarChem. The base purchase price for the acquisition amounted to $24.1 million (US$18.2 million), with a potential earn-out of up to $12.1 million (US$9.1 million) based on EBITDA targets to be met over the next two years, subject to customary adjustments related to net debt and working capital at closing. The purchase price was funded entirely from Bozzetto’s existing capex credit facility and Bozzetto’s cash on hand, with 90% of purchase price funded at closing and the remaining balance to be released upon the finalization of the adjustments related to net debt and working capital. The cash drawn from Bozzetto's capex facilities was received prior to December 31, 2023 and is included in the reported cash amounts above.

The amount held in cash, cash equivalents and investments, as well as the types of securities in which it may be invested, are based on policies established by the Board of Directors, which are reviewed periodically.

56
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES (continued)

BOZZETTO EXTERNAL FINANCING
Senior Loans

Amounts available and drawn under the Bozzetto credit facilities as of December 31, 2023 are as follows:
	Available EUR	Drawn EUR	Drawn CAD	Maturity
Facility A (a)(f)	47.5	47.5	69.6	May 2028
Facility B (b)(f)	47.5	47.5	69.6	May 2029
Capex A (c)(f)	12.5	9.0	13.2	May 2028
Capex B (d)(f)	12.5	9.0	13.2	May 2029
Revolver (e)(f)	10.0	—	—	May 2028
Unamortized transaction costs	—	(5.2)	(7.6)
Total long-term debt	130.0	107.8	158.0
Less: current portion		(5.6)	(8.3)
Long-term debt		102.2	149.7

(a)
Facility A currently bears interest at 8.135%, being the E6M reference rate of 3.885% plus a margin of 4.25%. Facility A is subject to semi annual principal repayment starting June 2024 and semi-annual interest payments.

(b)
Facility B currently bears interest at 8.635%, being the E6M reference rate of 3.885% plus a margin of 4.75%. Facility B is subject to full principal repayment at the termination date in May 2029 and semi-annual interest payments.

(c)
Capex A currently bears interest at 8.135%, being the E6M reference rate of 3.885% plus a margin of 4.25%, and is subject to semi annual principal repayment starting December 2024 and semi-annual interest payments. The undrawn portion of the Capex A is subject to a commitment fee of 1.4875%, based on 35% of the 4.25% margin, payable semi-annually.

(d)
Capex B currently bears interest at 8.635%, being the E6M reference rate of 3.885% plus a margin of 4.75%. Capex B is subject to full principal repayment at the termination date in May 2029 and semi-annual interest payments. The undrawn portion of the Capex B is subject to a commitment fee of 1.6625%, based on 35% of the 4.75% margin, payable semi annually.

(e)	If drawn, the Revolver will be subject to interest rates aligned with Facility A. The Revolver is currently subject to a commitment fee of 1.4875%, payable semi-annually.
(f)
Each of the Facilities and Revolver are also subject to annual mandatory prepayments based on Bozzetto's excess cash flow and leverage ratio, as defined in the senior facility agreements, starting in December 2024.

Subsequent to December 31, 2023, Bozzetto cancelled the unused available commitment under each of the Capex A and Capex B facilities amounting to €3.5 million and €3.5 million, respectively.

Under the terms of the senior facilities agreement, Bozzetto is subject to the satisfaction of a leverage ratio, which is measured on a quarterly basis starting on March 31, 2024. The leverage ratio is defined as the ratio of total net debt at the end of the relevant period over the trailing twelve months EBITDA, as defined in the senior facilities agreement.

57
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES (continued)

Bozzetto has pledged the entire corporate capital of Sapphire Srl, Giovanni Bozzetto S.p.A., BGB Giovanni Bozzetto S.A.U. and Asutex S.A.U. as security for these credit facilities.

Derivatives

As per conditions of the external financing agreement that required Bozzetto to hedge a minimum of 50% of its Facility A and B notional, Bozzetto entered into hedging derivatives agreements. These derivatives are as follows:

•	From draw date to June 2025: Interest rate swap with 0% floor (pay fixed - 3.715%; receive variable - E6M) covering €75.0 million of drawn amount.
•	From July 2025 to June 2026: Interest rate cap of the E6M at 3.5% covering €45.0 million of drawn amount.

As of December 31, 2023, the interest rate swap derivative had a negative fair value of $1.1 million and the interest rate cap derivative had a positive fair value of $0.4 million.

Other borrowings

As of December 31, 2023, Bozzetto had other current and non-current borrowings amounting to $6.0 million and $2.5 million, respectively.

CORTLAND INTERNATIONAL

Credit facilities

At December 31, 2023, certain subsidiaries of Cortland International (namely, Tufropes Private Limited and Tufnets Private Limited) had committed credit facilities with variable interest rates, when drawn, amounting to $18.3 million. (₹1,150.0 million). These subsidiaries have pledged the totality of their current assets as well as up to 60% of certain buildings as security for these facilities. As of December 31, 2023, the credit facilities were undrawn.

58
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SUMMARY OF CONTRACTUAL OBLIGATIONS

As at December 31, 2023, the non-cancellable estimated future minimum payments under Aimia's contractual obligations are as follows:

(in millions of Canadian dollars)	Total	2024	2025	2026	2027	2028	Thereafter
Contractual Obligations Long-term debt - Including interest payments, current & non-current portions (a)	224.6	24.0	28.1	28.9	34.3	24.0	85.3
Other borrowings - Including current and non-current portions	8.5	6.0	2.5	—	—	—	—
Lease liabilities including interest	13.5	3.5	3.3	2.3	1.6	1.3	1.5
Contractual Obligations	246.6	33.5	33.9	31.2	35.9	25.3	86.8

(a)	Includes mandatory principal and interest payments on Bozzetto's senior loans described under Bozzetto External Financing - Senior Loans.

59
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CONTINGENT LIABILITIES AND GUARANTEES

Guarantees and indemnifications

Aimia has agreed to indemnify its directors and officers, and the directors and officers of its subsidiaries, to the extent permitted under corporate law, against costs and damages incurred as a result of lawsuits or any other judicial, administrative or investigative proceeding in which said directors or officers are sued as a result of their services. The directors and officers are covered by directors’ and officers’ liability insurance.

In limited circumstances, Aimia may provide guarantees and/or indemnifications to third parties and/or employees to support the performance obligations of its subsidiaries under commercial and/or employment contracts or in regards to representations and warranties made by Aimia when Aimia disposed of businesses and other assets. No amount has been recorded in these financial statements with respect to the indemnification and guarantee agreements.

Aeroplan transaction

On January 10, 2019, Aimia completed the sale of Aeroplan Inc. (formerly known as Aimia Canada Inc.), the owner and operator of the Aeroplan loyalty program, to Air Canada, pursuant to the share purchase agreement entered into (the "SPA").

In addition to customary transactional indemnity clauses, Aimia had agreed to indemnify Air Canada for income tax payments that may arise after the closing date relating to pre-closing tax periods for Aeroplan Inc. This included the income tax audit conducted by the CRA regarding certain Aeroplan income tax matters dating back to 2013 (the "2013 CRA audit"). In regards to this tax payment indemnification clause, $100.0 million of the purchase proceeds were deposited in a separate interest-bearing account jointly controlled by Aimia and Air Canada pending the conclusion of the 2013 CRA audit.

Since the transaction close, Aimia received notices of reassessment from the CRA and Revenu Québec for the 2012 through 2017 taxation years and notices of assessment for the 2018 and 2019 taxation years. Aimia has funded the amounts due upon receipt of the assessments from the restricted cash account. The remaining restricted cash account balance of $66.9 million was released to Aimia in July 2020 in accordance with the terms of the SPA between Aimia and Air Canada.

Aimia, in conjunction with Aeroplan Inc., has initiated the process to vigorously contest these matters. Based on external advice it has received, the Corporation believes that it is more likely than not that Aeroplan Inc. will prevail in the recourse procedures available to taxpayers in these situations, which could eventually lead to a court contestation. Based on this assessment, Aimia did not record any income tax expenses related to discontinued operations in its financial statements and presents the amount funded in other non-current assets. Should Aeroplan Inc. be successful in its recourse procedures, the $32.9 million remitted to the CRA and Revenu Québec from the original $100.0 million restricted cash account would be returned to Aimia.

60
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CONTINGENT LIABILITIES AND GUARANTEES (continued)

PLM Transaction

As part of the PLM divestiture, the Corporation agreed to provide indemnification to PLM and Aeromexico in the event that PLM and Aeromexico suffer losses resulting from the default or breach by the Corporation of its obligations under the Definitive Agreement. The maximum potential future payments that the Corporation could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defenses, which cannot be estimated. However, historically, costs incurred to settle claims related to these indemnifications have not been material to the Corporation’s consolidated financial position, net income or cash flows.

In addition, Aimia and PLM and Aeromexico have agreed to share certain potential additional Mexican income and withholding tax liabilities that could result solely from this transaction. If any additional Mexican income and withholding tax liabilities are to be assessed by the Mexican tax authorities (the "Liability"), Aimia would assume and shall be solely responsible for the first US$27.5 million of Liability, PLM and Aeromexico would assume and be jointly and severally responsible for the next US$27.5 million and, for any amount above such US$55.0 million of the Liability, the Liability shall be assumed and shared equally between the parties, whereby Aimia shall be responsible for 50% of such Liability and PLM and Aeromexico shall assume and are jointly and severally responsible for the other 50% of such Liability. Aimia’s responsibility and obligation to pay its share of the Liability is limited to US$50.0 million and will not extend beyond five years from the date of filing before the tax authorities of the annual income tax return of PLM containing the tax liability resulting from this transaction, subject to statute of limitation extension by the tax authorities whereby the indemnification term would be extended until the expiration of such statute of limitations. No amount has been recorded in these financial statements with respect to this clause.

Class actions

Class actions seeking reimbursement of fuel surcharges, airport improvement fees and passenger charges

Following the completion of the sale of the Aeroplan Program and related assets on January 10, 2019, Aimia will bear 50% of the liability and costs, if any, associated with these class action proceedings against Aeroplan Inc., up to a cap of $25.0 million for Aimia, after which Air Canada is solely responsible.

Management believes that Aeroplan Inc. has a strong defense to these class actions and believes that it is more likely than not that its position will ultimately be sustained; therefore, no amount was recorded in the Corporation's consolidated financial statements as at December 31, 2023 and December 31, 2022.

61
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CONTINGENT LIABILITIES AND GUARANTEES (continued)

Other claims, litigation and legal proceedings

Claim from a former executive

On November 12, 2020, a former executive of the Corporation filed a statement of claim with the Ontario Superior Court against Aimia seeking, among other remedies, an aggregate of at least $9.0 million in compensatory and punitive damages for breach of contract and wrongful dismissal. Aimia has filed a statement of defense and counterclaim in January 2021. The counterclaim against the plaintiff seeks damages on the basis of the plaintiff’s breach of his employment contract. The parties have exchanged productions and conducted examinations for discovery. During the year ended December 31, 2022, the Corporation has recorded a provision of $4.0 million for this claim. The provision has been recorded in Selling, general and administrative expenses in the consolidated statements of operations and is presented in Other non-current liabilities in the consolidated statements of financial position.

The Corporation is actively contesting this claim.

Actions against alleged joint actors

On April 12, 2023, Aimia commenced an action against Christopher Mittleman before the Ontario Superior Court. Aimia alleged that Christopher Mittleman communicated with various Aimia shareholders relating to the acquisition and voting of Aimia shares. The Corporation subsequently amended its claim to name Mithaq Capital SPC (“Mithaq”) and Milkwood Capital (UK) Ltd. (“Milkwood”) as defendants. Aimia alleged, among other things, that Mithaq, Milkwood and Mr. Mittleman engaged in an undisclosed campaign to acquire Aimia shares in an effort to reconstitute Aimia’s board and alter its business strategy. Mr. Mittleman, Milkwood, and Mithaq each commenced counterclaims against Aimia. Aimia’s action and the defendants’ counterclaims were scheduled to be heard at a trial on January 8, 2024.

Additionally, on April 27, 2023, Mithaq commenced an application against Aimia before the Ontario Superior Court, seeking a review of the proxies cast at Aimia’s April 18, 2023 annual general meeting of shareholders (the “AGM”) and additional unspecified “ancillary relief”. On October 5, 2023, Mithaq brought a motion seeking a declaration that none of Aimia’s directors were elected at the AGM and an order calling a special meeting of Aimia shareholders. Mithaq’s motion was scheduled to be heard at the January 8, 2024 trial of Aimia’s action and the defendants’ counterclaims.

On December 29, 2023, Aimia announced that it had entered into a settlement agreement with Milkwood through which both Aimia and Milkwood agreed to dismiss all legal proceedings against each other. On January 3, 2024, Aimia announced that it had entered into a settlement agreement with Mr. Mittleman through which both Aimia and Mr. Mittleman agreed to dismiss all legal proceedings against each other.

Litigation settlement expenses related to these two settlement agreements have been recorded in selling, general and administrative expenses in the consolidated statements of operations and are presented in accounts payable and accrued liabilities in the consolidated statements of financial position. These expenses were not material.

On January 7, 2024, the trial of Aimia’s action, the defendants’ counterclaims, and Mithaq’s motion was adjourned. Aimia’s action against Mithaq remains outstanding.

62
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CAPITAL STOCK

At December 31, 2023, Aimia had 94,639,614 common shares, 5,083,140 Series 1 Preferred Shares and 4,355,263 Series 3 Preferred Shares issued and outstanding for an aggregate amount of $256.9 million. In addition, there were 1,102,671 stock options issued and outstanding under the Aimia Long-Term Incentive Plan.

COMMON SHARES & WARRANTS

Private Placement
On October 21, 2023, Aimia announced the closing of a Private Placement by strategic investors of 10,475,000 common shares together with 10,475,000 common share purchase warrants for total gross proceeds of $32.5 million, of which $23.4 million was allocated to the common shares and $9.1 million to the warrants.

Please refer to the Q4 2023 Highlights section for complete details on the Private Placement.

Normal course issuer bid

On June 17, 2021, the Corporation announced it had received approval from the Toronto Stock Exchange to purchase up to 7,349,638 of its issued and outstanding common shares under a normal course issuer bid ("NCIB") during the period from June 21, 2021 to no later than June 20, 2022 (the "2021-2022 NCIB"). During the year ended December 31, 2022, Aimia repurchased, under the 2021-2022 NCIB, 543,276 common shares for a total consideration of $2.6 million. Share capital was reduced by a negligible amount and the remaining $2.6 million was accounted for as a reduction of contributed surplus.

On June 17, 2022, the Corporation announced it had received approval from the Toronto Stock Exchange to purchase up to 7,780,322 of its issued and outstanding common shares under a normal course issuer bid during the period from June 21, 2022 to no later than June 20, 2023 (the "2022-2023 NCIB"). During the year ended December 31, 2022, Aimia repurchased, under the 2022-2023 NCIB, 7,780,322 common shares for a total consideration of $33.9 million. Share capital was reduced by $0.4 million and the remaining $33.5 million was accounted for as a reduction of contributed surplus.

Escrow shares and contingent shares

The consideration paid for the acquisition of Mittleman Investment Management, LLC, in June 2020 included up to 2.7 million common shares that could be issued to the sellers subject to achievement of certain earn-out and performance related targets. Of those 2.7 million common shares, 1.6 million were subject to forfeiture and/or clawback clauses, and have already been issued and deposited in escrow (the "escrow shares"). The remaining common shares could be issued upon achieving the performance related targets (the "contingent shares").

The performance related target that could still be achieved consists of Aimia's share price trading at a weighted average of $6.00/share or higher over a consecutive 20 day trading period prior to the fourth anniversary of the closing of the transaction in June 2024. If the performance threshold is not achieved prior to that date, a certain portion of the escrow shares will be forfeited based on Aimia's share price at such date and the contingent shares will not be issued. As of December 31, 2023, 485,053 escrow shares issued have already been clawed back by the Corporation and will not be released.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CAPITAL STOCK (continued)

PREFERRED SHARES

Preferred shares, Series 1

As of December 31, 2023, there are 5,083,140 issued and outstanding Series 1 Preferred Shares, all of which are listed on the Toronto Stock Exchange. The holders of the Series 1 Shares are entitled to receive quarterly fixed, cumulative, preferential cash dividends, as and when declared by the Corporation's Board of Directors, subject to compliance with the provisions of the Canada Business Corporations Act. The annual dividend rate of the Series 1 Preferred Shares for the five-year period from and including March 31, 2020 up to but excluding March 31, 2025 is 4.802%, being 3.75% over the five-year Government of Canada bond yield, as determined in accordance with the rights, privileges, restrictions and conditions attaching to the Series 1 Preferred Shares.

Preferred shares, Series 3 & Series 4

As of December 31, 2023, there are 4,355,263 issued and outstanding Series 3 Preferred Shares, all of which are listed on the Toronto Stock Exchange. The holders of the Series 3 Shares are entitled to receive quarterly fixed, cumulative, preferential cash dividends, as and when declared by the Corporation's Board of Directors, subject to compliance with the provisions of the Canada Business Corporations Act. The annual dividend rate for the five-year period from and including March 31, 2019 up to but excluding March 31, 2024 is 6.01%, being 4.20% over the five- year Government of Canada bond yield, as determined in accordance with the rights, privileges, restrictions and conditions attaching to the Series 3 Preferred Shares.

On February 22, 2024, Aimia announced that it would not be exercising its right to redeem all or part of the Series 3 Preferred Shares on March 31, 2024. As a result and subject to certain conditions, the holders of the Series 3 Preferred Shares had the right, at their option, to convert their shares into Cumulative Redeemable Floating Rate First Preferred Shares, Series 4 (the “Series 4 Shares”), subject to certain conditions. On March 22, 2024, Aimia announced that 2,706,112 of its 4,355,263 currently outstanding Series 3 Shares were tendered for conversion, on a one-for-one basis, into Series 4 Shares after having taken into account all election notices following the March 18, 2024 conversion deadline. As a result, on April 1, 2024, the Corporation will have 1,649,151 Series 3 Shares issued and outstanding and 2,706,112 Series 4 Shares issued and outstanding.

With respect to the Series 3 Shares outstanding on or after April 1, 2024, the annual dividend rate for the five-year period from and including March 31, 2024 up to but excluding March 31, 2029 will be 7.773%, being 4.20% over the five-year Government of Canada bond yield, as determined in accordance with the rights, privileges, restrictions and conditions attaching to the Series 3 Shares. With respect to the Series 4 Shares outstanding on or after April 1, 2024, the dividend rate for the floating rate period from and including March 31, 2024 to, but excluding, June 30, 2024 will be 9.181%, being equal to the three-month Government of Canada Treasury Bill yield plus 4.20% per annum, calculated on the basis of the actual number of days in such quarterly period divided by 365, as determined in accordance with the rights, privileges, restrictions and conditions attaching to the Series 4 Shares (the “Floating Quarterly Dividend Rate”). The Floating Quarterly Dividend Rate will be reset every quarter.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DIVIDENDS

Quarterly dividends declared to preferred shareholders of Aimia during the years ended December 31, 2023 and 2022 were as follows:

Three months ended	2023		2022
(in millions of Canadian dollars, except per share information)	Amount	Per preferred share	Amount	Per preferred share
Series 1
March 31,	1.5	0.300125	1.5	0.300125
June 30,	1.6	0.300125	1.6	0.300125
September 30,	1.5	0.300125	1.5	0.300125
December 31,	1.5	0.300125	1.5	0.300125
Total	6.1	1.200500	6.1	1.200500
Series 3
March 31,	1.7	0.375688	1.7	0.375688
June 30,	1.6	0.375688	1.6	0.375688
September 30,	1.6	0.375688	1.6	0.375688
December 31,	1.6	0.375688	1.6	0.375688
Total	6.5	1.502752	6.5	1.502752
Total preferred dividends on Series 1 and Series 3	12.6		12.6

Aimia is subject to Part VI.1 tax under the Income Tax Act (Canada) (the “ITA”) at an imposed tax rate of 40% associated with dividends paid on its preferred shares. For the year ended December 31, 2023, the gross amount of Part VI.1 tax expense is $5.1 million (2022: $5.1 million). Aimia transferred part of its Part VI.1 tax liability to a related Canadian subsidiary to offset part of the Part VI.1 tax by reducing the taxable income of its Canadian subsidiary and its Part 1 tax liability. Any unused Part VI.1 tax deduction are carried forward as non-capital losses under the rules specifically provided under the ITA.

During the years ended December 31, 2023 and 2022, the Corporation paid $2.1 million and $5.1 million of Part VI.1 tax, respectively.

On March 25, 2024, the Board of Directors of Aimia declared quarterly dividends of $0.300125 per Series 1 preferred share and $0.375688 per Series 3 preferred share, in each case payable on March 28, 2024, to shareholders of record on March 21, 2024.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
EARNINGS (LOSS) PER COMMON SHARE

	Three Months Ended December 31,		Years Ended December 31,
(in millions of Canadian dollars, except share and per share information)	2023	2022	2023	2022
Earnings (loss) attributable to equity holders of the Corporation	(59.2)	(23.3)	(188.0)	440.1
Deduct: Dividends declared on preferred shares related to the period	(3.1)	(3.1)	(12.6)	(12.6)
Earnings (loss) attributable to common shareholders	(62.3)	(26.4)	(200.6)	427.5
Weighted average number of common shares - Basic (a)	90,910,614	82,713,034	84,693,929	87,682,533
Adjustments for calculation of diluted earnings per share:
Stock options	—	—	—	17,982
Escrow shares	—	—	—	747,392
Weighted average number of common shares - Diluted	90,910,614	82,713,034	84,693,929	88,447,907
Basic earnings (loss) per common share	$(0.69)	$(0.32)	$(2.37)	$4.88
Diluted earnings (loss) per common share	$(0.69)	$(0.32)	$(2.37)	$4.83
(a) The weighted average number of basic common shares calculation excludes common shares issued and deposited in escrow as part of the MIM transaction as they are still subject to forfeitures as of December 31, 2023.

RELATED PARTIES TRANSACTIONS

TRANSACTIONS WITH A FORMER EXECUTIVE

Deferred share units

Effective March 29, 2022, in connection with a change of role of a former executive, all unvested DSUs held by that former executive have been forfeited. The liability associated with these unvested DSUs has been derecognized during the quarter ended March 31, 2022.

On March 27, 2023, the Corporation terminated the employment of the former executive. The termination of the former executive constitutes a termination of service under the Corporation’s DSU plan. Upon termination of service, the former executive became entitled, for each DSU credited to its account, to a payment in cash equivalent to the value of an Aimia common share. As of March 27, 2023, the former executive held 416,667 vested DSUs.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
RELATED PARTIES TRANSACTIONS (continued)

Secured promissory note

On July 8, 2022, the Corporation entered into a secured promissory note agreement to lend this former executive an amount of $1.3 million (US$1.0 million). The secured promissory note bears interest at 7.5% annually and matures at the earlier of (1) July 8, 2027 or (2) the date upon which the vested DSUs granted to the former executive are settled pursuant to the terms and conditions of the DSU plan. Interests are payable on a quarterly basis. The promissory note is secured by 300,000 common shares of the Corporation held by the former executive.

The termination of the employment of the former executive is considered an event of default under the secured promissory note agreement. As a result, the principal as well as accrued and unpaid interests outstanding have become immediately due. On March 27, 2023 a notice of default was sent to the former executive. The secured promissory note is presented as receivable from related party on the consolidated statement of financial position. Subsequent to December 31, 2023, Aimia has received full payment of the promissory note and accrued interest.

Escrow and contingent shares

Under the Purchase Agreement and related agreements (the “MIM Agreements”) regarding the purchase, by the Corporation, on June 19, 2020, of MIM, a portion of the consideration payable to the former executive was contingent upon his continued employment with the Corporation for a period of 10 years. Given the termination of the former executive before the end of such period, the Corporation is entitled to claw back the pro rata portion of the consideration attributable to that former executive, with recourse against the 485,053 shares attributable to the former executive placed in escrow at the time the acquisition of MIM closed. As of December 31, 2023, the escrow shares have not been cancelled yet. In addition, the former executive is no longer entitled to its 291,032 contingent shares in connection with the MIM acquisition.

As a result, an accrued liability for deferred compensation of $0.4 million has been reversed in the first quarter ended March 31, 2023, relating to the claw back of the escrow shares, as described above, and $0.6 million of the original contributed surplus recorded related to the contingent shares has been reclassified to retained earnings.

TRANSACTIONS WITH KOGNITIV

Convertible note

In January 2022, the Corporation invested $10.0 million in a secured subordinated convertible note of Kognitiv. During the year ended December 31, 2023, Aimia converted the totality of the invested amount and accrued interest into preferred shares and warrants of Kognitiv. Refer to the sub-section Net Changes in Fair Value of Investments within the Segmented Operating Results section for additional details.

Promissory Notes

First secured promissory note

In the first quarter ended March 31, 2023, the Corporation entered into a secured promissory note agreement with Kognitiv whereby the Corporation agreed to lend an amount of $5.0 million to Kognitiv. The promissory note bore interest at 12%, was subject to a 3% structuring fee and had a maturity date as of March 7, 2023 and was secured by

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
RELATED PARTIES TRANSACTIONS (continued)

all present and future accounts receivable of the borrowers and all proceeds thereof. The promissory note was fully repaid by Kognitiv on March 7, 2023, and the Corporation recognized total interest of $0.3 million over the course of the loan period. As of December 31, 2022, Aimia had advanced to Kognitiv an amount of $2.0 million out of the $5.0 million in regard to that promissory note. The amount was presented as Receivable from related party on the consolidated statements of financial position.

Second secured promissory note

During the third quarter of 2023, the Corporation entered into a second secured promissory note agreement totaling up to $4.5 million. Of this total, $1.0 million could only be funded upon the occurrence of certain conditions defined in the agreements, which were met during the year. The promissory note bears interest at 12% for the initial $3.5 million and 14% for the additional $1.0 million, and was subject to a $0.2 million structuring fee. The $3.5 million tranche matures on March 31, 2024, while the additional $1.0 million tranche was initially set to mature on December 31, 2023. Aimia and Kognitiv agreed to extend the maturity of the promissory note and are still negotiating terms of the extension at this time. The promissory note is secured by all present and future accounts receivable of the borrowers and all proceeds thereof. Aimia recorded interest income of $0.4 million during the year ended December 31, 2023, including the structuring fee.

Advance
During the year ended December 31, 2023, Aimia advanced an additional $1.0 million to Kognitiv. Subsequent to December 31, 2023, Aimia advanced $0.5 million. As of this time, Aimia and Kognitiv are still negotiating terms of this $1.5 million advance.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FINANCIAL RISK MANAGEMENT

Aimia, through its financial assets and liabilities and those of its Bozzetto and Cortland International operating businesses, has exposure to the following risks from its use of financial instruments: equity price risk, interest rate risk, credit risk, liquidity risk and currency risk. Senior management of Aimia, Bozzetto and Cortland are responsible for setting risk levels and reviewing risk management activities as they determine to be necessary.

Equity Price Risk

Equity price risk refers to the risk that the fair value of investments in equity instruments will vary as a result of changes in market prices of the investments. The carrying values of investments subject to equity price risk are based on quoted market prices as of the consolidated statements of financial position dates. Market prices are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuations in the market price of a security may have no relation to the intrinsic value of the security. Furthermore, amounts realized in the sale of a particular security may be affected by the quantity of the security being sold. The Corporation manages its equity price risk by limiting the size of these investments relative to its total assets.

The table below shows the impact to the Corporation on consolidated earnings before income taxes of a 10% increase or decrease in quoted market prices on investments subject to equity price risk in the consolidated statements of financial position of the Corporation. The selected change does not reflect what could be considered the best or worst case scenarios.

December 31, 2023	Fair value	Price/NAV change %	Estimated fair value after price/NAV change	Pre-tax impact on net income
(in millions of Canadian dollars unless otherwise noted)
Investments in marketable securities	27.8	+10%	30.6	2.8
Investments in marketable securities	27.8	-10%	25.0	(2.8)

Investments in investments funds	5.5	+10%	6.1	0.6
Investments in investments funds	5.5	-10%	4.9	(0.6)

December 31, 2022	Fair value	Price/NAV change %	Estimated fair value after price/NAV change	Pre-tax impact on net income
(in millions of Canadian dollars unless otherwise noted)
Investments in marketable securities	52.9	+10%	58.2	5.3
Investments in marketable securities	52.9	-10%	47.6	(5.3)

Investments in special purpose	26.7	+10%	29.4	2.7
Investments in special purpose	26.7	-10%	24.0	(2.7)

vehicles and investments funds vehicles and investments funds

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FINANCIAL RISK MANAGEMENT (continued)

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Aimia is exposed to fluctuations in interest rates with respect to cash and cash equivalents as well as restricted cash, which bear interest at variable rates and are mainly held in the form of bank trading or saving accounts.

Through Bozzetto, Aimia is exposed to interest rate risk due to the debt financing, which part of its variable interest is based on the Euribor 6 months. Bozzetto uses, to cover part of its financing, some derivative financial instruments designating them to cover cash flows with the aim of predetermining the interest cash outflows on a portion of the financing. At 31 December 2023, an interest rate swap (“IRS”) instrument was established with a notional amount of €75.0 million. Derivative instruments are recognized at their fair value.

At December 31, 2023, the interest rate risk profile of Aimia's interest bearing financial instruments was as follows:

	December 31,
(in millions of Canadian dollars)	2023	2022
Variable rate instruments
Cash, cash equivalents and restricted cash	109.5	505.3
Other borrowings	(8.5)	—
Long-term debt (including current portion)	(158.0)	—

For the year ended December 31, 2023, a 1% variance in the interest rates on Aimia's cash, cash equivalents and restricted cash, would have an impact of $1.1 million (2022: $5.1 million) on earnings before income taxes. The same variance in interest rates would not have a significant impact on the other borrowings.

With reference to the Bozzetto senior loans, a 1% variance in the Euribor 6 months rate on the portion not hedged by the IRS, would have an impact of $0.6 million on earning before income taxes.

These analysis assumes that all other variables, in particular foreign currency rates, remain constant. The analysis is performed on the same basis than for the year ended December 31, 2022, when applicable.

Credit Risk

Credit risk is the risk of loss due to a counterparty's inability to meet its obligations. At December 31, 2023 and 2022 Aimia's credit risk exposure consists mainly of the carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, receivable from related party, convertible notes and other investment income receivable.

Cash and cash equivalents

The credit risk on cash and cash equivalents is limited because the counterparties are Canadian and international banks with high credit-ratings assigned by international credit-rating agencies. Aimia has no history of credit loss arising from those financial instruments. For the years ended December 31, 2023 and 2022, no expected credit loss allowance has been recorded in regards to those financial instruments.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FINANCIAL RISK MANAGEMENT (continued)

Accounts receivable

As of December 31, 2023, Aimia is exposed to credit risk related to accounts receivable arising from the operating activities of its Bozzetto and Cortland International business.

Credit risk related to commercial counterparties is managed and monitored. The Corporation does not have high concentrations of credit risk. However, procedures are in place to ensure that sales of products and services are made to customers with high reliability, taking into account their financial position, past experience and other factors. Credit limits on major customers are based on internal and external assessments based on management approved thresholds. The use of credit limits is monitored periodically.

The accounts receivable are exposed net of the expected credit loss provision. The provision is considered appropriate based on the estimated risks of insolvency of counterparties and disputed amounts by counterparties, if any. During the year ended December 31, 2023, the Corporation has recorded an expected credit loss expense of $0.8 million in regard to these accounts receivable (2022: not significant). The actual write-offs of accounts receivable during the year ended December 31, 2023 have not been significant.

Convertible note

As of December 31, 2023, Aimia also has an investment in a convertible notes of TRADE X.

For the TRADE X A&R Note, the Corporation is exposed to credit risk in the event that the A&R Note is not converted into equity of TRADE X or repaid in accordance with the terms of the A&R Note described above. The A&R Note is secured by an hypothec of $45.0 million on the universality of all of TRADE X's movable property, corporeal and incorporeal, present and future, of whatever nature and wherever situated. This security is subordinated to the security granted by TRADE X under other external financing agreement entered into by TRADE X. Based on recent developments regarding TRADE X, Aimia estimated the fair value of the A&R Note to be nil and therefore currently does not expect to be recovering any of its principal and accrued interest.

Secured promissory notes

As of December 31, 2023, Aimia also had $5.7 million (including accrued interest) invested in secured promissory notes of Kognitiv. Aimia manages the credit risk related to these instruments by limiting the loans made to Kognitiv and through securing the instrument with certain Kognitiv assets. Refer to the Related parties transactions section for more details on the notes and available security.

Liquidity Risk

Aimia's objective is to maintain sufficient liquidity to meet its financial liabilities as they come due. At December 31, 2023, Aimia and its Bozzetto and Cortland International operating subsidiaries are exposed to liquidity risk on its accounts payable and accrued liabilities, other borrowings as well as long-term debt. Aimia manages liquidity risk through the constant monitoring of its cash balances and cash flows generated from operations to meet financial liability requirements.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FINANCIAL RISK MANAGEMENT (continued)

At December 31, 2023, maturities of the financial liabilities are as follows:

(in millions of Canadian dollars)	Total	2024	2025	2026	2027	2028	Thereafter
Long-term debt - Including interest payments, current & non-current portions	224.6	24.0	28.1	28.9	34.3	24.0	85.3
Other borrowings - Including current and non-current portions	8.5	6.0	2.5	—	—	—	—
Accounts payable and accrued liabilities	75.7	75.7	—	—	—	—	—
Total	308.8	105.7	30.6	28.9	34.3	24.0	85.3

The contractual cash flows of lease liabilities are presented in the section Summary of contractual obligations. The carried interest liabilities ($20.0 million) and the liability related to put options granted to non-controlling interests ($7.2 million) do not have fixed maturities and therefore, are not presented in the table above.
The Aimia warrants issued in connection with the private placement are classified as liabilities but do not include any obligation to deliver cash to the holders of the warrants. Therefore, they are not presented in the table above.

Currency Risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Aimia can invest in various international equity instruments that are denominated in a currency that is not the functional currency of the Corporation or any of its subsidiaries. Aimia, through its Bozzetto and Cortland International operating businesses, is also exposed to currency risk from accounts receivable denominated in a currency that is not the functional currency of these subsidiaries.

At December 31, 2023 and 2022, the Corporation's main exposures to those currencies was as follows:

Balance as at December 31, 2023
(in millions of Canadian dollars)	USD	HKD	MYR
Financial assets
Cash and cash equivalents	47.3	—	—
Accounts receivables	6.7	—	—
Investments in marketable securities	—	—	27.7
Investment in private companies and other financial instruments	5.5	27.7	—
Other investment income receivable	—	4.2	—
	59.5	31.9	27.7
Financial liabilities Accounts payable and accrued liabilities	5.9	—	—
	5.9	—	—
Foreign currency exposure	53.6	31.9	27.7
Effect of a 1% change in the exchange rate	0.5	0.3	0.3

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FINANCIAL RISK MANAGEMENT (continued)

Balance as at December 31, 2022
(in millions of Canadian dollars)	USD	HKD	MYR
Financial assets Cash and cash equivalents	0.2	—	—
Account receivables	—	—	0.2
Investments in marketable securities	—	—	31.0
Investment in private companies and other financial instruments	84.0	54.7	—
Long-term receivable	—	3.7	—
	84.2	58.4	31.2
Foreign currency exposure	84.2	58.4	31.2

Effect of a 1% change in the exchange rate	0.8	0.6	0.3

The Corporation's exposure to other foreign exchange movement is not significant.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CHANGES IN ACCOUNTING POLICIES

Adoption of revised accounting standards

The Corporation has adopted the following revised standards as detailed below:

Deferred taxes related to assets and liabilities arising from a single transaction (Amendments to IAS 12, IFRS 1)

The IASB issued 'Deferred taxes related to assets and liabilities arising from a single transaction (Amendments to IAS 12). The amendments require an entity to recognize deferred tax on certain transactions that give rise to equal amounts of taxable and deductible temporary differences on initial recognition. The amendments are effective for annual reporting periods beginning on or after January 1, 2023. The amendments did not have any impact on the consolidated statements of the Corporation.

Accounting policy disclosures: Changes in estimates vs accounting policies (Amendments to IAS 1, IAS 8)

The IASB issued 'Definition of Accounting Estimates, which amended IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors'. The amendments introduced the definition of accounting estimates and included other amendments to IAS 8 to help entities distinguish changes in accounting estimates from changes in accounting policies. The amendments are effective for annual reporting periods beginning on or after January 1, 2023. The amendments did not have any impact on the consolidated statements of the Corporation.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CHANGES IN ACCOUNTING POLICIES (continued)

Change in presentation of consolidated statement of operations

The acquisitions of Bozzetto and Tufropes/Cortland represent a significant change in the nature of the Corporation's operations. Following a review of its financial statements, the Corporation believes that a classification of its expenses by function instead of by nature is more aligned with the Corporation's current activity. As a result of this change, comparative information has been reclassified as follows:

	Three Months Ended December 31, 2022
(in millions of Canadian dollars)	As originally presented	Change in classification	Restated
Statement of operations (extract)

Revenue from contracts with customers	$0.3	$—	$0.3
Cost of sales	—	—	—
Gross Profit	0.3	—	0.3

Other Income from investments
Net change in fair value of investments	(10.2)	—	(10.2)
Interest, dividend and other investment income	4.2	—	4.2
Share of net loss from equity-accounted investments	(5.3)	—	(5.3)
Loss on disposal of equity-accounted investments	(0.1)	—	(0.1)
	(11.4)	—	(11.4)
Operating expenses
Selling, general and administrative expenses	—	(7.4)	(7.4)
Compensation and benefits	(4.0)	4.0	—
Professional, advisory and service fees	(2.7)	2.7	—
Insurance, technology and other office expenses	(0.7)	0.7	—
Depreciation and amortization	—	—	—
Impairment charge	—	—	—
Loss before the following items:	(18.5)	—	(18.5)
Financial expenses, net	(3.0)	—	(3.0)
Fair value loss on contingent consideration	(0.2)	—	(0.2)
Increase in limited partners' capital liability	(0.3)	—	(0.3)
Loss before income taxes	(22.0)	—	(22.0)

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CHANGES IN ACCOUNTING POLICIES (continued)
Restate
	Year Ended December 31, 2022
(in millions of Canadian dollars)	As originally presented	Change in classification	Restated
Statement of operations (extract)
Revenue from contracts with customers	$1.5	$—	$1.5
Cost of sales	—	—	—
Gross Profit	1.5	—	1.5
Other Income from investments
Net change in fair value of investments	(39.5)	—	(39.5)
Interest, dividend and other investment income	11.5	—	11.5
Share of net loss from equity-accounted
investments	(27.5)	—	(27.5)
Gain on disposal of equity-accounted investments	530.5	—	530.5
	475.0	—	475.0
Operating expenses
Selling, general and administrative expenses	—	(20.7)	(20.7)
Compensation and benefits	(12.0)	12.0	—
Professional, advisory and service fees	(5.5)	5.5	—
Insurance, technology and other office expenses	(3.1)	3.1	—
Depreciation and amortization	(0.1)	0.1	—
Impairment charge	(11.4)	—	(11.4)
Earnings before the following items:	444.4	—	444.4
Financial expenses, net	(3.0)	—	(3.0)
Fair value gain on contingent consideration	1.0	—	1.0
Decrease in limited partners' capital liability	2.9	—	2.9
Earnings before income taxes	445.3	—	445.3

Cost of sales

Presented in costs of sales include expenses related to cost of materials consumed, change in inventory of finished goods and work-in-progress, direct labor compensation and benefits, property, plant and equipment depreciation and amortization as well as other direct production costs. The amortization of the customer relationships and trade names intangible assets of Bozzetto and Cortland International is also included in costs of sales.

Selling, general and administrative expenses

Presented in selling, general and administrative include compensation and benefits expenses, freight costs, fees paid to distributors, professional, advisory and services fees as well as insurance, technology and other office expenses, including costs related to public company disclosure and Board costs, executive leadership, legal, finance and administration. The amortization of the customer relationships of MIM is also included in selling, general and administrative expenses.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in accordance with the International Financial Reporting Standards (“IFRS”) requires management to make estimates, judgments and assumptions that management believes are reasonable based upon the information available. These estimates, judgments and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results can differ from those estimates (refer to Caution regarding forward-looking information). For the year ended December 31, 2023, significant judgments and estimates made in preparation of the audited consolidated financial statements are listed below.

Judgments

Judgments made in applying accounting policies that have the most significant effects on the amounts reflected in these consolidated financial statements are as follows:

•	Consolidation: whether the Corporation has control or significant influence over an investee.
•	The determination of the functional currencies of the Corporation's subsidiaries when the primary indicators are mixed.
•	Whether or not the Corporation is reasonably certain to exercise extension options over certain leases.

Estimates

Information about assumptions and estimation with a significant risk of resulting in material adjustments within the next year are included within the following notes:

•
Measurement of the fair value of the assets acquired and liabilities assumed for the Bozzetto, Tufropes and Cortland business acquisitions that occurred during the year. The valuation techniques used by third-party valuators for measuring the fair value of material assets acquired were as follows:

◦
Property, plant and equipment: The valuation models considered market prices for similar items for property valuation (sales comparison approach) and depreciated replacement cost for plant and equipment (cost approach). Depreciated replacement cost reflects adjustments for physical deterioration as well as functional and economic obsolescence. Key assumptions for the property valuation include selected benchmark properties. Key assumptions for the plant and equipment valuation include the determination of the replacement cost new, the estimation of the useful lives of the assets as well as the determination of any functional or economic obsolescence.

◦
Intangible assets: The valuation models considered the relief-from-royalty method, using a discounted cash flow, for the valuation of Trade names and the multi-period excess earnings method, using a discounted cash flow, for the valuation of customer relationships. The relief-from- royalty method considers estimated royalty payments that are expected to be avoided as a result of owning the assets. Key assumptions include revenue forecasts, selected royalty rate and discount rate. The multi-period excess earnings method considers the present value of net cash flows expected to be generated by the customer relationships, by excluding any cash flows related to contributory assets. Key assumptions include discretionary cash flows forecasts and discount rate.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING ESTIMATES (continued)

◦
Inventory: The fair value of the finished goods was determined based on the estimated selling price in the ordinary course of business less the estimated costs of disposal and reasonable profit allowance.

•	Measurement of the fair value of the investment in Clear Media, which include significant unobservable inputs. These inputs are detailed in the table below;
•	Measurement of the Paladin carried interest in Bozzetto and Cortland International, which include significant unobservable inputs. These inputs are detailed in the Other 2023 Highlights section;
•	Measurement of the fair value of the PLM contingent consideration receivable, which include significant unobservable inputs. These inputs are described in the Q4 2023 Highlights section;
•
Goodwill impairment test, including key assumptions underlying recoverable amounts, particularly future cash flows, EBITDA multiple and discount rates. These inputs are detailed in Note 11 of Aimia's audited consolidated financial statements for the years ended December 31, 2023 and 2022;

•
Recognition of deferred tax assets, availability of future taxable profit against which deductible temporary differences and tax losses carried forward can be utilized. Refer to Note 16 of Aimia's audited consolidated financial statements for the years ended December 31, 2023 and 2022;

•
Measurement of post-employment benefits obligations, including key actuarial assumptions. These assumptions are detailed in Note 17 of Aimia's audited consolidated financial statements for the years ended December 31, 2023 and 2022;

•
Recognition and/or measurement of contingent liabilities, including assumptions about the likelihood and magnitude of potential outflows of resources. Refer to the section Contingent liabilities and guarantees.

Measurement of fair value of the investments in private companies and other financial instruments

The following table provides information about how the fair value of the investments in private companies and other financial instruments were derived.

December 31, 2023
Investments	Valuation technique	Key valuation inputs	Range	Sensitivity
Clear Media Limited	Income Approach - Discounted cash flows	Discount rate Long-term growth rate Discretionary cash flow	17.5% - 20% 3%	+/- 1% = +/- $2.4MM +/- 1% = +/- $1.4MM
Kognitiv - Warrants	Market Approach - Black- Scholes option pricing model	Share price Volatility Exercise price	$0.59 50% $1.5	Not significant
Investment funds	Price Based	Net Asset Value attributed based on investor statement	N/A	N/A

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CRITICAL ACCOUNTING ESTIMATES (continued)

December 31, 2022
Investments	Valuation technique	Key valuation inputs	Range	Sensitivity
Clear Media Limited	Income & Market Approach - EBITDA multiple (adjusted for change in accounting pronouncements)	EBITDA multiple Return to historical profitability by Discount rate	8.0x - 8.5x 2025 19% - 21%	+/- 1.0x = +/- $7.1MM
TRADE X - Preferred shares	Market Approach - of valuation techniques and inputs, including Preferred Shares Series A financing round, Revenue and EBITDA multiples.	EBITDA multiple Revenue multiple Series A financing round enterprise value	9.0x - 10.0x 0.5x US$285MM	A combined change in multiple of +/- 1.0x on EBITDA multiple and 0.1x on revenue multiple would have an impact of +/- $2.2MM
TRADE X - Convertible Note	Market Approach - Coupled partial differential equations solved numerically using finite difference methods.	Conversion price (maturity) Qualified Financing conversion discount Share price Implied Credit Spread Volatility	US$108.40 27.5% US$91.60 41% 60%	+/- 10% = +/- $0.4MM +/- 1% = +/- $0.1MM + 5% = - $0.4MM - 5% = - $0.2MM
TRADE X - Warrants	Market Approach - Black- Scholes option pricing model	Share price Volatily Exercise price	US$91.60 60% US$0.001	+/- 10% = +/- $0.4M
Kognitiv - Convertible Note	Market Approach - Coupled partial differential equations solved numerically using finite difference methods	Conversion price (maturity) Qualified Financing conversion discount Share price Implied Credit Spread Volatility	US$4.00 20% US$0.74 22% 74%	+/- 10% = +/-$0.1MM +/- 1% = +/- $0.2MM +/- 5% = +/- $0.1MM
Special purpose vehicles	Price Based	Net Asset Value attributed based on investor statement	N/A	N/A
Investment funds	Price Based	Net Asset Value attributed based on investor statement	N/A	N/A

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FUTURE ACCOUNTING CHANGES

The following standards and amendments have been published and their adoption is mandatory for future accounting periods.

Non-current liabilities with covenants (Amendments to IAS 1)

The IASB issued amendments ‘Non-current liabilities with covenants’ to IAS 1 ‘Presentation of financial statements’. The new amendments aim to improve the information an entity provides when its right to defer settlement of a liability is subject to compliance with covenants within twelve months after the reporting period. The new amendments are effective for annual reporting periods beginning on or after January 1, 2024 and override the previous amendments. At this time, the Corporation does not anticipate that these changes will have a significant impact on its consolidated financial statements.

Lease liability in a sale and leaseback (Amendments to IFRS 16)

The IASB issued 'Lease liability in a sale and leaseback' (Amendments to IFRS 16). The amendments clarify how a seller-lessee subsequently measures sale and leaseback transactions that satisfy the requirements in IFRS 15 to be accounted for as a sale. The amendments are effective for annual reporting periods beginning on or after January 1, 2024. The Corporation has not entered into a sale and leaseback transaction in the year ended December 31, 2023, and does not enter into these type of transaction on a regular basis. Therefore, management does not expect the amendments to have significant impact, if any, on its consolidated financial statements.

Amendments to IAS21 - Lack of exchangeability

The IASB amended IAS 21 'The Effects of Changes in Foreign Exchange Rates' to add requirements to help entities to determine whether a currency is exchangeable into another currency, and the spot exchange rate to use when it is not. These new requirements will apply from 2025, with early application permitted. At this time, management does not expect the amendments to have significant impact, if any, on its consolidated financial statements.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CONTROLS AND PROCEDURES

DISCLOSURE CONTROLS AND PROCEDURES
Disclosure controls and procedures within Aimia have been designed to provide reasonable assurance that all relevant information is identified to the Disclosure Policy Committee to ensure appropriate and timely decisions are made regarding public disclosure.
An evaluation of the design and effectiveness of the operation of Aimia's disclosure controls and procedures has been conducted by Aimia, under the oversight of the Chief Executive Officer ("CEO", role currently held by the executive chairman) and the Chief Financial Officer ("CFO"). Based on this evaluation, the CEO and CFO have concluded that, as of December 31, 2023, Aimia's disclosure controls and procedures, as defined by National Instrument 52-109 - Certification of Disclosure in Issuers' Annual and Interim Filings, are effective to ensure that information required to be disclosed in reports that are filed or submitted under Canadian securities legislation is recorded, processed, summarized and reported within the time periods specified therein.
The Audit, Finance and Risk Committee reviewed this MD&A and the consolidated financial statements, and the Board of Directors of Aimia approved these documents prior to their release.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of Aimia’s financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.
Aimia, under the oversight of the CEO and CFO, has used the criteria established in the 2013 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), to assess the effectiveness of Aimia's internal controls over financial reporting. Based on this evaluation, the CEO and CFO have concluded that internal control over financial reporting, as defined by National Instrument 52-109, was effective as at December 31, 2023 based on the applicable criteria, subject to the scope limitation referred below.
Because of inherent limitations, internal control over financial reporting and disclosure controls can provide only reasonable assurances and may not prevent or detect misstatements. Furthermore, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

A material change in internal control over financial reporting (ICFR) is a change that has, or is reasonably likely to materially affect, the issuer’s ICFR. Subject to the scope limitation referred below, there has been no change in Aimia's internal control over financial reporting that occurred during the year ended December 31, 2023 that has materially affected, or is reasonably likely to materially affect, Aimia's internal control over financial reporting.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CONTROLS AND PROCEDURES (continued)

SCOPE LIMITATION
The Corporation has limited the scope of design of internal controls over financial reporting for Tufropes, Cortland and Bozzetto. This scope limitation is in accordance with National Instrument 52-109 section 3.3 (1) (b), which allows for an issuer to limit scope for businesses it acquired not more than 365 days prior to the end of the reporting period.

Cortland International

The summary financial information related to Tufropes and Cortland (reported together under the Cortland International segment) presented in Aimia's audited consolidated financial statements and MD&A for the year ended December 31, 2023 is as follows:

Year Ended December 31,
(in millions of Canadian dollars)	2023
Revenue	98.7
Earnings (loss) before income taxes	(34.4)
Total Assets	278.8
Total Liabilities (a)	127.9

(a) Total liabilities reported for Cortland International include an intercompany loan payable of $104.3 million as well as a carried interest liability of $7.4 million.

Bozzetto

The summary financial information related to Bozzetto presented in Aimia's audited consolidated financial statements and MD&A for the year ended December 31, 2023 is as follows:

Year Ended December 31,
(in millions of Canadian dollars)	2023
Revenue	192.1
Earnings (loss) before income taxes	(29.9)
Total Assets	487.0
Total Liabilities (a)	301.3

(a)  Total liabilities reported for Bozzetto include a carried interest liability of $12.6 million.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
RISKS AND UNCERTAINTIES AFFECTING THE BUSINESS

The results of operations and financial condition of Aimia are subject to a number of risks and uncertainties, and are affected by a number of factors outside of the control of Management. The following section summarizes certain of the major risks and uncertainties that could materially affect our future business results going forward. The risks described below may be interrelated, and should be considered as a whole. The risks described below may not be the only risks faced by Aimia. Other risks which currently do not exist or which are deemed immaterial may surface and have a material adverse impact on Aimia’s results of operations and financial condition.

Shareholder Activism

While Aimia values constructive input from shareholders and stakeholders, certain shareholders may from time to time engage in proxy solicitations, advance shareholder proposals, attempt to acquire control via a hostile take-over bid or otherwise or attempt to involve themselves in the governance, strategic direction, and operational matters of Aimia. Aimia may continue to be or may become subject to further shareholder activity and demands in the future. Aimia generally takes appropriate measures to ensure that all activist activities involving its shareholders are conducted in accordance with all applicable laws.

Responding to proxy contests, hostile take-over bids and other actions by activist shareholders can be costly and time-consuming, disrupting operations and diverting the attention of Aimia’s senior management and employees from the pursuit of business strategies. Perceived uncertainties as to Aimia’s future direction resulting from such a situation could result in the loss of potential business opportunities, cause concern to current or potential investors, and make it more difficult to attract and retain qualified personnel and business partners. Actions of activist shareholders may cause significant fluctuations in the market price for Aimia’s securities based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of Aimia’s business.

Cortland International

Cortland International, one of Aimia’s operating segments, is subject to industry-specific risks, including but not limited to those described below.

Cortland International depends on various components, materials and services from supply chain partners to manufacture products. It is possible that supplier relationships could be terminated or otherwise disrupted, or that suppliers may be unable to timely deliver required components, materials or services. Cortland International’s products are used in applications where quality and performance are critical. If high standards, including various quality certifications, expected by customers, or competitors are able to produce higher quality products, sales may be harmed by the loss of existing customers and ability to attract new customers. A manufacturing disruption, such as equipment downtime, facility shutdown or casualty loss, could lead to production curtailment and could substantially impair Cortland International’s business. Interruptions in production capabilities could increase production costs and reduce sales and earnings. In addition to lost revenue, long-term business interruption could result in the loss of some customers. To the extent these events are not covered by insurance, Cortland International will be unable to recover insurance proceeds to reimburse for losses or business interruption, or if Cortland International is insured but there are delays in the receipt of such reimbursements, cash flows may be adversely impacted.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
RISKS AND UNCERTAINTIES AFFECTING THE BUSINESS (continued)

Cortland International relies heavily on certain raw materials (principally rod, polymers and synthetic fibers), and energy sources (principally electricity, natural gas and propane) in its manufacturing processes. As a result, earnings are affected by changes in the costs and availability of these raw materials and energy. Unanticipated increases in the prices of such commodities could increase costs, negatively impacting business, results of operations and financial condition if Cortland International is unable to fully offset the effects of higher raw material or energy costs through price increases, productivity improvements or cost-reduction programs. Although Cortland International is not significantly dependent on any one or a limited number of suppliers, the loss of significant raw material suppliers could cause shortages, which could have a material adverse effect on operations. The imposition of tariffs pursuant to trade laws and regulations in the jurisdictions in which operations and suppliers are located can have an adverse impact on our business by placing tariffs and tariff rate quotas on the import of certain raw materials and raising the prices of raw materials required for production. In addition, under certain tax laws, customs and taxing authorities may, from time to time, review the tariff classifications used to import raw materials and export products.
Cortland International’s customers generally fall into two categories: distributors and end-users. The majority of sales are made through distribution and internationally, sales are made through both indirect and direct sales channels. As a result, Cortland International relies on distributors, vendors, service providers, business partners and other third parties to distribute, market and sell many of our products, as well as perform other services relating to our business. Cortland International relies on these third parties to meet their contractual, legal, regulatory and other obligations. A failure to maintain these relationships or poor performance by these third parties could negatively impact Cortland International’s business. In addition, Cortland International cannot guarantee that the contractual terms and protections and compliance controls, policies and procedures we have put in place will be sufficient to ensure that such third parties will meet their legal, contractual and regulatory obligations or that these terms, controls, policies, procedures and other protections will protect us from acts committed by agents, contractors, distributors, service providers or business partners that violate contractual obligations or the laws or regulations of the jurisdictions in which we operate, including matters respecting anti-corruption, fraud, bribery and kickbacks and false claims, pricing, sales and marketing practices, privacy laws and other legal obligations. Any failure of such third parties to meet these legal, contractual and regulatory obligations or any improper actions by such third parties or even allegations of such non-compliance or actions could damage Cortland International’s reputation, adversely impact the ability to conduct business in certain markets and subject Cortland International to civil or criminal legal proceedings and regulatory investigations, monetary and non-monetary damages and penalties and could cause us to incur significant legal and investigatory fees and, as a result, could have a material adverse effect on the business, financial condition, cash flows and results of operations.
Due to the nature of Cortland International’s products and use in the aerospace, defense, marine, shipping, offshore energy, industrial, safety, fishing and aquaculture industries, potential exposure to product liability claims may result in the event that the use of any of Cortland International’s products results in personal injury or property damage, or a failure of products causes a work stoppage. Cortland International’s products and solutions are often used in high-risk and unpredictable environments, in the event the parties using Cortland International’s products are injured, or if any products are alleged to have contributed to such injuries, Cortland International may be subject to claims. Any such claims may be significant. Product liability claims against Cortland International could have a negative reputational impact. Manufacturing defects may not be discovered for some time after new products are introduced. In the event that any products prove to be defective, among other things, Cortland International may be responsible for any related damages, and may be required to recall or redesign such products. Any insurance maintained may not

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
RISKS AND UNCERTAINTIES AFFECTING THE BUSINESS (continued)

continue to be available on terms acceptable to us or such coverage may not be adequate for liabilities actually incurred. Should this occur, investments in manufacturing processes may be required, which could increase expenses, reduce margins and adversely affect cash flows.
As activities in certain facilities involve the handling, storage, use and disposal of hazardous substances, Cortland International may be subject to material liabilities arising from conditions caused by the release of these substances. Such liability can include the costs of investigation and clean-up, fines and penalties sought by environmental authorities and damages arising out of personal injury and contaminated property and other toxic tort claims, as well as claims for lost or impaired natural resources. Certain environmental laws impose strict liability, and under certain circumstances, joint and several liability on current and prior owners and operators of sites without regard to comparative fault. In addition, environmental requirements change frequently, and have tended to become more stringent over time. Cortland International cannot predict what environmental laws or regulations will be enacted or amended in the future, how existing or future laws or regulations will be interpreted or enforced or the amount of future expenditures that may be required to comply with such laws or regulations. Failure to maintain or comply with environmental permits, governmental approvals or other environmental requirements necessary to operate, exposure to any one of the possible environmental obligations and liabilities listed above, and the uncertainty that indemnification rights will result in the recovery of any environmental losses that may arise, may subject us to significant obligations and liabilities that could have a material adverse effect on Cortland International’s business, financial condition and results of operations.
Due to the extent of Cortland’s International operations and sales, it is important that Cortland International hires, retains and develops a highly skilled and diverse global workforce. Cortland International competes to hire new personnel with a variety of capabilities in the many countries in which products are manufactured and marketed. Time and resources are invested to develop and retain employees' skills and competencies. Cortland International could experience unplanned or increased turnover of employees, fail to develop adequate succession plans for leadership positions, or fail to hire and retain a workforce with the skills and in the locations we need to operate. Cortland International could also fail to attract and develop personnel with key emerging capabilities that are needed to continue to respond to changing end user and customer needs, including skills in the areas of manufacturing, engineering, sales, service, and various functional support areas. Occurrence of any of these conditions could deplete Cortland International’s institutional knowledge base and erode competitiveness. Many of Cortland International’s operations are highly labor intensive. Cortland International continues to experience a tight and competitive labor market and could face unforeseen challenges in the availability of labor. A sustained labor shortage or increased turnover rates within Cortland International’s employee base have led and could lead to increased costs such as increased overtime to meet demand or increased wages to attract and retain employees. We have also been negatively affected and could continue to be negatively affected by labor shortages and other constraints experienced by Cortland International’s partners, including distributors, external manufacturing partners and freight providers. Failure to achieve and maintain a diverse workforce, compensate employees competitively and fairly, maintain a safe and inclusive environment or promote employee well-being could affect Cortland International’s reputation and also result in lower performance and an inability to retain valuable employees.
Cortland International’s products are reliant in part on intellectual property protections including trade names, copyright and patent protection. Cortland International, however, cannot guarantee protection for its intellectual property in the future or that such protection will be adequate for future operations. Cortland International faces risks

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
RISKS AND UNCERTAINTIES AFFECTING THE BUSINESS (continued)

of ineffective protection and enforcement of intellectual property rights in jurisdictions where Cortland International sources and distribute products, some of which do not protect intellectual property rights to the same extent as Canada or the United States. If unsuccessful in challenging a party’s products on the basis of infringement of intellectual property rights, continued sales of these products could adversely affect sales, devalue brands and result in a shift in consumer preference away from Cortland International’s products. Cortland International may face significant expenses and liability in connection with the protection of intellectual property rights.

Giovanni Bozzetto S.p.A.

Giovanni Bozzetto S.p.A. (“Bozzetto”), one of Aimia’s operational segments, is subject to industry-specific risks, including but not limited to those described below.
Bozzetto manufactures and distributes specialty chemical solutions for various industries including but not limited to the textile industry, dispersion solutions and water solutions industries. As a result, Bozzetto’s operations necessitate the production, use, handling, processing, storage and transportation of hazardous materials that subjects it to certain heightened risks. These materials can cause fatal personal injury, severe damage to and destruction of property and equipment, and environmental damage. If there is a successful class action or series of claims related to product liability or exposure from a product release that exceeds insurance coverage, it could have a material adverse effect on Bozzetto’s business, financial condition, and/or results of operations. A successful class action or series of claims related to product liability or exposure from a product could have a material adverse effect on Bozzetto’s reputation even in the event such successful class action or series of claims does not exceed insurance coverage. There can be no assurance that there will not be claims of injury by employees or members of the public due to exposure, or alleged exposure, to these materials from past, present, or future operations. In addition, some of the products Bozzetto produces or has produced may have adverse health consequences and may be subject to strict liability regimes. There can be no assurance of the amount or timing of any of these liabilities. Bozzetto’s manufacturing operations involves various risks, including the failure or substandard performance of equipment, natural disasters, suspension of operations and increased costs or requirements stemming from new government statutes, regulations, guidelines, and policies.
The nature of Bozzetto’s business as a manufacturer and distributor of specialty chemical subjects Bozzetto to heightened compliance requirements with respect to applicable environmental laws. Bozzetto meets environmental, health and safety regulations in the jurisdictions we operate in, and where our products are shipped and sold. Bozzetto constantly monitors sites to ensure compliance with environmental, health, and safety requirements, and to assess the liability arising from the need to adapt to changing legal and regulatory demands. Environmental and operational registrations, licences, permits, inspections, and other approvals are required to operate Bozzetto’s business. The loss or delay in receiving a significant permit or licence or the inability to renew it could have a material adverse effect on Bozzetto’s business, financial condition, and/or results of operations. Bozzetto’s facilities may be involved in administrative and judicial proceedings and inquiries relating to environmental, health, and safety requirements from time to time. Future proceedings or inquiries could have a material adverse effect on the business, financial condition, and/or results of operations. Bozzetto may also be subject to remedial environmental and litigation costs related to unknown and unforeseen environmental impacts that arise from operations and from former operations at its sites. These costs could have a material adverse effect on our business, financial condition, and/or results of operations. Bozzetto is also subject to a particular regulatory environment surrounding decommissioning of its facilities, there are significant uncertainties including eventual timing of and costs for these obligations which could

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RISKS AND UNCERTAINTIES AFFECTING THE BUSINESS (continued)

differ from initial estimates. Changes to existing environmental, health, and safety requirements or the adoption of new environmental, health, and safety requirements, changes to the enforcement of environmental, health, and safety requirements, and the discovery of additional or unknown conditions at facilities owned, operated or used by Bozzetto, to the extent not covered by indemnity or insurance, could have a material adverse effect on our business, financial condition, and/or results of operations. In particular, Bozzetto operates in jurisdictions where legislative initiatives relating to greenhouse gas (GHG) and other emissions are being considered or adopted. Although it is difficult to know what final regulations may be passed in the jurisdictions where manufacturing facilities are located, Bozzetto could face increased capital and operating costs to comply with emissions regulations and these costs could be material. The potential impact of current and proposed environmental laws and regulations is uncertain. Bozzetto cannot predict the nature of these requirements and the impact on its business, but proposed regulations or failure to comply with current and proposed regulations could have a material adverse impact on business, financial condition, and/or results of operations by substantially increasing capital expenditures and compliance costs, affecting Bozzetto’s ability to meet financial obligations. It may also lead to the modification or cancellation of operating licences and permits, penalties, and other corrective actions.
In addition, the transportation of raw input chemicals and Bozzetto’s manufactured chemical products are subject to industry-specific constraints and regulations. Bozzetto relies on shipping, rail and truck transportation to ship raw materials to manufacturing facilities and to deliver finished products to customers. These transportation methods expose Bozetto to a number of risks, including the risk of loss of life or property caused by product release during an accident, higher costs due in part to changes in regulations and service slowdowns, delay, and/or interruptions that can affect operations. Bozzetto enters into contracts that require appropriate safety standards and levels of insurance. Shipping, trucking and rail carriers may require Bozzetto to provide additional insurance and accept certain mandated or contractual liabilities. There can be no assurance, however, that insurance coverage will be adequate to compensate for cover certain transportation-related risks, like accidental spills or releases during transit. There is a continued and increasing regulatory focus on the transportation of hazardous products. Certain of Bozzetto’s chemical inputs and products may be classified as hazardous products. Bozzetto cannot predict the additional requirements and costs that may result from increasing regulation, nor can costs and their impacts on Bozzetto’s operations be predicted.
Bozzetto engages with several significant customers and suppliers, and can be no assurance that Bozzetto will maintain relationships or continue to obtain supply from, or serve, a customer or supplier at current levels. In addition, there is no assurance that any new agreement Bozzetto will enter into to supply, purchase, or share services or facilities will have terms as favourable as those contained in current arrangements. If a distributor, customer or supplier fails to renew its contract, Bozzetto may have surplus facilities or inventory. If contracts are terminated between certain suppliers, distributors or customers, Bozzetto may be unable or delayed in obtaining the full benefits expected under these arrangements. Industrial chemicals sold by Bozzetto, as well as those purchased as raw materials, are both subject to market price fluctuations that may be beyond Bozzetto’s control. There can be no assurance that the price of the raw materials will not increase in the future. If suppliers fail to perform or ceases production of one of these key raw materials, their availability could be limited. Fluctuations in the price of the raw materials could have a material adverse effect on Bozzetto’s business, financial condition, and/or results of operations.

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RISKS AND UNCERTAINTIES AFFECTING THE BUSINESS (continued)

Controlling Investor Risks

As the controlling shareholder in Cortland International and Bozzetto, Aimia may be exposed to various risks in connection with its investment. Such risks include, in addition to those mentioned specifically mentioned in sections Cortland International and Giovanni Bozetto S.p.A., above, associated with: limited financial resources and access to capital at desired levels and on acceptable terms; commodity price risk; interest rate risk; inflationary pressure; reliance on governmental funding; ability to execute its strategic, transformation or restructuring plans or to effectively integrate acquired businesses, as applicable; reliance on key management or other personnel; exposure to one or a limited number of suppliers or customers; risk of displacement or obsolescence of its products or services; competitive dynamics in its industry or sector; risk of rebuilding and replacing legacy systems; risk of fraud or wrongdoing by operating company management; risk of challenged tax structures or changes in taxation laws and policies; risks relating to local government instability and regional or geopolitical tensions; changes to labour and employment conditions; changes to climate and environmental conditions; compliance with environmental laws and regulations; foreign investment regimes; government security and export controls; excise and sanction laws; anti- corruption laws; and protectionist measures, tariffs and trading quotas/restrictions. Cortland International and Bozzetto’s manufacturing, supply chain, and customer base are international in nature, which exposes each to related potential risks. See the Foreign Operations & Regulatory Matters and Currency Fluctuations risks discussed below, which equally apply to Cortland International and Bozzetto. If any of the abovementioned risks materialize, they could adversely affect Cortland International and Bozzetto’s business, financial condition and results of operations, which could in turn adversely affect the business, financial condition and/or the market price for Aimia’s securities.

Integration Risks

Aimia may face additional specific risks in connection with the acquisition of a controlling stake in each of Cortland International and Bozzetto. Although Aimia believes that each of Cortland International and Bozzetto’s operations can be successfully integrated, there can be no assurance that this will be the case. Cortland International and Bozzetto could face impediments in their ability to implement integration strategies. The integration process may also require substantial attention from Aimia’s management and divert its focus and resources from other strategic opportunities and from operational matters, in particular given the size of each acquisition relative to Aimia’s other investments. The successful integration of Cortland International and Bozzetto will also require cooperation between the employees of Aimia, Cortland International and Bozzetto, and is subject to the risk that personnel from Cortland International and Bozzetto’s existing business may not be able to work together successfully, including potential risks to Aimia’ corporate culture, which could adversely impact Aimia’s business, prospects, financial condition, results of operations and cash flows. Aimia has retained most personnel of Cortland International and Bozzetto to continue to manage and operate their respective businesses following each acquisition. Aimia will compete with other potential employers for employees, and it may not be successful in keeping the services of the employees that it needs to realize the anticipated benefits of each acquisition.

Wind Down of MIM

Aimia is in the process of winding down of MIM. The process of winding down MIM involves numerous risks and uncertainties, including, but not limited to: the costs and timing associated with such wind down; costs and potential liabilities associated with employment and other related matters involving employees or former employees; the quantum of MIM’s liabilities and the potential for tax liabilities or other contingent liabilities to arise in connection with

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the wind down; the regulatory process and oversight associated with the wind down and the resolution of any known or unknown claims which may be asserted against MIM and/or its managing member (which is wholly-owned by Aimia). Aimia may be required to assume certain costs and liabilities of MIM in connection with the wind down. There can be no assurance that an orderly wind down of MIM will occur, or if it does occur, how long such process will take and what funds, if any, will be remaining to be distributed to Aimia upon completion of the wind down.

The execution of the strategic plan

On April 29, 2020, Aimia announced that, following the comprehensive strategic review process undertaken by a special committee of independent directors (the “Special Committee”), the Board of Directors approved the Special Committee’s recommendation that Aimia focus on making long-term investments in public and private companies, on a global basis, through controlling or minority stakes. The targeted companies will exhibit durable economic advantages, evidenced by a well-established track record of substantial free cash flow generation over complete business cycles, guided by strong, experienced management teams.

There can be no assurance that the strategic plan will succeed in whole or in part. Implementation of this plan presents various managerial, organizational, administrative, operational and other challenges. Aimia has a very lean senior leadership team upon which the successful execution of the strategic plan is dependent. The strategic plan may be affected by the following items:

•	Aimia’s ability to source, diligence, analyze and execute upon accretive, cash-flow generative new investment and/or acquisition targets, particularly with a lean senior leadership team; and

•	Aimia’s ability to recruit, develop, motivate and retain talented employees as required to implement and execute the strategic plan.

If Aimia is unable to successfully execute on any or all of the initiatives contained in the strategic plan, its revenues, operating results, profits and asset values would be adversely affected. Further, even if Aimia successfully implements such plan, there can be no guarantee that it will be able to achieve its intended long-term growth, profitability and asset values, including generating and/or enhancing revenues, operating results and profitability. Modifications to the strategic plan may be required to achieve such objectives. Further, while Aimia currently has sufficient resources to undertake its strategic plan, there can be no assurance that its financial resources will continue to be sufficient in the future to fund potential new investment and/or acquisition opportunities and, consequently, Aimia may be required to obtain additional financing in order to successfully implement its strategic plan. Failure to secure any such financing may result in delays in implementing the strategic plan and, if required funding is unavailable, or only available on unfavourable terms, Aimia’s ability to pursue its business strategy may be adversely affected and consequently Aimia’s business, financial condition and results of operation may be adversely impacted.

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Investment risks, including in connection with how and when to deploy and invest Aimia’s cash and other liquid assets

Aimia is a holding company with a focus on making long-term investments in public and private companies, on a global basis, through controlling or minority stakes. The nature and timing of the use of Aimia’s cash, other sources of liquidity and investments in implementing its strategic plan will be determined by Management and the Board at their discretion, and there can be no certainty, and Aimia cannot provide any assurance as to how, and when, such investments will be made and, if made, whether such investments will be successful and provide a satisfactory return above its cost of capital.

The success of Aimia’s investment strategy will depend, in part, on Aimia’s ability to:

•	identify suitable investments;
•	complete the investments on acceptable terms (including acceptable levels of valuation) and within expected time frames; and
•
capitalize and execute on such investments, including integrating the acquisitions, and creating and executing on cost-saving and other synergies between new businesses acquired and Aimia’s existing businesses and investments.

Valuation of certain investment opportunities, particularly investments in private issuers, may involve subjective determinations and the use of multiple valuation methodologies. As a consequence of imperfect information, valuations of private issuer investment opportunities are inherently uncertain and may fluctuate prior to or during an equity investment. As a consequence, Aimia may not be able to identify or accurately valuate appropriate investments. The fair market value of investments may also fluctuate and not be represented in the realized value of investment positions on disposition.

Market Price and Trading Volume of the Common Shares and Preferred Shares

The market price and trading volume of the common shares and/or the Preferred Shares may materially decrease or experience increased fluctuation due to a variety of factors, primarily in connection with the level of Aimia’s success in executing on its strategic plan. In addition, Aimia’s financial performance may be impacted by general market conditions of the worldwide economy that are outside of its control. These include, without limitation, fluctuations in the market prices and trading volumes of securities, actions by market actors, interest rates, availability of credit, national and international political events, economic instability, regulatory changes and actions by regulatory authorities, changes of law, war, terrorism, natural disasters, disruption of supply chains and climate change.

The effects of these and other factors on the market prices of the common shares and/or the Preferred Shares may result in volatility in the trading prices of the common shares and/or the Preferred Shares of Aimia, as well as volatility in the value of its equity investments. The market price of the common shares and/or the Preferred Shares may be affected by numerous factors beyond the control of Aimia. There can be no assurance that the market price of the common shares and/or the Preferred Shares will not materially decrease or experience significant fluctuations in the future, including fluctuations that are unrelated to the Corporation’s performance.

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Prior Performance Not Indicative of Future Results

The success of Aimia’s prior investments may not necessarily be indicative of future results. There can be no assurance that successful investments opportunities continue to materialize or be properly assessed, or that past investments continue to generate profitable results. There is a possibility that any individual or the totality of Aimia’s positions results in a loss.

Capital Requirements and Dilution

Aimia and the companies in which Aimia invests ("Investees") may be required to raise additional debt or equity funds through public or private financing, strategic relationships or other arrangements, including debt financing, for a variety of purposes, including business acquisitions, to capitalize on unanticipated opportunities, as well as to respond to competitive pressures. Additional equity funding by Investees may reduce the percentage ownership interest of the Corporation in such Investees.

Investment Strategy Risks

In order to effectively capitalize on investment opportunities, Aimia may engage in certain investment strategies that increase the potential for both gains and losses as part of its holding company and investment management activities. The use of special investment techniques such as leverage, hedging, derivatives, or short selling may incur additional particular risks depending on market conditions, timing, availability of credit, or external market forces.

Expedited Transactions

From time to time, Aimia may make investment decisions on an expedited timeline in order to take advantage of particular time-sensitive opportunities. Aimia may conduct analyses or valuations on shorter timelines using limited information, which may incur additional risks due to the lack of complete or sufficiently detailed information.

Cash and Cash Equivalents

Aimia currently holds cash and liquid assets and may hold them at any given time. These cash assets may be held in interest-bearing accounts or through financial instruments held by third parties. Adverse impacts on financial markets, or events outside of Aimia’s control may result in a potential loss of assets held by third parties in the event of the failure of a financial institution.

Credit Risk

Aimia may extend credit, commercial loan, financing, or debenture agreements to its existing Investees or as part of its investment strategy. As a consequence of this lending activity, borrowers may be incapable or unwilling to make principal and interest payments on outstanding debt obligations. Insolvency, bankruptcy, or a failure of Borrowers to meet their debt obligations may result in adverse effects on Aimia’s financial performance and cash flows.

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Competition

Aimia’s investment activities compete with a number of investment funds, banks, as well as strategic and institutional investors for investment opportunities. Competition may reduce the number of investment opportunities available to Aimia and may lead to unfavorable terms as part of any investment, including high purchase prices, or acquire any suitable investments that it identifies. Aimia’s asset management activities, through its subsidiary Mittleman Investment Management, compete in an active and growing industry. As a consequence, competition could have an adverse effect on management and performance fees with a negative impact on Aimia’s overall earnings. In addition, Aimia’s Investees may encounter competition both locally and internationally that may impact their performance and in turn impact Aimia’s return on investment.

Investment Partnership Risks

Aimia’s engagement in certain minority equity stakes, such as Clear Media Limited and Kognitiv, and Aimia’s engagement in certain controlling equity stakes incur additional risks from third-party involvement. Third party investors in Aimia’s Investees may incur financial, regulatory, reputational risks, or liability through their conduct in a manner that is outside of Aimia’s control. Third party investors may also object to decisions or actions involving Investees that are contrary to Aimia’s business interests.

Aimia’s relationships with its partners in certain of its investments, such as Kognitiv Corporation, are governed by shareholders’ and investor rights agreements that set forth the shareholders’ rights and obligations, and typically contain transfer restrictions. Certain provisions of these shareholder agreements are complex, and the agreements are often governed by the laws of foreign jurisdictions. Disputes may arise between the shareholders. Aimia may incur significant costs, including legal fees, in exercising its rights under the shareholders’ agreements in the event of disputes, and there can be no assurance that such disputes will be resolved in Aimia’s favor.

Reliance on Investees Management

Aimia is currently engaged in certain minority equity stakes through its investments in Clear Media Limited and Kognitiv. Aimia may be involved in certain matters related to strategic planning, the identification, negotiation and implementation of material acquisitions or capital markets transactions, the development of transformation, restructuring and other business plan and similar material matters but ultimately, Aimia relies on its Investees management to produce operating and financial results. The management of Aimia’s Investees may therefore engage in business, financial, or management decisions which impact the profitability of the Investee to the detriment of Aimia’s financial position. Aimia’s inability to effectively manage the risks associated with the conduct of Investees may adversely impact Aimia’s profitability and growth prospects.

In addition, Aimia’s activities as a holding company involves a degree of reliance on the management of Investees to adequately assess and mitigate risks specific to their industry sectors and business activities. Aimia’s Investees operate in diverse industry and geographic sectors, and Aimia may retain a minority equity stake in Investees. Aimia relies on the effectiveness of management appointed to its controlling equity stake Investees to take appropriate financial and managerial decisions appropriate for the market conditions they are situated in. The methodologies, application, and considerations used by Investees in their risk management practices may not adequately take into account relevant factors including, without limitation, operational, economic, political, market conditions, strategic and

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regulatory risks. A failure on the part of Investee management to adequately assess risks may have an adverse impact on Aimia’s financial conditions and profitability.

Private Issuer Investment Risks

As a long-term holding company, Aimia’s business activities include investments in the securities of private issuers. Private issuers are not subject to the same disclosure requirements as public issuers and as a consequence, investment decisions may be made on limited information. Informed investment decisions are dependent on Aimia’s due diligence processes, as well as reliance on the management of the target investee company to deliver accurate and complete information. The valuation of private companies is inherently difficult because of a certain level of uncertainty in the assumptions used to determine the fair value of these investments. As a consequence, the potential profitability of a private issuer may not materialize as initially predicted, which may cause a decline in Aimia’s profitability.

Investments in private issuers are also subject to factors that are outside of Aimia’s control including, but not limited to, inflation, availability of advantageous credit and financing opportunities, reliance on key and skilled personnel, employment matters, industry-specific risk factors, internal processes, competition, customer engagement and retention, regulatory compliance, taxation, effective management integration, production risks, technological displacement, research and development risks, data privacy, and litigation risk. Private issuer Investees may also become engaged in voluntary or involuntary bankruptcy or insolvency proceedings that create additional risks concerning the realization of Aimia’s equity investments, debt repayments, litigation, and profitability.

Public Issuer Investment Risks

Aimia may also acquire equity interest in the securities of public issuers through investment or if private issuer Investees become public. The value of investments in public issuers may be materially impacted by market conditions, availability of credit and debt, and the issuance of securities. Public issuer corporations are also subject to a variety of global market fluctuations that may impact the value of share prices, availability of credit, and financing opportunities. Public issuers may also dilute existing equity investments through the issuance of new securities, which may impact the value and profitability of equity investments.

Follow-On Investments

As part of Aimia’s investment in target investee companies, Aimia may benefit from the opportunity to provide additional equity to an Investee through the exercise of a warrant right for the purchase of additional securities, or additional diluted or non-diluted investment mechanisms. Aimia cannot guarantee that these rights will be exercised, nor that Aimia will be in a financial position to exercise these rights when they arise. Moreover, Aimia may not exercise these rights to invest even if Aimia is in a financial position to do so. Aimia may invest in other opportunities, or choose not to exercise these rights to diversify its holdings. Discretionary actions to exercise or not exercise rights to additional investment may result in the failure to capitalize on future profitability of an Investee, or cause additional exposure in a manner that adversely impacts Aimia’s profitability.

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Concentration Risks

Concentration risk is the risk of particular exposure to the downturn in certain industry sectors, geographic regions or investment positions. Aimia’s investment strategy may concentrate on particular industries, geographic regions, or corporations which may not be diversified. Market fluctuations and adverse events with a particular impact on a given market sector may cause a decline in the fair market value of Aimia’s largest investments and have a material impact on its earnings.

Holding Company Liquidity Risks

Aimia makes certain investments in the securities of private companies and illiquid securities. These investments may offer relatively high potential returns, but may also be subject to a relatively higher degree of risk. From time to time it may be in the best interests of Aimia to exit these investments. However, securities of private companies and illiquid securities may not have a ready market and Aimia may not be able to sell such securities at acceptable prices on a timely basis or at all. Illiquidity may limit Aimia’s ability to realize a return or to vary components of its investment portfolio promptly in response to changing conditions.

As a holding company, Aimia’s ability to meet its obligations, including payment of operating expenses and dividends, depends in large part on dividends from its principal investments. Dividends from these investments are dependent on the operating performance, profitability and financial position of these investments. Reductions in the operating performance, profitability or financial position of Aimia’s investments, or the inability to monetize investments in a timely manner, may negatively impact our ability to meet our obligations.

Reliance on Key Personnel

Aimia has a very lean senior leadership team. Aimia’s strategic plan relies on such team and requires it to have a hands-on operational approach to managing existing businesses and portfolio companies in which Aimia invests. Aimia’s success depends on the abilities, experience, industry knowledge and personal efforts of its Management and other key employees, including the ability to retain and attract skilled employees at appropriate compensation levels as Aimia develops and grows pursuant to its strategic plan. In addition, the success of Aimia’s operations in foreign markets also relies on the ability of Aimia to attract and retain qualified employees and executives with relevant local experience and industry-specific expertise.

The loss of the services of members of our Management team, and any other key employees, could have a material adverse effect on our business, financial condition or future prospects. Aimia’s strategic plans may also put additional strain and demand on senior Management and key employees and produce risks in both productivity and retention levels. In addition, we may not be able to attract and retain additional qualified management as needed in the future.

Operational Risks

Aimia is subject to certain operational risks due to the nature of its business activities as a holding corporation, and is dependent on its management, key personnel, and processes. These include, without limitation, human errors, documentation errors, breach of regulatory obligations, failures of internal processes, fraud or negligent conduct, and improper disclosure during the ordinary course of its investment and wealth management activities. Aimia’s code of conduct and internal processes mitigate against these risks, but a certain degree of operational risk is inevitable in the

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process of Aimia’s business activities. Aimia’s portfolio companies may face similar operational risks according to the nature of their business activities. A failure to adequately assess operational risks may lead to adverse impacts on Aimia’s financial position, legal and regulatory consequences, and reputational damage.

In addition, Aimia is dependent on the proper functioning of its business infrastructure and information systems. These include software, technology, and telecommunications systems necessary for the efficient conduct of Aimia’s business activities. A failure in these key systems, including the event of a cybersecurity or data security incident, may lead to financial losses, interruptions of service, breach of confidential information, and reputational damage, all of which may have an adverse impact on profitability and financial positions.

Uncertainty of Dividend Declarations and/or Payments on either Common Shares or Preferred Shares

Given the Corporation's strategic plan to focus on long-term investments in public and private companies, on a global basis, through controlling or minority stakes, Aimia currently has no intention of resuming the declaration and payment of regular dividends on its common shares in the foreseeable future as it intends to deploy and invest its cash and other sources of liquidity in the implementation of its strategic plan.

Furthermore, while Aimia is, as of the date hereof, up to date on the declaration and payment of the quarterly dividends on our outstanding Preferred Shares, any future decision and/or inability by Aimia to declare and/or pay dividends on our Preferred Shares could have an adverse effect on the trading price or value of such shares.

Under the terms of Aimia’s Preferred Shares, Aimia is subject to tax under Part VI.1 of the Income Tax Act (Canada) (the “ITA”) associated with dividends paid on its Preferred Shares. For corporations subject to Part VI.1 tax, there is an equivalent Part I tax deduction. As permitted under the ITA, a corporation may allocate its Part VI.1 tax liability and equivalent Part I tax deduction to its related subsidiaries. Aimia can provide no assurance that under its newly announced strategic plan, it will have sufficient taxable income and equivalent Part I tax available to be reduced from the Part VI.1 tax associated with future dividends paid on the Preferred Shares. If there is no equivalent Part I tax reduction, Aimia or its remaining related Canadian subsidiary will have non-capital losses that can be carried forward under rules specifically provided under the ITA. See “Risks and uncertainties affecting the business - Tax losses”, below.

As a result of Preferred Shares dividend payments, Aimia will be liable to pay Part VI.1 tax at a rate of 40% of these dividends payments. Aimia can provide no assurance that it will be able to recover or mitigate the effect of any Part VI.1 tax that is required to pay in respect of the 2020 tax year, and any such recurring Part VI.1 tax would adversely impact Aimia’s earnings and liquidity.

Classification as a “passive foreign investment company” (a “PFIC”) for United States (“U.S.”) federal income tax purposes for any prior taxable year or during the current taxable year.

In general, a non-U.S. corporation will be a PFIC with respect to a U.S. holder of shares if, for any taxable year in which the U.S. shareholder holds shares, either (i) at least 75% of the corporation’s gross income (without reduction for operating expenses) for the taxable year is passive income or (ii) at least 50% of the average value of its assets is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income

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includes, among other things, dividends, interest, rents or royalties (other than certain rents or royalties derived from the active conduct of a trade or business), annuities, and gains from assets that produce passive income. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

PFIC classification status depends upon the composition of a non-U.S. corporation’s income, assets and activities from year-to-year as well as the application of complex U.S federal income tax rules, which are subject to differing interpretations. Based on its income, assets, and activities, Aimia does not believe that it was a PFIC for the taxable years ending December 31, 2022 and December 31, 2021. In addition, Aimia believes that it should not be a PFIC for the taxable year ending December 31, 2023. However, this determination is factual in nature and cannot be made until the close of the tax year in question. Therefore, no assurance can be provided that Aimia has not been, and will not be, a PFIC for any prior taxable year nor during the current taxable year. If Aimia were a PFIC for any taxable year in which a U.S. shareholder held shares, then the U.S. federal income tax consequences could be materially and adversely worse for such holder of shares as compared to if Aimia is not a PFIC.

If Aimia were a PFIC for any taxable year during which a U.S. shareholder held shares, and such U.S. shareholder does not make a “mark-to-market” election or a “qualified electing fund” election (each discussed below), then generally any gain recognized by such U.S. shareholder upon the sale or other disposition of shares would be allocated ratably over such holder’s holding period for the shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before Aimia became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year (without reducing such amount for offsetting deductions or losses) would be subject to tax at the highest rate on ordinary income in effect for individuals or corporations, as appropriate for that taxable year, and an interest charge would be imposed on the resulting tax liability. Further, to the extent that any distribution received by a U.S. shareholder on its shares exceeds 125% of the average of the annual distributions on the shares received during the preceding three years or the U.S. shareholder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. The favourable U.S. tax rates generally applicable to long-term capital gains with respect to dividends paid to noncorporate U.S. shareholders would not apply.

A U.S. shareholder that owns shares in a PFIC can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its shares, provided that the shares are “marketable.” Shares will be marketable if they are “regularly traded” on a “qualified exchange” or other market within the meaning of applicable Treasury regulations. If a U.S. shareholder makes the mark-to-market election, it generally will recognize as ordinary income any excess of the fair market value of the shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. shareholder makes the election, the holder’s tax basis in the shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of shares in a year when Aimia is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to- market election).

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In addition, a U.S. shareholder that owns shares in a PFIC can also avoid certain of the adverse rules described above by making a “qualified electing fund” election (a “QEF Election”) with respect to such PFIC if the PFIC provides the information necessary for such election to be made. If a United States person makes a QEF Election with respect to a PFIC, the United States person will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC and will not be required to include such amounts in income when actually distributed by the PFIC. Aimia does not currently plan to provide information necessary for U.S. shareholders to make QEF Elections. Subject to certain exceptions, if a U.S. shareholder were to own shares during any taxable year in which Aimia is a PFIC, that holder generally will be required to file IRS Form 8621 both with respect to Aimia and with respect to any lower-tier PFICs. Significant penalties are imposed for failing to file IRS Form 8621, and the failure to file such form may suspend the running of the statute of limitations for U.S. federal income tax purposes.

U.S. shareholders are urged to consult their own tax advisors regarding the adverse tax consequences if Aimia were a PFIC for any relevant taxable year.

Tax losses

Aimia is carrying forward both operating and capital tax losses that it may be able to utilize in the future. There can be no certainty that Aimia will be able to utilize these losses going forward and the value of these losses could be adversely impacted in many ways, including changes in tax legislation. In addition, certain of the losses carried forward will expire if not used within a certain period of time. If there were to be a change of control of the Corporation as defined under applicable tax laws, such a change of control could significantly reduce the value of the tax losses being carried forward, in some cases reducing them to nil.

Technological Disruptions and Inability to use Third-Party Software and Outsourcing

In order to achieve cost and operational efficiencies and to have access to leading processes and solutions, specialized expertise and innovation, we outsource to third-party vendors many of the information technology systems and other services that are integral to our operations. A failure to adequately manage our third-party service providers or to monitor our third party service providers’ compliance with regulatory or legal requirements could result in economic and reputational harm to us. There is also a risk that the confidentiality, privacy and/or security of data held by third parties or communicated over third party networks or platforms could become compromised, which could significantly harm our business even if the attack or breach does not impact our systems. In addition, the management of multiple third-party vendors increases our operational complexity and decreases our control.

Research and Technology Development Risk

The due diligence and research processes involved in the assessment of potential investment opportunities and the performance of investment opportunities results in considerable resources being deployed. In some cases, the due diligence process may reveal risks in an investment opportunity that result in Aimia discontinuing research in favor of other opportunities.

Aimia relies on a number of information technology platforms and systems in order to adequately assess investment opportunities. In addition, a number of Aimia’s investee corporations are engaged in software, technology and

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industrial production methodology development that may incur significant costs. A disruption in the capacity of either Aimia or its Investees to adequately source and track technological developments may lead to the loss of competitive advantage or profitability. In addition, the failure of research and development projects to produce market-ready and profitable applications of newly developed technology may impact the earnings and profitability of Aimia’s investee corporations.

Reputational Risk

Reputational risk is the potential that adverse publicity, whether true or not, may cause a decline in a corporation’s performance due to damage to its corporate image. Aimia’s earnings, liquidity, share price, or client base of Aimia’s Investees may be negatively impacted in the event that negative publicity is associated with Aimia or with Aimia’s Investees. This risk is heightened in cases where Aimia’s investee portfolio contains minority positions in Investees such that Aimia does not have significant control over the management of investee company’s conduct. Reputational risk cannot be managed in isolation, as it often arises as a results of operational, regulatory or other risks inherent to its business or Aimia Investees’ business. For these reasons, Aimia's framework for reputational risk management is integrated into all other areas of risk management and is a key component of Aimia’s code of ethics of which Aimia's employees are expected to observe. Aimia places a high emphasis on safeguarding its reputation, as once compromised, it can be difficult to restore.

Conflicts of Interest

Due to the nature of Aimia’s activities as a holding corporation, Aimia relies on its key personnel to identify investment opportunities with long-term growth potential. In addition, members of Aimia’s board of directors will, from time to time, in their individual capacities, deal with parties with whom the Corporation may be dealing or may be seeking investments similar to those desired by the Corporation. The management of Investees in which Aimia has a minority equity stake may engage in business decisions at the company or individual level that conflict with Aimia’s overarching interests. Directors or officers of the Corporation, its subsidiary, and Investees may also be directors or officers of companies that conflict with the business interests of Aimia or its subsidiaries. Applicable corporate law contains conflict of interest provisions requiring members of the board of directors to disclose their interests in certain contracts and transactions and to refrain from voting on those matters. In addition, Aimia has sought to mitigate any real or perceived conflicts of interest by contractually requiring its management team to refrain from engaging in activities that may give rise to such conflicts of interest. Aimia’s Code of Ethics, applicable to all of Aimia’s directors, officers and employees, also provides (i) the general rules applicable to common conflicts of interest, (ii) that Aimia’s directors, officers and employees have to disclose to the Corporation any situation that arises that is, or could be, an actual, perceived or potential conflict of interest, and (iii) that all employees must annually complete an Acknowledgement confirming compliance with the Code of Ethics. Finally, any material conflicts of interest identified to Aimia’s board of directors may be dealt with by way of the establishment of a special committee of Aimia’s board of directors, to provide additional safeguards.

Escrow Shares and Contingent Shares

On June 19, 2020, Aimia acquired all outstanding shares of Mittleman Brothers LLC, the parent company of Mittleman Investment Management, LLC (“MIM” and the overall transaction, the “Mittleman Acquisition”). The consideration for the Mittleman Acquisition consisted of US$4.6 million paid in cash at closing of the acquisition (the

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“Acquisition Closing”) and up to approximately 4.2 million common shares of Aimia. The consideration in common shares of Aimia includes 1.5 million common shares issued to the sellers (the “Management Sellers”) (collectively, the “Sellers”) at the Acquisition Closing and up to 2.7 million common shares that will be issued to the Sellers subject to achievement of certain earn-out and performance related targets. Of those 2.7 million common shares, 1.6 million common shares are subject to forfeiture and/or clawback clauses, and have already been issued and deposited in escrow (the “Escrow Shares”). The remaining 1.1 million common shares will be issued upon achieving the performance related targets (the “Contingent Shares”).

The Escrow Shares and the Contingent Shares are linked to two (2) performance targets (the “Performance Targets”): (i) the volume weighted average price of the common shares of Aimia on the TSX for any 20 consecutive trading day period being equal to or higher than $6.00, and (ii) a significant increase in MIM’s assets under management (“AUM”). For the Escrow Shares and the Contingent Shares to be released in full, one (1) of the two (2) Performance Targets has to have been achieved before the 4th anniversary of the Acquisition Closing. If none of the Performance Targets are met, no Contingent Shares will be issued, a portion of the Escrow Shares will be forfeited and the remaining portion of the Escrow Shares will be remitted to the Sellers.
In addition, a portion of the Escrow Shares allocated to Philip Mittleman and Chris Mittleman can be clawed back by Aimia under certain circumstances tied to their respective employment agreements (the “Clawback”). Given the settlement with Mr. Chris Mittleman, the 485,053 escrow shares will be cancelled. As of December 31, 2023, the Escrow Shares have not been cancelled yet. In addition, Mr. Chris Mittleman is no longer entitled to his 291,032 Contingent Shares in connection with the MIM acquisition.
While the Management Sellers in their capacity as members of Aimia’s management team and board of directors are required to act in the best interests of Aimia and to recuse themselves from material discussions by the board of directors on the above matters, their ability to act in their own interests in order to meet one of the Performance Targets and to receive all Escrow Shares and Contingent Shares and/or to avoid the Clawback may create a conflict of interest between Aimia, on the one hand, and such Management Sellers, on the other.

Financial Fraud

Instances of fraud and other deceptive practices committed by Aimia's personnel or by senior management or employees of the businesses in which we invest may materially and adversely affect Aimia's or their financial condition, reputation and prospects and, in the case of Aimia's investments, the value of Aimia's investments. Instances of fraud may also undermine Aimia's due diligence efforts such that Aimia may make investments that it would otherwise not have made or would have made on significantly different terms. Misconduct by employees could include entering into binding transactions that exceed authorized parameters or present unacceptable risks, or, in certain contexts, the concealment of unauthorized or unsuccessful investment activities. It is not always possible to deter fraud or other deceptive practices and the systems in place to prevent and detect such activity may not be effective in all circumstances.

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Insurance

Regardless of Aimia's effectiveness in monitoring and administering established compliance policies and procedures, the Corporation, and any of its directors, officers, employees and agents, may be subject to liability or fines which may limit the ability of each to conduct business. Aimia maintains various types of insurance to cover certain potential risks and continuously evaluate the adequacy of this coverage. In recent years, the cost of obtaining insurance has increased significantly. There can be no assurance that certain insurance coverage will be obtainable on economic terms in the future.

Privacy Laws

Aimia is also subject to laws and regulations with respect to privacy regarding the collection, use, share or otherwise process personal information belonging to its clients, employees, consultants and third parties. These laws and regulations are subject to frequent modifications and require ongoing supervision in the jurisdictions in which Aimia operates. Failure to comply with such laws and regulations could lead to significant fines and penalties imposed by regulators, as well as claims by the Corporation’s employees, consultants or third parties.

Regulatory Matters – Asset Management

Through its wholly owned subsidiary Mittleman Investment Management, a part of Aimia’s business activities operates in the asset management sector as a registered Investment Adviser Firm. Regulatory and statutory changes at the provincial, state, and federal level in the United States and Canada concerning, without limitation, Investment Adviser designations, individuals (including high net worth), pooled investment vehicles, pension plans, and charitable organizations may increase compliance costs to the detriment of profitability. The actions of regulatory bodies may also increase the cost of compliance or have an adverse effect on Aimia’s profitability including the revocation or restriction on licenses to conduct certain business activities, fines, and suspensions or expulsions from involvement in certain market activities. Regardless of Aimia’s code of conduct and supervision of asset management activities, misconduct on the part of Aimia’s key personnel, employees, or agents may heighten the risk of legal action, limit the conduct of business, or have an adverse effect on Aimia’s reputation. Aimia maintains insurance to mitigate the potential risks associated with its asset management activities.

Foreign Operations and Regulatory Matters

A portion of the operations of portfolio companies in which Aimia has minority or controlling investments in are located outside of Canada in foreign jurisdictions including the United States, Europe, China and India, with Aimia’s corporate costs largely based in Canada. As a result, Aimia is subject to the risks of doing business internationally which may expose it to risks not ordinarily associated with business practices in North America.

Aimia is subject to various securities, anti-bribery, competition, labour, money-laundering, and tax laws as well as the decisions of regulatory bodies in the jurisdictions where it conducts its activities. Constraints may be applicable to Aimia as an international investor that subjects it to obligations by state authorities in addition to applicable investor categorizations. Changes in the regulatory regime through changes in the laws applicable to Aimia’s activities, as well as decisions by regulatory authorities may result in additional compliance costs.

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As Aimia seeks to capitalize on international investment opportunities as they arise, Aimia’s operations are based on the prevailing local laws, regulations and practice of the jurisdictions in which it and its Investees operate. Aimia’s Investees are subject to regulation and supervision by regulatory authorities in the jurisdictions in which they are licensed to conduct business and may encounter challenges and uncertainties in navigating the legal and regulatory environments with respect to, but not limited to, restrictions on production, restrictions on the movement of cash and other assets, price controls, export controls, currency remittance, income taxes, foreign investment and additional costs in obtaining necessary licenses, approvals and permits. Any failure to comply with applicable laws and regulations could result in fines, penalties, legal proceedings, or reputational harm.

For Investees in foreign jurisdictions, Aimia may face delays in repatriation of funds and investment income in Canada. Capital, proceeds of sales, and revenues realized from investments in Investees may be subject to regulatory restrictions and regulations with respect to foreign investment policy. A change in law or regulation or adverse political circumstances, governmental registration or approval for the repatriation of investment income, capital or the proceeds of sales may be required. In addition, if there is a deterioration in balance of payments or for other reasons, foreign regulatory bodies may impose temporary restrictions on foreign capital remittances abroad. Aimia may also be adversely affected by delays in, or a refusal to grant, any required governmental approval for repatriation of capital, as well as by the application to Aimia or to one (more more) of its Investees of any restrictions on investments. Aimia and its Investees may be subject to income tax and withholding tax, as may be applicable on the various streams of income earned directly or indirectly in foreign jurisdictions.

In the case of controlling investments in foreign jurisdictions, several factors including business practices, local cultural practices, information availability and familiarity with market conditions including changes to foreign laws and regulations, changes to tax exposure and liabilities, war, terrorism, civil unrest, expropriation, general changes in foreign economic markets and geopolitical conditions may have a material adverse impact on Aimia’s results of operations and financial condition.

Currency Fluctuations

Aimia's financial results are sensitive to the changing value of the Canadian dollar and foreign operations are sensitive to the fluctuations of other currencies. Aimia’s international investment strategy may lead to investments in corporations where the Canadian dollar is not the local currency, or revenues are derived from a variety of denominations other than the Canadian dollar. A significant depreciation in the value of the currency utilized in one or more countries where Aimia’s Investees maintain a significant presence may have an adverse effect on the results of operations or financial positions. Aimia and its Investees may utilize financial instruments or other arrangements to mitigate the impact of currency fluctuations, but may opt not to for operational or financial reasons. Similarly, a significant deterioration of the Canadian dollar relative to any of these other currencies could have a negative impact on Aimia's results of operations or financial position.

Legal Proceedings

The Corporation, its Investees, and/or their respective directors and officers may be subject to a variety of civil or other legal proceedings, with or without merit, which could adversely affect the business of the Corporation. Defence and settlement costs of legal claims can be substantial, even with respect to claims that are without merit. Some of these representations and warranties and indemnification obligations will not expire for a significant period of time or

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at all. While no claims have been made at this time in respect of these representations and warranties, there can be no guarantee that claims will not be made in the future. In addition, the disposition of certain equity stakes in the future may incur increased litigation risks. Aimia may be required to make certain representations, warranties, or indemnifications in connection with the financial condition of Aimia and its Investees to potential borrowers, creditors, investors, or purchasers. The disposition of equity stakes may also result in additional litigation risk due to Aimia’s position as a public issuer concerning the contents, accuracy, representations, divulgation, and publication of public disclosure documents.

Should any litigation or claims in which the Corporation, its Investees, and/or their respective directors and officers be determined against such party, such a decision could adversely affect the Corporation’s business, financial condition, results of operations and/or the market price for the securities of the Corporation. Even if the Corporation is involved in litigation or claim and has the matter decided in its favour, litigation or claim can redirect significant company resources. Management of the Corporation is committed to conducting its business in an ethical and responsible manner which it believes will reduce the risk of conflict and legal disputes with third parties. However, if the Corporation is unable to resolve any potential future legal disputes favourably, it could have an adverse impact on the Corporation’s business, financial condition and the results of operations.

Audits by Tax Authorities

In the ordinary course of business, the Corporation is subject to ongoing audits by tax authorities. While Aimia believes that its tax filing positions are appropriate and supportable, from time to time, certain matters are reviewed and challenged by the tax authorities. Taxes and other constraints that apply to Aimia may not apply to Investees in foreign jurisdictions that may have an impact on tax liabilities that impact disclosure and regulatory compliance. Increasing regulation of corporations with multinational operations through multilateral state mechanisms may impact Aimia adversely depending on the nature of the policies adopted in foreign jurisdictions and the practical implementations of such policies. Should an outcome of any such review or challenge materially differ from existing provisions, Aimia’s effective tax rate, its earnings, and its liquidity and working capital position could be materially affected (positively or negatively) in the period in which matters are resolved.

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NON-GAAP FINANCIAL MEASURES FOR INVESTMENTS

KOGNITIV

Kognitiv Adjusted EBITDA

Adjusted EBITDA for Kognitiv ("Kognitiv Adjusted EBITDA”) is earnings before net financial income (expense) and net income tax expense adjusted to exclude depreciation, amortization, shared-based compensation, restructuring expenses, business  acquisition/disposal related expenses and impairment charges related to non-financial assets.
Kognitiv Adjusted EBITDA is not a measurement based on GAAP, is not considered an alternative to net earnings in measuring profitability, does not have a standardized meaning and is not comparable to similar measures used by other issuers. A reconciliation to earnings before net financial income (expense) and net income tax expense is provided below.
Kognitiv Adjusted EBITDA is used by Aimia and Kognitiv's management to evaluate performance. Aimia and Kognitiv's management believe Adjusted EBITDA assists investors in comparing Kognitiv's performance on a consistent basis excluding depreciation, amortization, impairment charges related to non-financial assets, share- based compensation, which are non-cash in nature and can vary significantly depending on accounting methods as well as non-operating factors such as historical cost. Aimia and Kognitiv's management believe that the exclusion of restructuring and business acquisition/disposal related expenses assists investors by excluding expenses that are not representative of the run-rate cost structure of Kognitiv.

	Three Months Ended December 31,		Years Ended December 31,
(in millions of Canadian dollars)	2023	2022	2023	2022
Loss before net financial expense and income tax expense (b)	(3.7)	(8.5)	(21.6)	(40.1)
Depreciation and amortization	—	0.1	0.2	0.4
Share-based compensation	—	(1.3)	0.3	2.0
Restructuring expenses	1.1	3.8	3.6	5.4
Kognitiv's Adjusted EBITDA (a)(b)	(2.6)	(5.9)	(17.5)	(32.3)
(a)	A non-GAAP measure.
(b)	Loss before net financial expense and income tax expense as well as Kognitiv's Adjusted EBITDA are presented on a continuing operations basis, excluding discontinued operations.

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GLOSSARY

"Aeroplan" - means Aeroplan Inc. (formerly Aimia Canada Inc.);
"Aeroplan Program" - means the coalition loyalty program owned and operated by Aeroplan, which was sold on January 10, 2019;
"Aimia" or the "Corporation" - means Aimia Inc., and where the context requires, includes its subsidiaries and affiliates;
"Aeromexico" - means Aerovias de Mexico, S.A de C.V.;
"Bozzetto" - means Giovanni Bozzetto S.p.A.;
"Cortland" - means Cortland Industrial LLC;
"CRA" - means the Canada Revenue Agency;
"GAAP" - means generally accepted accounting principles in Canada which are in accordance with IFRS;
"IFRS" - means International Financial Reporting Standards;
"Kognitiv" - means Kognitiv Corporation, a Canadian B2B technology platform and services company;
"Limited Partners Capital Liability" - means the capital in Precog Capital Partners, L.P. that is not owned by the Corporation;
"MIM" - means Mittleman Investment Management LLC;
"PLM" - means PLM Premier, S.A.P.I. de C.V., together with its predecessor Premier Loyalty & Marketing, S.A.P.I. de C.V., owner and operator of Club Premier, a Mexican coalition loyalty program;
"Precog" - means Precog Capital Partners L.P., a Delaware limited partnership whose general partner and investment manager is MIM, that is consolidated in the Corporation's financial statements;
"RCUIDS" - means redeemable convertible unsecured Islamic debt securities;
"Tufropes" - means Tufropes Pvt Ltd. as well as substantially all the net assets of India Nets (acquired through Tufnets Pvt Ltd.).

ADDITIONAL INFORMATION

Additional information relating to Aimia and its operating businesses, including Aimia's Annual Information Form dated March 15, 2023, is available on SEDAR+ at www.sedarplus.ca or on Aimia's website at www.aimia.com under “Investor Relations”.